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                                                FILED PURSUANT TO RULE 424(b)(4)
                                                     REGISTRATION NO. 333-111121

    PROSPECTUS

                                  iBASIS, INC.
                        5,188,292 SHARES OF COMMON STOCK

    This prospectus relates to a prospectus previously filed in connection with the offer and sale of up to 5,188,292 shares of our common stock issuable upon conversion of certain warrants by the selling securityholders named in this prospectus:

    We will not receive any of the proceeds from the sale of securities by the selling securityholders.

    Our common stock is traded on the OTC Bulletin Board under the symbol IBAS. On November 8, 2004, the last sale price of our common stock, as quoted on the OTC Bulletin Board, was $2.78 per share.

          INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK.
 YOU SHOULD PURCHASE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR
                                  INVESTMENT.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS NOVEMBER 9, 2004.

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                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................       3
Summary Condensed Consolidated Financial Information........       5
Risk Factors................................................       6
Forward Looking Statements..................................      18
Use of Proceeds.............................................      18
Market for Our Common Stock.................................      18
Dividend Policy.............................................      19
Selling Securityholders.....................................      19
Selected Consolidated Financial Information.................      22
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................      23
Quantitative and Qualitative Disclosures About Market
  Risk......................................................      43
Business....................................................      44
Management..................................................      56
Certain Relationships and Related Transactions..............      64
Principal Stockholders......................................      65
Description of Securities to be Registered..................      68
Plan of Distribution........................................      71
Legal Matters...............................................      73
Where You Can Find More Information.........................      74
Index to Condensed Consolidated Financial Statements........     F-1

    We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. Neither this prospectus nor any prospectus supplement is an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction where an offer or solicitation is not permitted. No sale made pursuant to this prospectus shall, under any circumstances, create any implication that there has not been any change in our affairs since the date of this prospectus.

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                               PROSPECTUS SUMMARY

    This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in shares of our securities. You should read this entire prospectus carefully, including "Risk Factors" beginning on page 7 and our financial statements and the notes to those financital statements beginning on F-1 before making an investment decision.

                                  ABOUT iBASIS

        We are a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services. Our continuing operations consist of our Voice-Over-Internet-Protocol, or VoIP, business. We offer wholesale services through our worldwide network to carriers, telephony resellers and others around the world by operating through various service agreements with local service providers in the United States, Europe, Asia, the Middle East, Latin America, Africa and Australia.

        During the third quarter of 2003, we introduced our retail prepaid calling card services and have marketed such services primarily to ethnic communities within major domestic markets through distributors. Our entry into the retail prepaid calling card business is based on our strategy to leverage our existing international VoIP network with additional enhanced services that have the potential to deliver higher margins than our wholesale international VoIP services. In addition, the retail prepaid calling card business typically has a faster cash collection cycle than wholesale international VoIP services. Beginning in the second quarter of 2004, our recently created operating segment, retail prepaid calling card services and other enhanced services ("Retail") became a reportable business segment, in addition to our international wholesale VoIP services. Since we introduced our retail prepaid calling card services, revenue from our Retail business had been less than 10% of total revenue. Beginning in the second quarter of 2004, revenue from our Retail business has exceeded 10% of total net revenue. In September 2004, we launched a prepaid calling service as part of our Retail business segment, Pingo, offered directly to consumers through an eCommerce web interface. Revenue from Pingo in the third quarter of 2004 was insignificant.

        We have a history of operating losses and, as of September 30, 2004, our accumulated deficit was $428.5 million and our stockholders' deficit was $24.6 million. We used $1.8 million and $3.2 million in cash from operations in the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively. These results are primarily attributable to the expenditures necessary to build our network and develop and expand our market. In June 2004, we completed a refinancing of our outstanding debt obligations. As part of the refinancing, we completed an exchange offer (sometimes referred to herein as the "Exchange Offer"), pursuant to which $37.3 million of our outstanding 5 3/4% Convertible Subordinated Notes due in March 2005 (sometimes referred to herein as "Existing Notes"), representing approximately 98% of the total amount of Existing Notes outstanding, were tendered for the same principal amount of new 6 3/4% Convertible Subordinated Notes due in June 2009 (sometimes referred to herein as "New Subordinated Notes"). Approximately $0.9 million of the Existing Notes remain outstanding after the Exchange Offer. Simultaneously with the Exchange Offer, we prepaid all $25.2 million of our 11 1/2% Senior Secured Notes due in January 2005 (sometimes referred to herein as "Existing Senior Notes") for cash equal to the principal amount plus accrued but unpaid interest and the issuance of warrants exercisable for an aggregate of 5,176,065 shares of our common stock, $0.001 par value per share ("common stock"), at $1.85 per share. We issued $29.0 million of new 8% Secured Convertible Notes due in June 2007, of which $25.2 million was used to prepay the Existing Senior Notes. The New Subordinated Notes and the New Secured Notes are convertible into shares of common stock at $1.85 per share.

In September 2004, we completed a private equity placement of 15,000,000 shares of our common stock at $2.10 per share, for total gross proceeds of $31.5 million, to a group of institutional and accredited investors. Investment banking fees and other costs of the transaction were approximately $1.5 million, resulting in net proceeds to us from the private equity placement of approximately $30.0 million. The net proceeds from the private equity placement will be used for working capital requirements, capital asset purchases and general corporate purposes.

    We were incorporated as a Delaware corporation in 1996. Our principal executive offices are located at 20 Second Avenue, in Burlington, Massachusetts and our telephone number is (781) 505-7500.

                            SUMMARY OF THE OFFERING

    The selling securityholders acquired the securities registered hereunder pursuant to (i) several exchange agreements executed by and among iBasis and holders of 5 3/4% Convertible Subordinated Notes of iBasis or (ii) a Security and Loan Agreement by and among iBasis and Silicon Valley Bank (the "Bank").

    Under the terms of the exchange agreements, iBasis retired
$50,350,000 million of 5 3/4% Convertible Subordinated Notes in exchange for
11 1/2% notes, the Senior Notes, equal to 50% of the aggregate face value of the retired notes. The holders of the retired notes received the Senior Notes and warrants to purchase shares of our common stock. In addition, we issued a warrant to the Bank in connection with a secured line of credit. We registered the common stock underlying the warrants in accordance with registration rights we granted in connection with the exchange agreement and we also

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registered the securities underlying the Bank's warrant in accordance with the registration rights we granted to the Bank. The warrant issued to the Bank was initially exercisable at $0.337 per share, each of the warrants issued to the other holders is initially exercisable at $0.65 per share. The Bank exercised its warrant in full, on a net basis, in January 2004 and received 272,876 shares of our common stock. In April 2004, holders of 1,478,132 warrant shares exercised their warrants for cash and in September 2004, holders of an additional 200,000 warrant shares exercised their warrants for cash. Our registration of the securities does not necessarily mean that the remaining selling securityholders will exercise any of the remaining warrants or sell any or all of the underlying securities we have registered.

    We will not receive any of the proceeds from the sale by the selling securityholders of the common stock issuable upon exercise of the warrants.

    For information regarding the selling securityholders and the resale of the securities, see "Selling Securityholders" and "Plan of Distribution."

COMMON STOCK

Common stock offered by iBasis...............  None.

Common stock offered by selling
  securityholders............................  Up to 4,915,416 shares of common stock that may be issued upon conversion of the
                                               warrants, subject to adjustment upon the
                                               occurrence of certain events, and 272,876
                                               shares of common stock that have been issued
                                               upon exercise of the warrant issued to the
                                               Bank, subject to adjustment upon the
                                               occurrence of certain events.

Common stock outstanding prior to this
  offering:..................................  62,470,856 shares

USE OF PROCEEDS..............................  We will not receive any of the proceeds from the sale by the selling securityholders of
                                               the common stock issuable upon exercise of
                                               the warrants.

RISK FACTORS.................................  An investment in our securities is highly speculative and involves a high degree of
                                               risk. You should carefully read the "Risk
                                               Factors" section and all other information
                                               provided to you in this document in deciding
                                               whether to invest in our securities.

OTC BULLETIN BOARD TRADING SYMBOL............  "IBAS"

                                       4

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              SUMMARY CONDENSED CONSOLIDATED FINANCIAL INFORMATION

    THE FOLLOWING SUMMARY CONDENSED CONSOLIDATED FINANCIAL INFORMATION AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, 2001, 2000 AND 1999 HAVE BEEN DERIVED FROM OUR AUDITED FINANCIAL STATEMENTS. THE FINANCIAL INFORMATION AS OF AND FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 IS DERIVED FROM OUR UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS. THE SUMMARY CONDENSED CONSOLIDATED FINANCIAL INFORMATION SET FORTH BELOW SHOULD BE READ ALONG WITH "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND THE FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

                           THREE MONTHS           NINE MONTHS
                               ENDED                 ENDED
                           SEPTEMBER 30,          SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                        -------------------   -------------------   ------------------------------------------------------
                          2004       2003       2004       2003       2003       2002        2001        2000       1999
                        --------   --------   --------   --------   --------   ---------   ---------   --------   --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenue...........  $70,359    $44,032    $188,542   $124,992   $178,159   $ 164,942   $ 110,180   $ 61,218   $ 19,417
Total costs and
  operating
  expenses............   71,551     48,796     195,949    145,362    201,569     236,533     257,711    130,489     41,049
                        -------    -------    --------   --------   --------   ---------   ---------   --------   --------
Loss from
  operations..........   (1,192)    (4,764)     (7,407)   (20,370)   (23,410)    (71,591)   (147,531)   (69,271)   (21,632)
Loss from continuing
  operations..........   (2,896)    (5,633)    (18,151)    (7,105)   (10,938)    (56,501)   (140,918)   (62,291)   (21,087)
Income (loss) from
  discontinued
  operations..........    1,861         --       1,861         --      1,251     (65,222)    (49,771)        --         --
                        -------    -------    --------   --------   --------   ---------   ---------   --------   --------
Net loss..............  $(1,035)   $(5,633)   $(16,290)   $(7,105)  $ (9,687)  $(121,723)  $(190,689)  $(62,291)  $(21,087)
                        =======    =======    ========   ========   ========   =========   =========   ========   ========
Basic and diluted net
  loss per share:
Loss from continuing
  operations..........  $ (0.06)   $ (0.13)   $  (0.39)   $ (0.16)  $  (0.24)  $   (1.25)  $   (3.30)  $  (1.85)  $  (2.29)
Income (loss) from
  discontinued
  operations..........     0.04         --        0.04         --       0.03       (1.45)      (1.17)        --         --
                        -------    -------    --------   --------   --------   ---------   ---------   --------   --------
Basic and diluted net
  loss per share......  $ (0.02)   $ (0.13)   $  (0.35)  $  (0.16)  $  (0.21)  $   (2.70)  $   (4.47)  $  (1.85)  $  (2.29)
                        =======    =======    ========   ========   ========   =========   =========   ========   ========


                                                                              DECEMBER 31,
                                             SEPTEMBER 30,  ----------------------------------------------------
                                                 2004         2003       2002       2001       2000       1999
                                             ------------   --------   --------   --------   --------   --------
                                                                         (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents, restricted cash
  and marketable securities................    $46,587      $17,270    $32,317    $118,690   $300,327   $123,666
Working capital............................     31,753        3,264     21,906     155,509    258,513     27,915
Total assets...............................     91,631       67,538     98,524     328,825    447,818    153,473
Long term debt, net of current portion.....     67,383       65,829     93,590     171,343    190,880     11,689
Total stockholders' (deficit) equity.......    (24,645)     (42,108)   (33,972)     86,717    206,896    126,904

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                                  RISK FACTORS

    ANY INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, WHICH WE BELIEVE ARE ALL THE MATERIAL RISKS TO OUR BUSINESS, TOGETHER WITH THE INFORMATION CONTAINED ELSEWHERE IN THIS REPORT, BEFORE YOU MAKE A DECISION TO INVEST IN OUR COMPANY.

                          RISKS RELATED TO OUR COMPANY

A FAILURE TO OBTAIN NECESSARY ADDITIONAL CAPITAL IN THE FUTURE COULD JEOPARDIZE OUR OPERATIONS.

We will need additional capital in the future to fund our operations, finance investments in equipment and corporate infrastructure, expand our network, increase the range of services we offer and respond to competitive pressures and perceived opportunities. We have had a history of negative cash flows from operations. For the nine months ended September 30, 2004 and for the year ended December 31, 2003, our negative cash flow from continuing operations was $1.8 million and $3.2 million, respectively. Cash flow from operations and cash on hand may not be sufficient to cover our operating expenses, working capital, interest on and repayment of our debt and capital investment needs. We may not be able to obtain additional financing on terms acceptable to us, if at all. If we raise additional funds by selling equity securities, the relative equity ownership of our existing investors could be diluted or the new investors could obtain terms more favorable than previous investors. A failure to obtain additional funding could prevent us from making expenditures that are needed to allow us to grow or maintain our operations.

OUR FINANCIAL CONDITION, AND THE RESTRICTIVE COVENANTS CONTAINED IN OUR CREDIT FACILITY MAY LIMIT OUR ABILITY TO BORROW ADDITIONAL FUNDS OR RAISE ADDITIONAL EQUITY AS MAY BE REQUIRED TO FUND OUR FUTURE OPERATIONS.

We incurred significant losses from continuing operations of $18.2 million for the nine months ended September 30, 2004 and $10.9 million for the year ended December 31, 2003. Our accumulated deficit, and stockholders' deficit was approximately $428.5 million and $24.6 million, respectively, as of September 30, 2004. Moreover, the terms of our $15 million revolving credit facility and our new debt may limit our ability to, among other things:

     -  incur additional debt;
     -  retire or exchange outstanding debt;
     - pay cash dividends, redeem, retire or repurchase our stock or change our capital structure;
     -  acquire assets or businesses or make investments in other entities;
     -  enter into certain transactions with affiliates;
     -  merge or consolidate with other entities;
     - sell or otherwise dispose of assets or use the proceeds from any asset sale or other disposition;
     -  create additional liens on our assets; or
     -  issue certain types of redeemable preferred stock.

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Our available cash, and the remaining borrowing capacity under our credit facility may not be sufficient to fund our operating and capital expenditure requirements in the foreseeable future. Our ability to borrow additional funds or raise additional equity may be limited by our financial condition, in addition to the terms of our outstanding debt. Additionally, events such as our inability to continue to reduce our loss from continuing operations, could adversely affect our liquidity and our ability to attract additional funding as required.

WE MAY NOT BE ABLE TO PAY OUR DEBT AND OTHER OBLIGATIONS AND OUR ASSETS MAY BE SEIZED AS A RESULT.

We may not generate the cash flow required to pay our liabilities as they become due. As of September 30, 2004, our outstanding debt included approximately $0.9 million of our 5 3/4% Convertible Subordinated Notes due in March 2005, $37.3 million of our 6 3/4% Convertible Subordinated Notes due in June 2009 and $29.0 million of our 8% Secured Convertible Notes due in June 2007. The 8% Secured Convertible Notes due in June 2007 are secured by a second security interest in substantially all of our assets. We must pay interest on all of the 5 3/4% Convertible Subordinated Notes due in March
2005, the 6 3/4% Convertible Subordinated Notes due in June 2009 and the
8% Secured Convertible Notes due in June 2007 twice a year. If our cash flow is inadequate to meet these obligations, we will default on the notes. Any default of the 5 3/4% Convertible Subordinated Notes due in March 2005, the
6 3/4% Convertible Subordinated Notes due in June 2009 or the 8% Secured Convertible Notes due in June 2007 could allow our note holders to foreclose upon our assets or try to force us into bankruptcy.

As of September 30, 2004, we had no outstanding borrowings on our bank revolving line of credit totaling $15.0 million. We had approximately $2.8 million of outstanding letters of credit issued under this agreement. The bank holds a senior security interest in substantially all of our assets. If we fail to pay our liabilities under this credit line, the bank may enforce all available remedies and foreclose upon our assets to satisfy any amounts owed. There are certain cross-default provisions among our bank and other debt instruments whereby a default under one such instrument could result in a default under other such instruments.

WE MAY BE UNABLE TO REPAY OR REPURCHASE THE 8% SECURED CONVERTIBLE NOTES DUE IN JUNE 2007, 5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE IN MARCH 2005 OR
6 3/4% CONVERTIBLE SUBORDINATED NOTES DUE IN JUNE 2009 UPON A REPURCHASE EVENT AND BE FORCED INTO BANKRUPTCY.

The holders of the 8% Secured Convertible Notes due in June 2007 may require us to repurchase or prepay all of the outstanding 8% Secured Convertible Notes due in June 2007 upon a "repurchase event", as defined in such instrument. A repurchase event under the 8% Secured Convertible Notes due in June 2007 includes a change of control under certain circumstances or a termination of listing of our common stock on a U.S. national securities exchange or trading on an established over-the-counter trading market in the U.S. In addition, upon the receipt of proceeds of certain asset sales by us that generate proceeds in excess of $10,000,000 (or if an event of default exists, regardless of the amount) that is not invested or used to reduce existing indebtedness and does not result in a change of control, we are required to use the proceeds from the asset sale to prepay or repurchase the 8% Secured Convertible Notes due in June 2007. We may not have sufficient cash reserves to repurchase the 8% Secured Convertible Notes due in June 2007 at such time, which would cause an event of default under the 8% Secured Convertible Notes due in June 2007 Indenture and under our other debt obligations.

The holders of the 5 3/4% Convertible Subordinated Notes due in March 2005 and 6 3/4% Convertible Subordinated Notes due in June 2009 may require us to repurchase all or any portion of the outstanding 5 3/4% Convertible Subordinated Notes due in March 2005 or 6 3/4% Convertible Subordinated Notes due in June 2009 upon a "repurchase event", as defined in such instruments. A repurchase event under the 5 3/4% Convertible Subordinated Notes due in March 2005 and 6 3/4% Convertible Subordinated Notes due in June 2009 includes a change in control under certain circumstances or a termination of listing of our common stock on a U.S. national securities exchange or trading on an established over-the-counter trading market in the U.S. We may not have sufficient cash reserves to repurchase the 5 3/4% Convertible Subordinated Notes due in March 2005 or 6 3/4% Convertible Subordinated Notes due in June 2009 at such time, which would cause an event of default under the 5 3/4% Convertible Subordinated Notes due in March 2005 Indenture or the 6 3/4% Convertible Subordinated Notes due in June 2009 Indenture and under our other debt obligations and may force us to declare bankruptcy.

INVESTOR INTEREST IN THE COMMON STOCK MAY BE NEGATIVELY AFFECTED BY OUR CONTINUED TRADING ON THE OVER-THE-COUNTER BULLETIN BOARD.

On November 13, 2002, we received a determination from the Nasdaq National Market that shares of our common stock would no longer trade on the Nasdaq National Market because we failed to meet certain minimum listing requirements. Our common stock began trading on the NASD-operated Over-the-Counter Bulletin Board on November 14, 2002. The Over-the-Counter Bulletin Board market is generally considered to be less efficient and not as liquid as the Nasdaq National Market (now known as the Nasdaq Stock Market). Trading in this market may decrease the market value and liquidity of our

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common stock, which could materially and adversely affect our ability to attract additional investment to finance our operations.

PROVISIONS OF OUR GOVERNING DOCUMENTS AND DELAWARE LAW COULD ALSO DISCOURAGE ACQUISITION PROPOSALS OR DELAY A CHANGE IN CONTROL.

Our certificate of incorporation and by-laws contain anti-takeover provisions, including those listed below, that could make it more difficult for a third party to acquire control of our company, even if that change in control would be beneficial to stockholders:

- our board of directors has the authority to issue Common Stock and preferred stock, and to determine the price, rights and preferences of any new series of preferred stock, without stockholder approval;
- our board of directors is divided into three classes, each serving three-year terms;
- a supermajority of votes of our stockholders is required to amend key provisions of our certificate of incorporation and by-laws;
- our bylaws contain provisions limiting who can call special meetings of stockholders;
-  our stockholders may not take action by written consent; and
- our stockholders must provide specified advance notice to nominate directors or submit stockholder proposals.

In addition, provisions of Delaware law and our stock option plan may also discourage, delay or prevent a change of control of our company or unsolicited acquisition proposals.

INTERNATIONAL GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES AND OTHER LAWS COULD LIMIT OUR ABILITY TO PROVIDE OUR SERVICES, MAKE THEM MORE EXPENSIVE, OR SUBJECT US TO LEGAL OR CRIMINAL LIABILITY.

A number of countries currently prohibit or limit competition in the provision of traditional voice telephony services. In some of those countries, licensed telephony carriers as well as government regulators have questioned our legal authority and/or the legal authority of our service partners or affiliated entities and employees to offer our services. We may face similar questions in additional countries. Our failure to qualify as a properly licensed service provider, or to comply with other foreign laws and regulations, could materially adversely affect our business, financial condition and results of operations, including subjecting us or our employees to taxes and criminal or other penalties and/or by precluding us from, or limiting us in, enforcing contracts in such jurisdictions.

It is also possible that countries may apply to our activities laws otherwise relating to services provided over the Internet, including laws governing:

-  sales and other taxes, including payroll-withholding applications;
-  user privacy;
-  pricing controls and termination costs;
-  characteristics and quality of products and services;
-  qualification to do business;
-  consumer protection;
- cross-border commerce, including laws that would impose tariffs, duties and other import restrictions;
-  copyright, trademark and patent infringement; and
- claims based on the nature and content of Internet materials, including defamation, negligence and the failure to meet necessary obligations.

If foreign governments or other regulatory agencies begin to impose related restrictions on Internet telephony or our other

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services or otherwise enforce criminal or other laws against us, our affiliates or employees, such actions could have a material adverse effect on our ability to attain and maintain profitability.

THE TELECOMMUNICATIONS INDUSTRY IS SUBJECT TO DOMESTIC GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES AND OTHER LAWS THAT COULD MATERIALLY INCREASE OUR COSTS AND PREVENT US FROM EXECUTING OUR BUSINESS PLAN.

We are not licensed to offer traditional telecommunications services in any U.S. state and we have not filed tariffs for any service at the Federal Communications Commission (FCC) or at any state regulatory commission.

Aspects of our operations may currently be, or become, subject to state or federal regulations governing licensing, universal service funding, access charges, advertising, disclosure of confidential communications or other information, excise taxes, transactions restricted by U.S. embargo and other reporting or compliance requirements.

While the FCC to date has maintained an informal policy that information service providers, including Internet telephony providers, are not telecommunications carriers for regulatory purposes, various entities have challenged this idea, before the FCC and at various state government agencies. The FCC recently ruled against AT&T, finding that certain traffic AT&T carried in part utilizing an Internet protocol format was nonetheless regulated telecommunications for which terminating access charges were due. The FCC has also held hearings and announced a Notice of Proposed Rulemaking on IP-enabled services. Adverse rulings or rulemakings could subject us to licensing requirements and additional fees and subsidies.

The IRS and the U.S. Department of Treasury have issued a notice of proposed rulemaking suggesting that VoIP calls may be subject to a 3% federal excise tax which could effect our competitiveness.

We have offered our prepaid international calling card services on a wholesale basis to international carrier customers, and others, some of which provide these services to end-user customers, enabling them to call internationally over The iBasis Network from the U.S. We have also made arrangements to participate in the selling and marketing of such cards on a retail basis. Although the calling cards are not primarily marketed for domestic interstate or intrastate use, we have not blocked the ability to place such calls or required our wholesale customers or distributors to show evidence of their compliance with U.S. and state regulations. As a result, there may be incidental domestic use of the cards. Domestic calling may employ transport and switching that is not connected to the Internet and, therefore, may not enjoy the less restrictive regulation to which our Internet-based services may be subject. Because we provide services that are primarily wholesale and/or international, we do not believe that we are subject to federal or state telecommunications regulation for the possible uses of these services described here and, accordingly, we have not obtained state licenses, filed state or federal tariffs, posted bonds, or undertaken other possible compliance steps. Under current standards or as-yet undetermined rules, the FCC and state regulatory authorities may not agree with our position. If they do not, we could become subject to regulation at the federal and state level for these services, and could become subject to licensing and bonding requirements, and federal and state fees and taxes, including universal service contributions and other subsidies, and other laws, all of which could materially affect our business.

We are also subject to federal and state laws and regulations regarding consumer protection and disclosure regulations. These rules could substantially increase the cost of doing business domestically and in any particular state. Law enforcement authorities may utilize their powers under consumer protection laws against us in the event we do not meet legal requirements in that jurisdiction which could either increase costs or prevent us from doing business there.

The Telecommunications Act of 1996 requires that payphone service providers be compensated for all completed calls originating from payphones in the United States. When calling cards are used, the FCC's prior rules required the first switch-based carrier to compensate the payphone service provider, but newly adopted rules require the last switched-based carrier to do so, and further require that all carriers in the call chain implement a call-tracking system, utilize it to identify such calls, provide an independent audit of the adequacy of such system, and provide a report on these matters to the FCC and others in the call chain. We maintain that as an international Internet telephony provider, we sell an information service. We therefore claim that we are not a "carrier" for regulatory purposes and, in any case, our Internet-based systems do not rely on traditional long distance switches.

Nonetheless, we have indirectly paid, and intend to continue paying, payphone service providers as part of our prepaid calling card business. To date, we have reimbursed certain of our toll-free access vendors - facilities-based long distance carriers from which we have received payphone calls that could be construed to be compensable under the payphone compensation rules - who have indeed paid payphone compensation for such calls. We have contracted with a clearinghouse to remit funds directly to payphone service providers for calls originating from payphones utilizing our prepaid calling cards. For all other types of traffic related to our wholesale transport business, we believe that we are not responsible for payphone compensation, but rather that the carrier that precedes us is.

We are subject to other laws related to our business dealings that are not specifically related to telecommunications regulation. As an example, the Office of Foreign Asset Control of the U.S. Department of the Treasury, or OFAC, administers the United States' sanctions against certain countries. OFAC rules restrict many business transactions with such countries and, in some cases, require that licenses be obtained for such transactions. We may currently, or in the future, transmit telecommunications between the U.S. and countries subject to U.S. sanctions regulations and undertake other transactions related to those services. We have undertaken such activities via our network or through various reciprocal traffic exchange agreements to which we are a party. We have received licenses from OFAC to send traffic to some countries and, if necessary, will remain in contact with OFAC with regard to other transactions. Failure to obtain proper authority could expose us to legal and criminal liability.

RISKS RELATED TO OUR OPERATIONS

WE MAY NEVER ACHIEVE SUSTAINED PROFITABILITY AND THE MARKET PRICE OF OUR COMMON STOCK MAY FALL.

Our revenue and results of operations have fluctuated and will continue to fluctuate significantly from quarter to quarter in the future due to a number of factors, some of which are not in our control, including, among others:

- the amount of traffic we are able to sell to our customers, and their decisions on whether to route traffic over our network;
- increased competitive pricing pressure in the international long distance market;
- the percentage of traffic that we are able to carry over the Internet rather than over the more costly traditional public-switched telephone network;
- loss of arbitrage opportunities resulting from declines in international settlement rates or tariffs;
- our ability to negotiate lower termination fees charged by our local providers if our pricing deteriorates;
- our continuing ability to negotiate competitive costs to interconnect our network with those of other carriers and Internet backbone providers;
-  capital expenditures required to expand or upgrade our network;
-  changes in call volume among the countries to which we complete calls;
- the portion of our total traffic that we carry over more profitable routes could fall, independent of route-specific price, cost or volume changes;
- technical difficulties or failures of our network systems or third party delays in expansion or provisioning system components;
- our ability to manage distribution arrangements and provision of retail offerings, including card printing, marketing, usage tracking, web-based offerings and customer service requirements, and resolution of associated disputes;
- our ability to manage our traffic on a constant basis so that routes are profitable;
-  our ability to collect from our customers; and
-  currency fluctuations and restrictions in countries where we operate.

Because of these factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that, in future periods, our results of operations will be significantly lower than the estimates of public market analysts, investors or our own estimates. Such a discrepancy could cause the price of the Common Stock to decline significantly and prevent us from achieving profitability.

WE MAY NEVER GENERATE SUFFICIENT REVENUE TO ATTAIN PROFITABILITY IF TELECOMMUNICATIONS CARRIERS AND OTHER COMMUNICATIONS SERVICE PROVIDERS OR OTHERS ARE RELUCTANT TO USE OUR SERVICES OR DO NOT USE OUR SERVICES, INCLUDING ANY NEW SERVICES, IN SUFFICIENT VOLUME.

If the market for Internet telephony and new services does not develop as we expect, or develops more slowly than expected, our business, financial condition and results of operations will be materially and adversely affected.

Our customers may be reluctant to use our Internet telephony services for a number of reasons, including:

-  perceptions that the quality of voice transmitted over the Internet is low;
-  perceptions that Internet telephony is unreliable;
- our inability to deliver traffic over the Internet with significant cost advantages;
-  development of their own capacity on routes served by us;
-  an increase in termination costs of international calls.

The growth of our core business depends on carriers and other communications service providers generating an increased volume of international voice and fax traffic and selecting our network to carry at least some of this traffic. Similarly, the growth of any retail services we offer depends on these factors as well as acceptance in the market of the brands that we service, including their respective rates, terms and conditions. If the volume of international voice and fax traffic and associated or other retail services fail to increase, or decrease, and these parties or other customers do not employ our network or otherwise use our services, our ability to become profitable will be materially and adversely affected.

WE MAY NOT BE ABLE TO COLLECT AMOUNTS DUE TO US FROM OUR CUSTOMERS AND WE MAY HAVE TO DISGORGE AMOUNTS ALREADY PAID.

Some of our customers have closed their businesses or filed for bankruptcy owing us significant amounts for services we have provided to them in the past. Despite our efforts to collect these overdue funds, we may never be paid. The bankruptcy court may require us to continue to provide services to these companies during their reorganizations. Other customers may discontinue their use of our services at any time and without notice, or delay payments that are owed to us. Additionally, we may have difficulty in collecting amounts from them. Although we have internal credit risk policies to identify companies with poor credit histories, we may not effectively manage these policies and provided services to companies that refuse to pay. The risk is even greater in foreign countries, where the legal and collection systems available may not be adequate or impartial for us to enforce the payment provisions of our contracts. Our cash reserves will be reduced and our results of operations will be materially adversely affected if we are unable to collect amounts from our customers.

We have received claims including lawsuits from estates of bankrupt companies alleging that we received preferential payments prior to bankruptcy filing. We may be required to return amounts received from bankrupt estates. We intend to employ all available defenses in contesting such claims or, in the alternative settle such claims. The results of any suit or settlement may have a material adverse affect on our business.

WE MAY INCREASE COSTS AND RISKS IN OUR BUSINESS BY RELYING ON THIRD PARTIES.

VENDORS. We rely upon third-party vendors to provide us with the equipment, software, circuits, and other facilities that we use to provide our services. For example, we purchase a substantial portion of our Internet telephony equipment from Cisco Systems. We may be forced to try to renegotiate terms with vendors for products or services that have become obsolete. Some vendors may be unwilling to renegotiate such contracts, which could affect our ability to continue to provide services and consequently render us unable to generate sufficient revenues to become profitable.

PARTIES THAT MAINTAIN PHONE AND DATA LINES AND OTHER TELECOMMUNICATIONS SERVICES. Our business model depends on the availability of the Internet and traditional telephone networks to transmit voice and fax calls. Third parties maintain and own these networks, other components that comprise the Internet, and business relationships that allow telephone calls to be terminated over the public switched telephone network. Some of these third parties are telephone companies. They may increase their charges for using these lines at any time and thereby decrease our profitability. They may also fail to maintain their lines properly, fail to maintain the ability to terminate calls, or otherwise disrupt our ability to provide service to our customers. Any such failure that leads to a material disruption of our ability to complete calls or provide other services could discourage our customers from using our network, which could have the effect of delaying or preventing our ability to become profitable.

LOCAL COMMUNICATIONS SERVICE PROVIDERS. We maintain relationships with local communications service providers in many countries, some of whom own the equipment that translates calls from traditional voice networks to the Internet, and vice versa. We rely upon these third parties both to provide lines over which we complete calls and to increase their capacity when necessary as the volume of our traffic increases. There is a risk that these third parties may be slow, or fail, to provide lines, which would affect our ability to complete calls to those destinations. We may not be able to continue our relationships with these local service providers on acceptable terms, if at all. Because we rely upon entering into relationships with local service providers to expand into additional countries, we may not be able to increase the number of countries to which we provide service. Finally, any technical difficulties that these providers suffer, or difficulties in their relationships with companies that manage the public switched telephone network, could affect our ability to transmit calls to the countries that those providers help serve.

STRATEGIC RELATIONSHIPS. We depend in part on our strategic relationships to expand our distribution channels and develop and market our services. In particular, we depend on our joint marketing and product development efforts with Cisco Systems to achieve market acceptance and brand recognition in certain markets. Strategic relationship partners may choose not to renew existing arrangements on commercially acceptable terms, if at all. In general, if we lose these key strategic relationships, or if we fail to maintain or develop new relationships in the future, our ability to expand the scope and capacity of our network and services provided, and to maintain state-of-the-art technology, would be materially adversely affected.

DISTRIBUTORS OF PREPAID CALLING CARDS TO RETAIL OUTLETS. We make arrangements with distributors to market and sell prepaid calling cards to retail outlets. In some cases, we rely on these distributors to print cards, prepare marketing material, activate accounts, track usage and other data, and remit payments collected from retailers. There is a risk that distributors will not properly perform these responsibilities, comply with legal requirements, or pay us monies when due. We may not have adequate contractual or credit protections against these risks. There is also a risk that we will be ineffective in our efforts to implement new systems, customer care and disclosure policies, and certain technical and business processes. The result of any attendant difficulties may have a material impact on our business.

WE MAY NOT BE ABLE TO SUCCEED IN THE INTENSELY COMPETITIVE MARKET FOR OUR VARIOUS SERVICES.

We compete in our wholesale business principally on quality of service and price. In recent years, prices for long distance telephone services have been declining as a result of deregulation and increased competition. We face competition from major telecommunications carriers, such as AT&T, British Telecom, Deutsche Telekom, MCI WorldCom and Qwest Communications, as well as new emerging carriers. We also compete with Internet protocol and other Internet telephony service providers who route traffic to destinations worldwide. Also, Internet telephony service providers that presently focus on retail customers may in the future enter the wholesale market and compete with us. If we can not offer competitive prices and quality of service our business could be materially adversely affected.

WE MAY NOT BE ABLE TO SUCCEED IN THE INTENSELY COMPETITIVE MARKET FOR PREPAID CALLING SERVICES.

The market for prepaid calling services is extremely competitive. We have just recently begun offering prepaid calling card services and have little prior experience in this business and no established distribution channel for these services. If we do not successfully establish a distribution channel and enter geographic markets in which our rates, fees, surcharges, country services, and our other products and service characteristics, can successfully compete, our business could be materially adversely affected.

WE ARE SUBJECT TO DOWNWARD PRICING PRESSURES AND A CONTINUING NEED TO RENEGOTIATE OVERSEAS RATES, WHICH COULD DELAY OR PREVENT OUR PROFITABILITY.

As a result of numerous factors, including increased competition and global deregulation of telecommunications services, prices for international long distance calls have been decreasing. This downward trend of prices to end-users has caused us to lower the prices we charge communications service providers and calling card distributors for call completion on our network. If this downward pricing pressure continues, we may not be able to offer Internet telephony services at costs lower than, or competitive with, the traditional voice network services with which we compete. Moreover, in order for us to lower our prices, we have to renegotiate rates with our overseas local service providers who complete calls for us. We may not be able to renegotiate these terms favorably enough, or fast enough, to allow us to continue to offer services in a particular country on a cost-effective basis. The continued downward pressure on prices and our failure to renegotiate favorable terms in a particular country could have a material adverse effect on our ability to operate our network and Internet telephony business profitably.

A VARIETY OF RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

Because we provide many of our services internationally, we are subject to additional risks related to operating in foreign countries. In particular, in order to provide services and operate facilities in some countries, we have established subsidiaries or other legal entities or have forged relationships with service partners or entities set up by our employees. Associated risks include:

- unexpected changes in tariffs, trade barriers and regulatory requirements relating to Internet access or Internet telephony;
- economic weakness, including inflation, or political instability in particular foreign economies and markets;
-  difficulty in collecting accounts receivable;
-  tax, consumer protection, telecommunications, and other laws;
- compliance with tax, employment, securities, immigration, labor and other laws for employees living and traveling, or conducting business, abroad, which may subject them or us to criminal or civil penalties;
-  foreign taxes including withholding of payroll taxes;
- foreign currency fluctuations, which could result in increased operating expenses and reduced revenues;
-  political or economic instability;
-  exposure to liability under the Foreign Corrupt Practices Act;
- other obligations or restrictions, including, but not limited to, criminal penalties incident to doing business or operating a subsidiary or other entity in another country;
- the personal safety of our employees and their families who at times have received threats of, or who may in any case be subject to, violence, and who may not be adequately protected by legal authorities or other means, and
-  inadequate insurance coverage to address these risks.

These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations.

IF WE ARE NOT ABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGE IN A COST-EFFECTIVE WAY, THE RELATIVE QUALITY OF OUR SERVICES COULD SUFFER.

The technology upon which our services depend is changing rapidly. Significant technological changes could render the hardware and software that we use obsolete, and competitors may begin to offer new services that we are unable to offer. If we are unable to respond successfully to these developments or do not respond in a cost-effective way, we may not be able to offer competitive services and our business results may suffer.

WE MAY NOT BE ABLE TO EXPAND AND UPGRADE OUR NETWORK ADEQUATELY AND COST-EFFECTIVELY TO ACCOMMODATE ANY FUTURE GROWTH.

Our Internet telephony business requires that we handle a large number of international calls simultaneously. As we expand our operations, we expect to handle significantly more calls. If we do not expand and upgrade our hardware and software quickly enough, we will not have sufficient capacity to handle the increased traffic and growth in our operating performance would suffer as a result. Even with such expansion, we may be unable to manage new deployments or utilize them in a cost-effective manner. In addition to lost growth opportunities, any such failure could adversely affect customer confidence in The iBasis Network and could result in us losing business outright.

WE DEPEND ON OUR CURRENT PERSONNEL AND MAY HAVE DIFFICULTY ATTRACTING AND RETAINING THE SKILLED EMPLOYEES WE NEED TO EXECUTE OUR BUSINESS PLAN.

WE DEPEND HEAVILY ON OUR KEY MANAGEMENT. Our future success will depend, in large part, on the continued service of our key management and technical personnel, including Ofer Gneezy, our President and Chief Executive Officer, Gordon VanderBrug, our Executive Vice President, Richard Tennant, our Chief Financial Officer, Paul Floyd, our Senior Vice President of Research & Development, Engineering, and Operations, and Dan Powdermaker, our Senior Vice President of Worldwide Sales. If any of these individuals or others we employ are unable or unwilling to continue in their present positions, our business, financial condition and results of operations could suffer. We do not carry key person life insurance on our personnel. While each of the individuals named above has entered into an employment agreement with us, these agreements do not ensure their continued employment with us.

WE WILL NEED TO RETAIN SKILLED PERSONNEL TO EXECUTE OUR PLANS. Our future success will also depend on our ability to attract, retain and motivate highly skilled employees, particularly engineering and technical personnel. Past workforce reductions have resulted in reallocations of employee duties that could result in employee and contractor uncertainty and dissatisfaction. Reductions in our workforce or restrictions on salary increases or payment of bonuses may make it difficult to motivate and retain employees and contractors, which could affect our ability to deliver our services in a timely fashion and otherwise negatively affect our business.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, OUR COMPETITIVE POSITION WOULD BE ADVERSELY AFFECTED.

We rely on patent, trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our intellectual property. Unauthorized third parties may copy our services or reverse engineer or obtain and use information that we regard as proprietary. End-user license provisions protecting against unauthorized use, copying, transfer and disclosure of any licensed program may be unenforceable under the laws of certain jurisdictions and foreign countries. We may seek to patent certain processes or equipment in the future. We do not know if any of our patent applications will be issued with the scope of the claims we seek, if at all. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. If we fail to protect our intellectual property and proprietary rights, our business, financial condition and results of operations would suffer.

We believe that we do not infringe upon the proprietary rights of any third party. It is possible, however, that such a claim might be asserted successfully against us in the future. Our ability to provide our services depends on our freedom to operate. That is, we must ensure that we do not infringe upon the proprietary rights of others or have licensed all such rights. A party making an infringement claim could secure a substantial monetary award or obtain injunctive relief that could effectively block our ability to provide services in the United States or abroad.

We have received letters and other notices claiming that certain of our products and services may infringe patents or other intellectual property of other parties. To date, none of these has resulted in a material restriction on any use of our intellectual property or has had a material adverse impact on our business. We may be unaware of intellectual property rights of others that may, or may be claimed, to cover our technology. Current or future claims could result in costly litigation and divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require us to enter into costly royalty or license agreements to the extent necessary for the conduct of our business. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. We also may be subject to significant damages or an injunction against use of our proprietary or licenses systems. A successful claim of patent or other intellectual property infringement against us could materially adversely affect our business and profitability.

WE RELY ON A VARIETY OF TECHNOLOGIES, PRIMARILY SOFTWARE, WHICH IS LICENSED FROM THIRD PARTIES.

Continued use of this technology by us requires that we purchase new or additional licenses from third parties. We may not be able to obtain those third-party licenses needed for our business or that the third party technology licenses that we do have will continue to be available to us on commercially reasonable terms or at all. The loss or inability to maintain or obtain upgrades to any of these technology licenses could result in delays or breakdowns in our ability to continue developing and providing our services or to enhance and upgrade our services.

WE MAY UNDERTAKE STRATEGIC ACQUISITIONS OR DISPOSITIONS THAT COULD DAMAGE OUR ABILITY TO ATTAIN OR MAINTAIN PROFITABILITY.

We may acquire additional businesses and technologies that complement or augment our existing businesses, services and technologies. We may need to raise additional funds through public or private debt or equity financing to acquire any businesses, which may result in dilution for stockholders and the incurrence of indebtedness. We may not be able to operate acquired businesses profitably or otherwise implement our growth strategy successfully.

If we our unable to effectively integrate any newly acquired business into our overall business operations, our costs may increase and our business results may suffer significantly.

We may need to sell existing assets or businesses in the future to generate cash or focus our efforts in making our core business, Internet telephony, profitable. As with many companies in the telecommunications sector that experienced rapid growth in recent years, we may need to reach profitability in one market before entering another. In the future, we may need to sell assets to cut costs or generate liquidity.

RISKS RELATED TO THE INTERNET AND INTERNET TELEPHONY INDUSTRY

IF THE INTERNET DOES NOT CONTINUE TO GROW AS A MEDIUM FOR VOICE AND FAX COMMUNICATIONS, OUR BUSINESS WILL SUFFER.

Historically, the sound quality of calls placed over the Internet was inferior to calls placed over traditional TDM networks. As the Internet telephony industry has grown, sound quality has improved, but the technology may require further refinement. Additionally, as a result of the Internet's capacity constraints, callers could experience delays, errors in transmissions or other interruptions in service. Transmitting telephone calls over the Internet, and other uses of the Internet, must also be accepted by customers as an alternative to traditional services. As the Internet telephony market is evolving, predicting the size of these markets and their growth rate is difficult. If our market fails to continue to develop, then we will be unable to grow our customer base and our results of operations will be materially adversely affected.

IF THE INTERNET INFRASTRUCTURE IS NOT ADEQUATELY MAINTAINED, WE MAY BE UNABLE TO MAINTAIN THE QUALITY OF OUR SERVICES AND PROVIDE THEM IN A TIMELY AND CONSISTENT MANNER.

Our future success will depend upon the maintenance of the Internet infrastructure, including a reliable network backbone with the necessary speed, data capacity and security for providing reliability and timely Internet access and services. To the extent that the Internet continues to experience increased numbers of users, frequency of use or bandwidth requirements, the Internet may become congested and be unable to support the demands placed on it and its performance or reliability may decline thereby impairing our ability to complete calls and provide other services using the Internet at consistently high quality. The Internet has experienced a variety of outages and other delays as a result of failures of portions of its infrastructure or otherwise. Future outages or delays could adversely affect our ability to complete calls and provide other services. Moreover, critical issues concerning the commercial use of the Internet, including security, cost, ease of use and access, intellectual property ownership and other legal liability issues, remain unresolved and could materially and adversely affect both the growth of Internet usage generally and our business in particular. Finally, important opportunities to increase traffic on The iBasis Network will not be realized if the underlying infrastructure of the Internet does not continue to be expanded to more locations worldwide.

OUR ABILITY TO PROVIDE OUR SERVICES USING THE INTERNET MAY BE ADVERSELY AFFECTED BY COMPUTER VANDALISM.

If the overall performance of the Internet is seriously downgraded by website attacks or other acts of computer vandalism or virus infection, our ability to deliver our communication services over the Internet could be adversely impacted, which could cause us to have to increase the amount of traffic we have to carry over alternative networks, including the more costly public-switched telephone network. In addition, traditional business interruption insurance may not cover losses we could incur because of any such disruption of the Internet. While some insurers are beginning to offer products purporting to cover these losses, we do not have any of this insurance at this time.

                         RISKS RELATED TO THIS OFFERING

    THE MARKET PRICE OF OUR SHARES MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS FOR REASONS OVER WHICH WE HAVE LITTLE CONTROL.

    The trading price of our common stock has been, and is likely to continue to be, extremely volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including, but not limited to, the following:

    - new products or services offered by us or our competitors;

    - failure to meet our publicly announced revenue projections;

    - actual or anticipated variations in quarterly operating results;

    - changes in financial estimates by securities analysts;

    - announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

    - issuances of debt or equity securities; and

    - other events or factors, many of which are beyond our control.

    In addition, the stock market in general, and the OTC Bulletin Board market and companies in our industry, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against companies. This type of litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would harm our business.

SHARES ELIGIBLE FOR SALE IN THE FUTURE COULD NEGATIVELY AFFECT OUR STOCK PRICE.

    The market price of our common stock could decline as a result of sales of a large number of shares of our common stock, including sales of shares as a result of this offering, or the perception that these sales could occur. This may also make it more difficult for us to raise funds through the issuance of debt or the sale of equity securities. As of September 30, 2004, we had outstanding 62,198,025 shares of common stock, of which 40,038,805 shares are freely tradable. The remaining 22,159,220 shares of common stock outstanding are not registered securities. These unregistered securities may be sold in the future pursuant to registration statements filed with the SEC or without registration under the Securities Act of 1933, as amended, to the extent permitted by Rule 144 or other exemptions under the Securities Act.

    As of September 30, 2004, there were an aggregate of 16,952,139 shares of common stock issuable upon exercise of outstanding stock options and warrants, including 6,806,290 shares issuable upon exercise of options outstanding under our option plans and 10,145,849 shares of common stock issuable upon exercise of outstanding warrants. We may register additional shares in the future in connection with acquisitions, compensation or otherwise. We have not entered into any agreements or understanding regarding any future acquisitions and cannot ensure that we will be able to identify or complete any acquisition in the future.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor for forward-looking statements in these sections. These forward-looking statements include, without limitation, statements about our market opportunity, strategies, competition, expected activities, expected profitability and investments as we pursue our business plan, and the adequacy of our available cash resources. These forward-looking statements are usually accompanied by words such as "believe," "anticipate," "plan," "seek," "expect," "intend" and similar expressions. The forward-looking information is based on various factors and was derived using numerous assumptions.

    Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth below under "Risk Factors" and elsewhere in this prospectus. The factors set forth below under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                USE OF PROCEEDS

    The selling securityholders will receive all of the net proceeds from the sale of their securities. Accordingly, we will not receive any proceeds from the sale of those securities. We may however, receive up to approximately
$2.1 million upon exercise of the remaining warrants in the event that all remaining warrants are exercised for cash. If the remaining warrants are exercised net issue, we will not receive any proceeds from the exercise of the remaining warrants.

                          MARKET FOR OUR COMMON STOCK

    Our common stock began trading publicly on the Nasdaq National Market on November 10, 1999 and was traded under the symbol "IBAS." On November 13, 2002, we received a determination from Nasdaq that shares of our common stock would no longer trade on the Nasdaq National Market because we failed to meet certain minimum listing requirements. Our common stock began trading on the Nasdaq operated Over-the-Counter Bulletin Board on November 14, 2002 under the same symbol "IBAS." The following table shows the range of the high and low per share prices of our common stock, as reported by the Nasdaq National Market and the Over-the-Counter Bulletin Board for the period indicated. Over-the-Counter market quotations reflect interdealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.
As of October 29, 2004, there were 245 record holders of our common stock.

                                                                HIGH       LOW
                                                              --------   --------
FISCAL 2002:
  First Quarter.............................................   $1.78      $0.71
  Second Quarter............................................    1.10       0.31
  Third Quarter.............................................    0.65       0.22
  Fourth Quarter............................................    0.55       0.20
FISCAL 2003:
  First Quarter.............................................   $0.54      $0.38
  Second Quarter............................................    1.37       0.38
  Third Quarter.............................................    1.92       0.88
  Fourth Quarter............................................    1.96       1.27
FISCAL 2004:
  First Quarter.............................................   $1.80      $1.44
  Second Quarter............................................    1.95       1.17
  Third Quarter.............................................    2.39       1.68
  Fourth Quarter (through November 8, 2004).................    2.78       2.32

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our common stock. Our existing financing arrangements place restrictions on our ability to pay cash dividends. We intend to retain all future earnings to finance future growth, and, therefore, do not anticipate paying any cash dividends in the foreseeable future.

                            SELLING SECURITYHOLDERS

    All of the securities covered by this prospectus are being offered by the selling securityholders listed in the table below. No offer or sale under this prospectus may be made by a holder of the securities unless that holder is listed in the table below.

    The following table sets forth certain information regarding the beneficial ownership of the selling securityholders as of December 31, 2003. The selling securityholders covered by this prospectus include persons who
(a) will receive 4,915,416 shares of our common stock upon exercise of warrants, subject to adjustment upon the occurrence of certain events, and
(b) 272,876 shares of our common stock issued to Silicon Valley Bank upon exercise of its warrant.

    We obtained the information in the following table from the selling securityholders. Except as otherwise disclosed below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with iBasis or any of its predecessors or affiliates. The information provided in the table below assumes that each selling securityholder will sell all of its securities. Our registration of the securities covered by this prospectus does not necessarily mean that the selling securityholders will sell all or any of their securities. Because the selling securityholders may sell all or some portion of the securities beneficially owned by them, only an estimate (assuming each selling securityholder sells all of their securities offered in this registration statement) can be given as to the number of securities that will be beneficially owned by the selling securityholders after this offering.

 NAME OF BENEFICIAL    SECURITIES BENEFICIALLY OWNED       AMOUNT OF SECURITIES   SECURITIES BENEFICIALLY OWNED   PERCENT OF
        OWNER              PRIOR TO THE OFFERING              BEING OFFERED            AFTER THE OFFERING         CLASS (%)
---------------------  -----------------------------       --------------------   -----------------------------   ----------
Entities affiliated
  with:
Symphony Asset
  Management.........            3,071,184(1)                   3,071,184                0                          6.8
JMG Triton Offshore
  Fund, Ltd..........              727,627(2)                     727,627                0                           *
Singer Children's
  Management Trust...              366,100(3)                     366,100                0                           *

Entities affiliated
  with:
Kingdon Capital
  Management LLC.....              750,505(4)                     750,505                0                           *
Silicon Valley
  Bancshares.........              272,876                        272,876                0                           *

------------------------

*   Less than 1%.

    Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. Shares of common stock issuable pursuant to options, warrants and convertible securities are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group.

(1) Includes 3,071,184 shares of common stock which entities affiliated with Symphony Asset Management has the right to acquire within 60 days of December 31, 2003 upon the exercise of common stock purchase warrants. Includes the ownership by the following funds managed by Symphony Asset
    Management: 30,508 shares held by Adagio Fund, 172,881 shares held by Andante Fund, LP, 1,034,745 shares held by Arpeggio Fund, 129,661 shares held by CSV Limited, 101,695 shares held by International Monetary Fund, 1,449,152 shares held by Rhapsody Fund, LP and 152,542 shares held by Vivace Fund, LP. Symphony Asset Management is a wholly owned subsidiary of Nuveen Investments, Inc. Mr. Gunther Stein is the Director of Fixed Income Strategies of Symphony Asset Management and exercises sole voting and investment power with respect to all shares held by Adagio Fund, Andante Fund, Arpeggio Fund, CSV Limited, International Monetary Fund, Rhapsody Fund and Vivace Fund. Symphony Asset Management may be deemed to beneficially own all 3,071,184 shares.

(2) Includes 727,627 shares of common stock which JMG Triton Offhsore
    Fund, Ltd. has the right to acquire within 60 days of December 31, 2003 upon the exercise of common stock purchase warrants. Pacific Assets Management, LLC is the investment manager of JMG Triton Offshore Fund, Ltd. and exercises sole voting and investment power with respect to all 727,627 shares. Pacific Assets Management, LLC may be deemed to beneficially own all 727,627 shares. The equity interests of Pacific Assets Management are owned by Pacific Capital Management, Inc. and Asset Alliance Holding Corp. The equity interests of Pacific Capital Management are owned by Mr. Roger Richter, Jonathan Glaser and Daniel David and Messrs. Richter, Glaser and David hold sole investment discretion over the holdings at JMG Triton Offshore Fund.

(3) Includes 366,100 shares of common stock which Singer Children's Management Trust has the right to acquire within 60 days of December 31, 2003 upon the exercise of common stock purchase warrants. Karen Singer and Steven Singer are trustees of Singer Children's Management Trust and exercise sole voting and investment power with respect to all 366,100 shares. Ms. Singer and Mr. Singer, as trustees, may be deemed to beneficially own all 366,100 shares.

(4) Includes 750,505 shares of common stock which entities affiliated with Kingdon Capital Management LLC has the right to acquire within 60 days of December 31, 2003 upon the exercise of common stock purchase warrants. Includes the ownership by the following: 180,100 shares held by Kingdon Associates, 48,800 shares held by Kingdon Family, 63,800 shares held by Kingdon Partners and 457,805 shares held by M. Kingdon Offshore. Kingdon Capital Asset Management exercises sole voting and investment power with respect to all shares held by these funds and Mr. Mark Kingdon and Mr. Chris Melton hold investment power over Kingdon Capital Asset Management. Kingdon Capital Asset Management and Messrs. Kingdon and Melton may be deemed to beneficially own all 750,505 shares.

             SELECTED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

    The following selected condensed consolidated financial information as of and for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 have been derived from our audited financial statements. The selected condensed consolidated financial information as of and for the three and nine months ended September 30, 2004 and 2003 is derived from our unaudited consolidated financial statements. The selected condensed consolidated financial information set forth below should be read along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.

                                                        NINE MONTHS
                                  THREE MONTHS             ENDED
                               ENDED SEPTEMBER 30,      SEPTEMBER 30,                       YEAR ENDED DECEMBER 31,
                               -------------------   -------------------   ------------------------------------------------------
                                 2004       2003       2004       2003       2003       2002        2001        2000       1999
                               --------   --------   --------   --------   --------   ---------   ---------   --------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Net revenue..................  $ 70,359   $ 44,032   $188,542   $124,992   $178,159   $ 164,942   $ 110,180   $ 61,218   $ 19,417
Costs and operating expenses:
Data communications and
  telecommunications
  (excluding depreciation
  and amortization)..........    60,037     38,502    160,693    106,799    152,853     142,847     102,320     60,594     21,007
Research and development.....     3,585      2,893     10,665     10,017     13,387      17,781      23,939     15,168      6,183
Selling and marketing........     2,308      1,877      6,440      5,774      7,513      11,279      20,323     19,352      5,568
General and administrative...     3,480      1,228      9,699      6,557      7,665      24,186      25,563     18,596      5,111
Depreciation and
  amortization...............     2,141      4,267      8,452     16,129     20,065      31,871      32,364     15,718      2,997
Non-cash stock-based
  compensation...............        --         29         --         86         86         967       1,368      1,061        198
Loss on sale of messaging
  business...................        --         --         --         --         --       2,066          --         --         --
Restructuring costs..........        --         --         --         --         --       5,536      51,834         --         --
(Gain) loss on disposal of
  property and equipment.....        --         --         --         --         --          --          --         --        (15)
                               --------   --------   --------   --------   --------   ---------   ---------   --------   --------
Total costs and operating
  expenses...................    71,551     48,796    195,949    145,362    201,569     236,533     257,711    130,489     41,049
                               --------   --------   --------   --------   --------   ---------   ---------   --------   --------
Operating loss...............    (1,192)    (4,764)    (7,407)   (20,370)   (23,410)    (71,591)   (147,531)   (69,271)   (21,632)
Interest income..............        13         30         41        142        161       1,290       9,169     19,824      1,329
Interest expense.............    (1,441)      (801)    (2,989)    (3,200)    (3,967)    (11,608)    (16,518)   (12,844)      (836)
Gain on bond repurchases and
  exchanges..................        --         --         --     16,615     16,615      25,790      14,549         --         --
Impairment of investment in
  long-term non-marketable
  security...................        --         --     (5,000)        --         --          --          --         --         --
Other income (expense),
  net........................       (71)       (98)      (156)      (292)      (337)       (382)       (587)        --          3
Minority interest in loss of
  joint venture..............        --         --         --         --         --          --          --         --         49
Refinancing transaction
  costs......................      (205)        --     (2,159)       --
Refinancing related interest
  expense....................        --         --       (481)       --
                               --------   --------   --------   --------   --------   ---------   ---------   --------   --------
Loss from continuing
  operations.................    (2,896)    (5,633)   (18,151)    (7,105)   (10,938)    (56,501)   (140,918)   (62,291)   (21,087)
Income (loss) from
  discontinued operations....     1,861         --      1,861         --      1,251     (65,222)    (49,771)        --         --
                               --------   --------   --------   --------   --------   ---------   ---------   --------   --------
Net loss.....................  $ (1,035)  $ (5,633)  $(16,290)  $ (7,105)  $ (9,687)  $(121,723)  $(190,689)  $(62,291)  $(21,087)
                               ========   ========   ========   ========   ========   =========   =========   ========   ========
Accretion of dividends on
  redeemable convertible
  preferred stock............                                                                                              (1,020)
                                                                                                                         --------
Net loss applicable to common
  stockholders...............                                                                                            $(22,107)
                                                                                                                         ========
Pro forma net loss applicable
  to common stockholders.....        --         --                                                                       $(21,087)
                                                                                                                         ========
Basic and diluted net loss
  per share:
Loss from continuing
  operations.................  $  (0.06)  $  (0.13)  $  (0.39)  $  (0.16)  $  (0.24)  $   (1.25)  $   (3.30)  $  (1.85)  $  (2.29)
Income (loss) from
  discontinued operations....      0.04         --       0.04         --       0.03       (1.45)      (1.17)        --         --
                               --------   --------   --------   --------   --------   ---------   ---------   --------   --------
Basic and diluted net loss
  per share..................  $  (0.02)  $  (0.13)  $  (0.35)  $  (0.16)  $  (0.21)  $   (2.70)  $   (4.47)  $  (1.85)  $  (2.29)
                               ========   ========   ========   ========   ========   =========   =========   ========   ========
Basic and diluted weighted
  average common shares
  outstanding(1):
  Basic......................    47,884     44,714     46,411     44,672     44,696      45,164      42,645     33,612      9,655
                               ========   ========   ========   ========   ========   =========   =========   ========   ========
  Diluted....................    47,884     44,714     46,411     44,672     44,696      45,164      42,645     33,612      9,655
                               ========   ========   ========   ========   ========   =========   =========   ========   ========
Pro forma basic and diluted
  net loss per share(1)(2)...                                                                                            $  (0.89)
                                                                                                                         ========
Pro forma basic and diluted
  weighted average common
  shares outstanding(1)(2)...                                                                                              23,678
                                                                                                                         ========

                                                              SEPTEMBER 30,
                                                                   2004         2003       2002       2001       2000       1999
                                                              -------------   --------   --------   --------   --------   --------
                                                                                          (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents, restricted cash and marketable
  securities................................................    $ 46,587      $ 17,270   $ 32,317   $118,690   $300,327   $123,666
Working capital.............................................      31,753         3,264     21,906    155,509    258,513     27,915
Total assets................................................      91,631        67,538     98,524    328,825    447,818    153,473
Long term debt, net of current portion......................      67,383        65,829     93,590    171,343    190,880     11,689
Total stockholders' (deficit) equity........................     (24,645)      (42,108)   (33,972)    86,717    206,896    126,904

----------------------------------

(1) Computed on the basis described in Note 2 of the notes to our consolidated financial statements appearing elsewhere in this prospectus.

(2) Adjusted to give effect to the conversion of all shares of preferred stock, Class A and Class B common stock from the date of original issuance. Does not include the shares of common stock issued upon the conversion of notes issued by the Company in March 2000.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES TO THOSE STATEMENTS AND OTHER FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. AS A RESULT OF MANY FACTORS, SUCH AS THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS, OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS.

OVERVIEW

We are a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services. Our continuing operations consist primarily of our Voice-Over-Internet-Protocol ("VoIP") business. We offer wholesale services through our worldwide network to carriers, telephony resellers and others around the world by operating through various service agreements with local service providers in the United States, Europe, Asia, the Middle East, Latin America, Africa and Australia.

During 2003, many major telecommunications carriers announced plans to deploy VoIP technology in their networks, to migrate their traffic to VoIP, and to introduce VoIP-based services to their retail customers. In addition, new providers of retail telephony services based on VoIP emerged during 2003. We believe this trend may have a positive impact on our business in the future by lowering the level of capital investment required for our network and potentially positioning us to receive a larger volume of international traffic in the future. Telephone calls that enter The iBasis Network as traditional PSTN
(TDM) calls must be converted into Internet protocol (IP) for transport through our VoIP infrastructure and over the public Internet. In contrast, telephone calls that enter our network already in the form of IP do not require conversion from traditional PSTN to IP through a VoIP gateway. Thus, VoIP-based traffic we receive require a lower capital investment in our network. These major carriers have initially focused their VoIP plans on their U.S. networks, rather than their international network. We believe that it may be more economical for these major carriers to send their VoIP-based international traffic to our network rather than making the capital investment necessary in their international network infrastructure. Many of the new providers of VoIP-based telephony services do not have an international infrastructure in place and, similarly, we believe it may be more economical for these emerging carriers to send their VoIP-based international traffic to us.

During the third quarter of 2003, we introduced our retail prepaid calling card services and have marketed such services primarily to ethnic communities within major domestic markets through distributors. Our entry into the retail prepaid calling card business is based on our strategy to leverage our existing international VoIP network with additional services that have the potential to deliver higher margins than our wholesale international VoIP services. In addition, the retail prepaid calling card business typically has a faster cash collection cycle than wholesale international VoIP services. Beginning in the second quarter of 2004, our recently created operating segment, retail prepaid calling card services and other enhanced services ("Retail") became a reportable business segment, in addition to our international wholesale VoIP services. Since we introduced our retail prepaid calling card services, revenue from our Retail business had been less than 10% of total revenue. Beginning in the second quarter of 2004, revenue from our Retail business has exceeded 10% of our total net revenue. In September 2004, we launched a prepaid calling service as part of our Retail business segment, Pingo, offered directly to consumers through an eCommerce web interface. Revenue from Pingo in the third quarter of 2004 was insignificant.

We have a history of operating losses and, as of September 30, 2004, our accumulated deficit was $428.5 million and our stockholders' deficit was $24.6 million. We used $1.8 million and $3.2 million in cash from operations in the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively.

In June 2004, we completed a refinancing of our outstanding debt obligations. As part of the refinancing, we completed an exchange offer pursuant to which $37.3 million of our outstanding 5 3/4% Convertible Subordinated Notes due in March 2005, representing approximately 98% of the total amount of the notes outstanding, were tendered for the same principal amount of new 6 3/4% Convertible Subordinated Notes due in June 2009. Approximately $0.9 million of the 5 3/4% Convertible Subordinated Notes due in March 2005 remain outstanding after the exchange offer. Simultaneously with the exchange offer, we prepaid all $25.2 million of our 11 1/2% Senior Secured Notes due in January 2005 for cash equal to the principal amount plus accrued but unpaid interest and the issuance of warrants exercisable for an aggregate of 5,176,065 shares of our common stock at $1.85 per share. We issued $29.0 million of new 8% Secured Convertible Notes due in June 2007 of which $25.2 million was used to prepay the 11 1/2% Senior Secured Notes due in January 2005. The new 6 3/4% Convertible Subordinated Notes due in June 2009 and the new 8% Secured Convertible Notes due in June 2007 are convertible into shares of common stock at $1.85 per share.

In September 2004, we completed a private equity placement of 15,000,000 shares of our common stock at $2.10 per share, for total gross proceeds of $31.5 million, to a group of institutional and accredited investors. Investment banking fees and other costs of the transaction were approximately $1.5 million, resulting in net proceeds to us from the private equity placement of approximately $30.0 million. The net proceeds from the private equity placement will be used for working capital requirements, capital asset purchases and general corporate purposes.

MANAGEMENT PLANS

We continue to expand our market share in international wholesale VoIP services by expanding our customer base and by introducing cost-effective solutions for our customers to interconnect with our network. During the first quarter of 2004, we introduced our DirectVoIP service which eliminates the need for certain switches for our customers to interconnect to our network, thus reducing capital equipment costs for both us and our customers. Our strategy is to continue the deployment of our Retail calling services which leverage our international VoIP network with our real time back office systems, and have the potential to deliver higher margins and improve cash flow. In addition, we continue to increase the traffic we terminate to mobile phones, which generally delivers higher average revenue per minute and margins than typical fixed-line traffic. We also continue to control operating expenses and capital expenditures, as well as to monitor and manage accounts payable and accounts receivable and restructure existing debt to enhance cash flow.

Our plans include:

     -  expanding our market share for our Retail calling services;

     -  increasing revenues generated through mobile phone terminations;

     - increasing our customer base by introducing cost-effective solutions to interconnect with our network;

     - use of our switchless architecture, which eliminates the need for costly telecommunications switches and other equipment; and

     -  aggressive management of credit risk.

From 2001 to date, we took a series of actions to reduce operating expenses, restructure operations, reduce outstanding debt and provide additional liquidity. Such actions primarily included:

     - reductions in workforce and consolidation of Internet Central Offices. As a result of our restructuring programs and our continued focus on controlling expenses, our research and development; selling and marketing and general and administrative expenses, in total, declined to $28.6 million in 2003 from $53.2 million in 2002;

     - sale of our previous messaging business and the assets associated with our previous Speech Solutions Business;

     -  settlement of certain capital lease obligations;

     - repurchase of a portion of our 5 3/4% Convertible Subordinated Notes for cash;

     - exchange of a portion of our 5 3/4% Convertible Subordinated Notes for 11 1/2% Senior Secured Notes and warrants to purchase common stock;

     -  establishment of a new credit facility with a bank; and

     - completion of our refinancing plan, pursuant to which $37.3 million (98% of the total outstanding) of our 5 3/4% Convertible Subordinated Notes due in March 2005 were tendered for the same principal amount of our new 6 3/4% Convertible Subordinated Notes due in June 2009 and $29.0 million of 8% Secured Convertible Notes due in June 2007 were issued to finance the prepayment of all $25.2 million of our 11 1/2% Senior Secured Notes due in January 2005.

     - completion of a private equity placement in September 2004 that resulted in net proceeds to us of approximately $30.0 million.

We anticipate that the September 30, 2004 balance of $46.6 million in cash and cash equivalents, together with cash flow generated from operations, will be sufficient to fund our operations and debt service requirements for at least the next twelve months.

The following discussion and analysis of our financial condition and results of operations for the three months and nine months ended September 30, 2004 and 2003 should be read in conjunction with the unaudited condensed consolidated financial statements and footnotes for the three months and nine months ended September 30, 2004 included herein, and the year ended December 31, 2003, included in our Annual Report on Form 10-K.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and and analysis of our financial condition and results of operations are based upon our condensed consolidated financial statements. The preparation of these financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires us to make judgments, assumptions and estimates that affect the reported amounts of assets, liabilities, revenue and expenses and disclose contingent assets and liabilities. We base our accounting estimates on historical experience and other factors that we consider reasonable under the circumstances. However, actual results may differ from these estimates. To the extent there are material differences between our estimates and the actual results, our future financial condition and results of operations will be affected. The following is a summary of our critical accounting policies and estimates.

REVENUE RECOGNITION. For our wholesale business, our revenue transactions are derived from the resale of international minutes of calling time. We recognize revenue in the period the service is provided, net of revenue reserves for potential billing disputes. Such disputes can result from disagreements with customers regarding the duration, destination or rates charged for each call. For our retail prepaid calling card business, revenue is deferred upon activation of the cards and is recognized as the prepaid calling card balances are reduced based upon minute usage and service charges. Revenue from both the resale of minutes as well as the usage of the prepaid calling cards is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller's price to the buyer is fixed or determinable and collectibility is reasonably assured.

ACCOUNTS RECEIVABLE. We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customer's current credit worthiness, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and maintain a provision for estimated credit losses based upon our historical experience and any specific customer collection issues that we have identified. We have been able to mitigate our credit risk by using reciprocal arrangements with customers, who are also iBasis suppliers, to offset our outstanding receivables. A majority of our accounts receivable are from international carriers.

IMPAIRMENT OF LONG LIVED ASSETS. Our long lived assets consist primarily of property and equipment. We have assessed the realizability of these assets and determined that there was no asset impairment as of September 30, 2004 for these assets. Any future impairment would not impact cash flow but would result in an additional charge in our statement of operations.

LONG TERM INVESTMENT IN NON-MARKETABLE SECURITY. Our long-term investment in a non-marketable security represents an equity investment in a privately-held company that was made in connection with a round of financing with other third-party investors. As our investment does not permit us to exert significant influence or control over the entity in which we have invested, the recorded amount represents our cost of the investment less any adjustments we make when we determine that an investment's carrying value is other-than-temporarily impaired.

The process of assessing whether the equity investment's net realizable value is less than its carrying cost requires a significant amount of judgment due to the lack of a mature and stable public market for investments of this type. In making this judgment, we carefully consider the investee's most recent financial results, cash position, recent cash flow data, projected cash flows (both short and long-term), financing needs, recent financing rounds, most recent valuation data, the current investing environment, management or ownership changes, and competition. This valuation process is based primarily on information that we request, receive and discuss with the investees' management on a quarterly basis. We consider our equity investment to be other than temporarily impaired if, as of the end of any quarter, we believe that the carrying value of the investment is greater than the estimated fair value. Such evaluation is performed on a quarterly basis.

Based on our evaluation for the quarter ended March 31, 2004, we determined that our investment in this privately-held company has been other than temporarily impaired and, as a result, we recorded a $5.0 million non-cash charge to continuing operations in the first quarter of 2004. Since March 31, 2004, based on our on-going monitoring of this privately-held company, we continue to believe that our investment has been other than temporarily impaired.

RESTRUCTURING CHARGES. During 2002 and 2001, we recorded significant charges to operations in connection with our restructuring programs. The related reserves reflect estimates, including those pertaining to severance costs and facility exit costs. We assess the reserve requirements to complete each restructuring program at the end of each reporting period. Actual experience may be different from these estimates. We had no restructuring charges in 2003, or the three and nine months ended September 30, 2004.

RESULTS FROM CONTINUING OPERATIONS

The following table sets forth for the periods indicated the principal items included in the Consolidated Statement of Operations as a percentage of net revenue.

                                                    THREE MONTHS ENDED SEPTEMBER 30,      NINE MONTHS ENDED SEPTEMBER 30,
                                                   -----------------------------------    -------------------------------
                                                        2004                2003                2004             2003
                                                   ---------------    ----------------    ----------------    -----------
Net revenue                                                  100.0%              100.0%              100.0%         100.0%
Costs and operating expenses:
Datacommunications and telecommunications                     85.3                87.4                85.2           85.4
Research and development                                       5.1                 6.6                 5.7            8.0
Selling and marketing                                          3.3                 4.3                 3.4            4.6
General and administrative                                     4.9                 2.8                 5.1            5.3
Depreciation and amortization                                  3.1                 9.7                 4.5           12.9
Non-cash stock-based compensation                               --                  --                  --            0.1
                                                   ---------------    ----------------    ----------------    -----------
Total costs and operating expenses                           101.7               110.8               103.9          116.3

Loss from operations                                          (1.7)              (10.8)               (3.9)         (16.3)

Interest income                                                 --                  --                  --            0.1
Interest expense                                              (2.0)               (1.8)               (1.6)          (2.6)
Gain on bond exchanges                                          --                  --                  --           13.3
Loss on long-term non-marketable security                       --                  --                (2.7)            --
Other expenses, net                                           (0.1)               (0.2)               (0.1)          (0.2)
Debt refinancing charges:
Transaction costs                                             (0.3)                 --                (1.1)            --
Additional interest expense, net                                --                  --                (0.2)            --
                                                   ---------------    ----------------    ----------------    -----------

Loss from continuing operations                               (4.1)              (12.8)               (9.6)          (5.7)
Income from discontinued operations                            2.6                  --                 1.0             --
                                                   ---------------    ----------------    ----------------    -----------
Net loss                                                      (1.5)%             (12.8)%              (8.6)%         (5.7)%
                                                   ---------------    ----------------    ----------------    -----------

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2003       2002       2001
                                                              --------   --------   --------
Net revenue.................................................   100.0%     100.0%      100.0%
Costs and operating expenses:
Data communications and telecommunications..................    85.8       86.6        92.9
Research and development....................................     7.5       10.8        21.7
Selling and marketing.......................................     4.2        6.8        18.4
General and administrative..................................     4.3       14.6        23.3
Depreciation and amortization...............................    11.3       19.3        29.4
Non-cash stock-based compensation...........................      --        0.6         1.2
Loss on sale of messaging business..........................      --        1.3          --
Restructuring costs.........................................      --        3.4        47.0
                                                              --------   --------   --------
Total costs and operating expenses..........................   113.1      143.4       233.9
Loss from operations........................................   (13.1)     (43.4)     (133.9)
Interest income.............................................     0.1        0.8         8.3
Interest expense............................................    (2.2)      (7.1)      (15.0)
Gains on bond repurchases and exchanges.....................     9.3       15.6        13.2
Impairment of investment in long-term non-marketable
  security..................................................      --         --          --
Other expenses, net.........................................    (0.2)      (0.2)       (0.5)
                                                              --------   --------   --------
Loss from continuing operations.............................    (6.1)     (34.3)     (127.9)
Income (loss) from discontinued operations..................     0.7      (39.5)      (45.2)
                                                              --------   --------   --------
Net loss....................................................    (5.4)%    (73.8)%    (173.1)%

THREE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO SEPTEMBER 30, 2003

NET REVENUE. Our primary source of revenue is the fees that we charge customers for completing voice and fax calls over our network. Revenue is dependent on the volume of voice and fax traffic carried over the network, which is measured in minutes. We charge our customers fees, per minute of traffic, that are dependent on the length and destination of the call and recognize this revenue in the period in which the call is completed. Our average revenue per minute is based upon our total net revenue divided by the number of minutes of traffic over our network for the applicable period. Average revenue per minute is a key telecommunications industry financial measurement. We believe this measurement is useful in understanding our financial performance, as well as industry trends. Although the long distance telecommunications industry has been experiencing declining prices in recent years, due to the effects of deregulation and increased competition, our average revenue per minute can fluctuate from period to period as a result of shifts in traffic over our network to higher priced, or lower priced, destinations.

Net revenue increased by approximately $26.4 million, or 60%, to $70.4 million for 2004 from $44.0 million for 2003. Traffic carried over our network increased 49% to approximately 1.3 billion minutes for 2004 from 866 million minutes for 2003 and our average revenue per minute was 5.5 cents in 2004 compared to 5.1 cents per minute in 2003. Revenue from our international wholesale VoIP services ("Wholesale") increased $16.0 million, or 38%, to $58.6 million for 2004 from $42.6 million in 2003. Revenues for our retail prepaid calling card services and other enhanced services ("Retail"), were $11.8 million in 2004 compared to $1.4 million in 2003. This increase reflects the rapid growth we have achieved with our retail prepaid calling card services, which we introduced in the third quarter of 2003. Revenue from our Pingo calling services, which we launched in September 2004, were insignificant in the third quarter of 2004.

DATA COMMUNICATIONS AND TELECOMMUNICATIONS COSTS. Data communications and telecommunications expenses are composed primarily of termination and circuit costs. Termination costs are paid to local service providers to terminate voice and fax calls received from our network. Terminating costs are negotiated with the local service provider. Should competition cause a decrease in the prices we charge our customers and, as a result, a decrease in our profit margins, our contracts, in some cases, provide us with the flexibility to renegotiate the per-minute termination fees. Circuit costs include charges for Internet access at our Internet Central Offices, fees for the connections between our Internet Central Offices and our customers and/or service provider partners, facilities charges for overseas Internet access and phone lines to the primary telecommunications carriers in particular countries, and charges for the limited number of dedicated international private line circuits we use. For our Retail calling services, these costs also include the cost of local and toll free access charges.

Data communications and telecommunications expenses increased by $21.5 million, or 56%, to $60.0 million for 2004 from $38.5 million for 2003. Data communications and telecommunications expenses were $50.0 million and $10.0 million for our Wholesale and Retail business segments, respectively. The increase in data communications and telecommunications expense primarily reflects the increase in traffic, as discussed above. The largest component of this expense, termination costs, increased to $58.4 million for 2004 from $36.9 million for 2003 while circuit costs remained flat at $1.6 million for 2004 and 2003. As a percentage of net revenues, data communications and telecommunications expenses decreased to 85.3% for 2004 from 87.4% in 2003. We expect data communications and telecommunications expenses to decrease as a percentage of net revenue to continue to decrease over the balance of 2004 as we further increase utilization and efficiency of our network and achieve economies of scale and we increase our revenues from our higher-margin retail prepaid calling card services.

RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses include the expenses associated with developing, operating, supporting and expanding our international and domestic network, expenses for improving and operating our global network operations centers, salaries, and payroll taxes and benefits paid for employees directly involved in the development and operation of our global network operations centers and the rest of our network. Also included in this category are research and development expenses that consist primarily of expenses incurred in enhancing, developing, updating and supporting our network and our proprietary software applications.

Research and development expenses increased by $0.7 million to $3.6 million for 2004 from $2.9 million for 2003. The increase in research and development expenses is due to expenditures related to the support of The iBasis Network, including network hardware and software maintenance. As a percentage of net revenue, research and development expenses decreased to 5.1% for 2004 from 6.6% for 2003. We expect that research and development expenses will remain relatively level and continue to decrease as a percentage of net revenue over the balance of 2004.

SELLING AND MARKETING EXPENSES. Selling and marketing expenses include expenses relating to the salaries, payroll taxes, benefits and commissions that we pay for sales personnel and the expenses associated with the development and implementation of our promotion and marketing campaigns.

Selling and marketing expenses increased by $0.4 million, to $2.3 million in 2004, from $1.9 million in 2003. The increase in expenses primarily relates to additional investments we have made in sales and marketing to support our growing Retail business. As a percentage of net revenue, selling and marketing expenses decreased to 3.3% for 2004 from 4.3% for 2003. We anticipate that selling and marketing expenses will remain relatively level and will continue to decrease as a percentage of net revenue over the balance of 2004.

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses include salary, payroll tax and benefit expenses and related costs for general corporate functions, including executive management, finance and administration, legal and regulatory, facilities, information technology and human resources.

General and administrative expenses increased by $2.3 million to $3.5 million for 2004 from $1.2 million for 2003. In 2003, general and administrative expenses were reduced by $2.2 million for the recovery of a previously reserved customer accounts receivable balance. As a percentage of net revenue, general and administrative expenses were 4.9% for 2004 and 2.8% for 2003. We expect general and administrative expenses to remain relatively level and decrease as a percentage of net revenue over the balance of 2004.

DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses decreased by $2.2 million to $2.1 million for 2004 from $4.3 million for 2003. This decrease was primarily due to the end of the useful life of certain networking equipment. As a percentage of net revenue, depreciation and amortization expenses decreased to 3.1% for 2004 from 9.7% for 2003. We expect depreciation and amortization expenses to continue to decrease over the balance of 2004, both in absolute dollars and as a percentage of net revenue.

NON-CASH STOCK-BASED COMPENSATION. Non-cash stock-based compensation represents compensation expense incurred in connection with the grant of stock options to our employees with exercise prices less than the fair value of our common stock at the respective dates of grant. Such grants were made prior to our initial public stock offering and are being expensed over the vesting periods of the options granted. Non-cash stock-based compensation was $29,000 in 2003. There was no non-cash stock-based compensation expense in 2004 as these options became fully vested in 2003.

INTEREST INCOME. Interest income was $13,000 and $30,000 for 2004 and 2003, respectively. The decrease in interest income reflects our lower average cash balance in 2004.

INTEREST EXPENSE. Interest expense in 2004 is primarily composed of interest expense on the new 6 3/4% Convertible Subordinated Notes due in June 2009 and the new 8% Secured Convertible Notes due in June 2007, as well as capital leases. Interest expense increased by $0.6 million to $1.4 million in 2004 from $0.8 million in 2003. As a result of the completion of the refinancing of our debt in June 2004, interest expense includes interest on the new 8% Secured Convertible Notes due in June 2007. Previously, all of the interest on our 11 1/2% Senior Secured Notes due in January 2005 had been charged to the gain on bond exchanges in 2003. As a result, prior to the third quarter of 2004, interest expense did not include interest on the 11 1/2% Senior Secured Notes due in January 2005.

OTHER EXPENSES, NET. Other expenses, net were $71,000 and $98,000 in 2004 and 2003, respectively, and relate mostly to state excise and franchise taxes.

REFINANCING TRANSACTION COSTS. Transaction costs of $0.2 million in the third quarter of 2004 relate to the refinancing of our debt in June 2004 and include costs to register shares underlying the debt securities.

INCOME TAXES. We have not recorded an income tax benefit for the losses associated with our operating losses in 2004 and 2003, as we believe that it is more likely than not that these benefits will not be realized.

INCOME FROM DISCONTINUED OPERATIONS. Income from discontinued operations of $1.9 million in 2004 relates to the expiration of certain contingent obligations associated with the sale of our former Speech Solutions Business in 2002.

NET LOSS. Loss from continuing operations was $2.9 million in 2004 compared to a loss of $5.6 million in 2003. Excluding refinancing charges of $0.2 million, the loss in 2004 was $2.7 million. The reduction in the loss from operations in 2004 compared to 2003 of $2.9 million, excluding refinancing charges, primarily relates to the proportionately lower level of costs and operating expenses on the higher level of revenues year-to-year.

NINE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO SEPTEMBER 30, 2003

NET REVENUE. Net revenue increased by approximately $63.5 million, or 51%, to $188.5 million for 2004 from $125.0 million for 2003. Traffic carried over our network increased 36% to approximately 3.4 billion minutes for 2004 from approximately 2.5 billion minutes for 2003 and our average revenue per minute was 5.5 cents in 2004 compared to 5.0 cents per minute in 2003. Revenues from our international wholesale VoIP services increased $43.5 million, or 36%, to $165.3 million for 2004 from $121.8 million in 2003. Revenues for our retail prepaid calling card services and other enhanced services, were $23.2 million in 2004 compared to $3.2 million in 2003. This increase reflects the rapid growth we have achieved with our retail prepaid calling card services, which we introduced in the third quarter of 2003.

DATA COMMUNICATIONS AND TELECOMMUNICATION COSTS. Data communications and telecommunications expenses increased by $53.9 million, or 50%, to $160.7 million for 2004 from $106.8 million for 2003. Data communications and telecommunications expenses were $141.5 million and $19.2 million for our Wholesale and Retail business segments, respectively. The increase in data communications and telecommunications expense primarily reflects the increase in traffic, as discussed above. The largest component of this expense, termination costs, increased to $156.5 million for 2004 from $102.7 million for 2003 while circuit costs were $4.2 million for 2004 and $4.1 million for 2003. As a percentage of net revenues, data communications and telecommunications expenses increased to 85.2% for 2004 from 84.4% in 2003.

RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased $0.7 million to $10.7 million for 2004 from $10.0 million in 2003. The increase in research and development expenses is due to expenditures related to the support of The iBasis Network, including network hardware and software maintenance. As a percentage of net revenue, research and development expenses decreased to 5.7% for 2004 from 8.0% for 2003.

SELLING AND MARKETING EXPENSES. Selling and marketing expenses increased by $0.6 million, to $6.4 million in 2004, from $5.8 million in 2003. The increase in expenses primarily relates to additional investments we have made in sales and marketing to support our growing Retail business. As a percentage of net revenue, selling and marketing expenses decreased to 3.4% for 2004 from 4.6% for 2003.

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by $3.1 million to $9.7 million for 2004 from $6.6 million for 2003. In 2003, general and administrative expenses were reduced by $2.2 million for the recovery of a previously reserved customer accounts receivable balance. The increase in expenses in 2004 also relates to costs associated with complying with the Sarbanes-Oxley Act. As a percentage of net revenue, general and administrative expenses decreased to 5.1% for 2004 from 5.3% for 2003.

DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses decreased by $7.6 million to $8.5 million for 2004 from $16.1 million for 2003. This decrease was primarily due to the end of the useful life of certain networking equipment. As a percentage of net revenue, depreciation and amortization expenses decreased to 4.5% for 2004 from 12.9% for 2003.

NON-CASH STOCK-BASED COMPENSATION. Non-cash stock-based compensation represents compensation expense incurred in connection with the grant of stock options to our employees with exercise prices less than the fair value of our common stock at the respective dates of grant. Such grants were made prior to our initial public stock offering and are being expensed over the vesting periods of the options granted. Non-cash stock-based compensation was $86,000 in 2003. There was no non-cash stock-based compensation expense in 2004 as these options became fully vested in 2003.

INTEREST INCOME. Interest income was $41,000 and $111,000 for 2004 and 2003, respectively. The decrease in interest income reflects our lower average cash balance in 2004.

INTEREST EXPENSE. Interest expense for 2004 is primarily composed of interest expense on the 5 3/4% Convertible Subordinated Notes due in March 2005, the new 6 3/4% Convertible Subordinated Notes due in June 2009 and the new 8% Secured Convertible Notes due in June 2007, as well as capital leases. Interest expense decreased by $0.2 million to $3.0 million in 2004 from $3.2 million in 2003. This decrease primarily relates to the bond exchanges in 2003, which reduced our debt level by $25.2 million, as well as reduced interest expense relating to a lower level of capital leases. This reduction was partially offset by the inclusion in 2004 of interest on the new 8% Secured Convertible Notes due in June 2007. Interest associated with the 11 1/2% Senior Secured Notes due in January 2005, which were repaid in full as part of the debt refinancing, had been charged to the gain on the bond exchanges in 2003.

OTHER EXPENSES, NET. Other expenses, net were $156,000 and $292,000 in 2004 and 2003, respectively, and relate mostly to state excise and franchise taxes.

GAIN ON BOND EXCHANGES. In 2003, we recognized a gain of $16.6 million in connection with the early extinguishment of $50.4 million of the 5 3/4% Convertible Subordinated Notes due in March 2005.

LOSS ON LONG TERM NON-MARKETABLE SECURITY. In the first quarter of 2003, we determined that our equity investment in a privately-held company had been other than temporarily impaired, and, as a result, recorded a non-cash $5.0 million charge. Our decision was based on our evaluation of the privately-held company's current cash position and recent operating results, as well as the perceived inability of that company to obtain additional financing at a level, and in a timely manner, to support its continued operations.

REFINANCING TRANSACTION COSTS. Transaction costs relating to the refinancing of our debt in June 2004 were $2.2 million. These costs consisted primarily of investment banking services, legal and audit fees.

REFINANCING RELATED INTEREST EXPENSE. We issued warrants to purchase a total of
5.2 million shares of our common stock, at $1.85 per share, to the holders of the 11 1/2% Senior Secured Notes due in January 2005 as partial consideration for the prepayment of these notes. The fair value of $2.1 million for these warrants has been charged to the statement of operations as additional interest expense. Future interest on the 11 1/2% Senior Secured Notes due in January 2005 of $1.6 million, that had originally been charged to the gain on bond exchanges in 2003 and will not be paid as a result of the prepayment of these notes, was recorded as a reduction to the additional interest expense associated with the refinancing. As a result, refinancing related interest expense, net was $0.5 million in 2004.

INCOME TAXES. We have not recorded an income tax benefit for the losses associated with our operating losses in 2004 and 2003, as we believe that it is more likely than not that these benefits will not be realized.

INCOME FROM DISCONTINUED OPERATIONS. Income from discontinued operations of $1.9 million in 2004 relates to the expiration of certain contingent obligations associated with the sale of our former Speech Solutions Business in 2002.

NET LOSS. Loss from continuing operations was $18.2 million in 2004 compared to a loss of $7.1 million in 2003. Excluding refinancing charges of $2.6 million and the loss on a long-term non-marketable security of $5.0 million, the loss from continuing operations in 2004 was $10.5 million. Excluding the gain on bond exchanges of $16.6 million, the loss in 2003 was $23.7 million. The reduction in the net loss in 2004 compared to 2003 of $13.2 million, excluding refinancing charges, loss on a non-marketable security and gain on bond exchanges, primarily relates to the proportionately lower level of costs and operating expenses on the higher level of revenues year-to-year.

YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

    NET REVENUE. Our primary source of revenue is fees that we charge customers for completing voice and fax calls over our network. Revenue is dependent on the volume of voice and fax traffic carried over the network, which is measured in minutes. We charge our customers fees, per minute of traffic, that are dependent on the length and destination of the call and recognize this revenue in the period in which the call is completed. Our average revenue per minute is based upon our total net revenue divided by the number of minutes of traffic over our network for the applicable period.

    During the third quarter of 2003, we introduced our retail prepaid calling card services and have marketed such services primarily to ethnic communities within major domestic markets through distributors. Revenue for these services were not material for 2003.

    Our net revenue increased by approximately $13.3 million to $178.2 million for 2003 from $164.9 million for 2002. While traffic carried over our network increased to 3.5 billion minutes for 2003 from 2.6 billion minutes for 2002, such increase was partially offset by the decline in the average revenue per minute. The average revenue per minute was 5.1 cents per minute in 2003 compared to 6.4 cents per minute in 2002. The long distance telecommunications industry has been experiencing declining prices in recent years, due to the effects of deregulation and increased competition. In addition, our average revenue per minute can fluctuate from period to period as a result of shifts in traffic over our network to higher priced, or lower priced, destinations.

    DATA COMMUNICATIONS AND TELECOMMUNICATIONS EXPENSES. Data communications and telecommunications expenses are composed primarily of termination and circuit costs. Termination costs are paid to local service providers to terminate voice and fax calls received from our network. Terminating costs are negotiated with the local service provider. Should competition cause a decrease in the prices we charge our customers and, as a result, a decrease in our profit margins, our contracts, in some cases, provide us with the flexibility to renegotiate the per-minute termination fees. Circuit costs include charges for Internet access at our Internet Central Offices, fees for the connections between our Internet Central Offices and our customers and/or service provider partners, facilities charges for overseas Internet access and phone lines to the primary telecommunications carriers in particular countries, and charges for the limited number of dedicated international private line circuits we use.

    Data communications and telecommunications expenses increased by $10.0 million to $152.9 million for 2003 from $142.9 million for 2002. The increase in data communications and telecommunications expense was primarily driven by the increase in traffic, as discussed above, offset by a decline in the average rate per minute and a reduction in our circuit costs. The largest component of this expense, termination costs, increased $15.4 million, or 11.7%, to $147.2 million for 2003 from $131.8 million for 2002 while circuit costs decreased $5.3 million, or 48.4%, to $5.7 million for 2003 from $11.0 million for 2002. The decrease in circuit costs was due to our efforts to further improve our network operations and make it more cost efficient. We achieved cost savings by renegotiating prices with vendors and service provider partners, entering into more variable rather than fixed cost arrangements, reducing the number of service providers, conducting extensive studies of our circuit needs and eliminating under-utilized circuits by re-engineering more cost-effective solutions. As a percentage of net revenue, data communications and telecommunications expenses decreased to 85.8% for 2003 from 86.6% for 2002.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses include the expenses associated with developing, operating, supporting and expanding our international and domestic network, expenses for improving and operating our global network operations centers, salaries, and payroll taxes and benefits paid for employees directly involved in the development and operation of our global network operations centers and the rest of our network. Also included in this category are research and development expenses that consist primarily of expenses incurred in enhancing, developing, updating and supporting our network and our proprietary software applications.

    Research and development expenses decreased by $4.4 million to $13.4 million for 2003 from $17.8 million for 2002. The decrease in expenses reflect the effect of our 2002 restructuring program, which included the consolidation of our Internet central offices and a workforce reduction of 19 engineers, as well as our on-going efforts to improve the operations of The iBasis Network. As a result, third-party network maintenance costs declined by $2.1 million and personnel-related costs declined by $2.3 million. As a percentage of net revenue, research and development expenses decreased to 7.5% for 2003 from 10.8% for 2002.

    SELLING AND MARKETING EXPENSES. Selling and marketing expenses include expenses relating to the salaries, payroll taxes, benefits and commissions that we pay for sales personnel and the expenses associated with the development and implementation of our promotion and marketing campaigns. Selling and marketing expenses decreased by $3.8 million, or 33.4%, to $7.5 million for 2003 from $11.3 million for 2002. The decrease in expenses reflects the effect of our 2002 restructuring program, which included a workforce reduction of 10 sales and marketing personnel. As a result, personnel-related costs, including sales commissions, declined by $3.4 million and travel expenses declined by $0.7 million. As a percentage of net revenue, selling and marketing expenses decreased to 4.2% for 2003 from 6.8% for 2002.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses include salary, payroll taxes and benefits and related costs for general corporate functions, including executive management, finance and administration, legal and regulatory, facilities, information technology and human resources. General and administrative expenses decreased by $16.5 million, or 68.3%, to $7.7 million for 2003 from $24.2 million for 2002. During 2003, we recognized a $0.8 million expense for potentially uncollectible customer accounts compared to $10.0 million in 2002. In addition, during 2003, we had a bad debt recovery of $4.3 million, resulting from the collection of a previously reserved customer receivable balance, which was recorded as a credit in the 2003 statement of operations. As a percentage of net revenue, general and administrative expenses decreased to 4.3% for 2003 from 14.6% for 2002. Excluding the above-mentioned collection of a previously reserved receivable balance, general and administrative expenses decreased to 6.5% of net revenue for 2003.

    DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses decreased by $11.8 million, or 37.0%, to $20.1 million for 2003 from $31.9 million for 2002. This decrease was largely due to the $28.5 million reduction in historical cost value of our network equipment due to our agreement to settle the majority of our capital lease obligations with our primary equipment vendor in August 2002, the write-off of property and equipment as a part of our restructuring plans that were executed in 2002 as well as the end of the useful lives of certain networking equipment. As a percentage of net revenue, depreciation and amortization expenses decreased to 11.3% for 2003 from 19.3% for 2002.

    NON-CASH STOCK--BASED COMPENSATION. Non-cash stock-based compensation represents compensation expense recorded in connection with the grant of stock options to our employees with exercise prices less than the fair value of our common stock at the respective dates of grant. Such grants were either made prior to our initial public stock offering or were assumed in connection with our acquisition of PriceInteractive, Inc. in 2001, and were expensed over the vesting periods of the options granted. The decrease in non-cash stock-based compensation to $0.1 million in 2003 from $1.0 million in 2002 was due to the expiration of certain option agreements issued in connection with acquisition of PriceInteractive, Inc. in 2001, as well as our stock option exchange program which was completed in December 2002.

    LOSS ON DISPOSAL OF MESSAGING BUSINESS. In March 2002, we sold our messaging line of business to Call Sciences, an enhanced communications service provider. During 2002, we recognized a loss on the sale of $2.1 million, net of the royalty stream.

    RESTRUCTURING AND OTHER NON-RECURRING COSTS. During 2002, we announced cost reduction measures and recorded a net charge of approximately $5.5 million in the statement of operations in 2002. The charge included the write off of leasehold improvements as well as termination costs for the Miami facility space and telecommunication circuits and employee severance costs. We did not have any restructuring charges in 2003.

    The components of the restructuring charge were as follows:

                                                              (IN THOUSANDS)
                                                              --------------
Write-off of property and equipment.........................      $2,427
Termination of contractual obligations......................       2,794
Employee severance costs....................................         750
Less: Change in estimate of 2001 restructuring costs........        (435)
                                                                  ------
Total.......................................................      $5,536
                                                                  ======

    INTEREST INCOME. Interest income is primarily composed of income earned on our cash and cash equivalents and marketable securities. Interest income decreased by $1.1 million, or 87.5%, to $0.2 million in 2003 from $1.3 million in 2002. The decrease is primarily a result of our average cash balance during the period, including marketable securities, declining by approximately 70% in 2003 compared to 2002. In addition, lower average interest rates in 2003, compared to 2002, contributed to the decline in interest income. We anticipate that interest income will remain relatively level for the near future.

    INTEREST EXPENSE. Interest expense is primarily composed of interest paid on the 5 3/4% Convertible Subordinated Notes and various capital lease agreements established to finance a substantial majority of the hardware and software components of our network. Interest expense decreased by $7.6 million, or 65.8%, to $4.0 million in 2003 from $11.6 million in 2002. This decrease was attributable to reduced interest paid on capital equipment financing, the impact in 2003 of both the early termination of $40.6 million of our 5 3/4% Convertible Subordinated Notes throughout 2002 and the early termination of $50.8 million of our capital lease obligations in August 2002. Our interest expense was also reduced as a result of the exchange of $50.4 million of our 5 3/4% Convertible Subordinated Notes for $25.2 million of new 11 1/2% Senior Secured Notes during 2003.

    In accordance with SFAS No. 15, "Accounting by Debtors and Creditors Regarding Troubled Debt Restructuring," we recorded a gain on the exchange of approximately $16.6 million during 2003. SFAS No. 15 requires that the gain on the exchange be recorded net of the future payments on the new 11 1/2% Senior Secured Notes, the fair value of the warrants issued, the write off of the net book value of the deferred financing costs originally capitalized with the issuance of the 5 3/4% Convertible Subordinated Notes and any other fees or costs. While our future cash flows relating to interest payments will not be affected by the exchange, our future statements of operations will show a reduction of interest expense due to the inclusion of the interest payments on the Senior Secured Notes within the gain.

    GAIN ON BOND REPURCHASES AND EXCHANGES. During 2003, we entered into agreements with principal holders of our 5 3/4% Convertible Subordinated Notes which resulted in the retirement of $50.4 million of such notes in exchange for new debt instruments at 50% of the face value of the retired notes. Under the terms of the agreement, the holders of the retired notes received $25.2 million of new 11 1/2% Senior Secured Notes and warrants for 4,915,416 shares of our Common Stock. Each warrant has an initial exercise price of $0.65 per share and is exercisable over a five-year term. The 11 1/2% Senior Secured Notes, which mature on January 15, 2005, share in a second priority lien on our assets and are subordinated to our bank revolving line of credit.

    The gain we recognized in 2003 was calculated as follows:

                                                                   2003
                                                              --------------
                                                              (IN THOUSANDS)
Face value of surrendered 5 3/4% Convertible Subordinated
  Notes.....................................................     $ 50,350
Less: Face value of issued 11 1/2% Senior Secured Notes.....      (25,175)
  Future interest payments on 11 1/2% Senior Secured
    Notes...................................................       (5,527)
  Fair value of warrants issued.............................       (1,375)
  Reduction of deferred debt financing costs................         (723)
  Professional fees.........................................         (935)
                                                                 --------
Gain........................................................     $ 16,615
                                                                 ========

    During 2002, we repurchased a portion of our outstanding 5 3/4% Convertible Subordinated Notes and recorded gains. The gains were calculated as follows:

                                                                   2002
                                                              --------------
                                                              (IN THOUSANDS)
Carrying value of repurchased Notes.........................     $ 40,588
Less: Cost of repurchase of Notes...........................      (13,993)
Write-off of deferred debt financing costs..................         (805)
                                                                 --------
Gain........................................................     $ 25,790
                                                                 ========

    OTHER EXPENSES, NET. Other expenses, net were $0.3 million and $0.4 million in 2003 and 2002, respectively, and relate mostly to state excise and franchise taxes.

    LOSS FROM CONTINUING OPERATIONS. Our loss from continuing operations was $10.9 million and $56.5 million for 2003 and 2002, respectively. The reduction in the loss from continuing operations in 2003 was primarily a result of substantially lower costs and operating expenses as a percentage of net revenue. As a result of our restructuring programs and our continued focus on controlling expenses, our research and development, selling and marketing and general and administrative expenses, in total, declined to $28.6 million for 2003 from $53.2 million for 2002. In addition, our data communications and telecommunications costs have declined to 85.8% of net revenue for 2003 from 86.6% of net revenue for 2002.

    INCOME (LOSS) FROM DISCONTINUED OPERATIONS. On July 15, 2002, we completed the sale of substantially all the assets of our Speech Solutions Business for $18.5 million in cash ($1.5 million of this amount is in escrow). The loss from discontinued operations of $65.2 million in 2002 represents the operating loss of the Speech Solutions Business for 2002. In the fourth quarter of 2003, we recognized additional consideration of $1.3 million for an earn-out payment based on the achievement of certain 2003 revenue-based milestones associated with our former Speech Solutions Business. The cash payment associated with the earn-out was $1.0 million and was received in February 2004.

    INCOME TAXES. We have not recorded an income tax benefit for the loss associated with our operating losses as it is more likely than not that these benefits will not be realized.

    NET LOSS. The net loss for 2003 was $9.7 million, or $0.21 per share, compared to a net loss of $121.7 million, or $2.70 per share, for 2002. In 2003, income from discontinued operations was $1.3 million. The net loss of $121.7 million in 2002 included a loss from discontinued operations of $65.2 million. The net loss from continuing operations in 2003 was $10.9 million, which was $45.6 million lower than 2002. In total, our research and development, selling and marketing, and general and administrative expenses declined $24.6 million to $28.6 million in 2003 compared to $53.2 million in 2002. The reduction in these expenses reflects the effect of our 2001 and 2002 restructuring programs, as well as our continuing focus on reducing costs. In addition, depreciation and amortization decreased $11.8 million and interest expense declined $7.6 million in 2003 compared to 2002.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

    NET REVENUE. Our net revenue increased by approximately $54.7 million to $164.9 million for 2002 from $110.2 million for 2001. The increase in revenue from 2001 was the result of an increase in traffic carried over our network to
2.6 billion minutes for 2002 from 1.4 billion minutes for 2001, offset by the decline in the average rate per minute. The average revenue per minute was 6.4 cents per minute in 2002 compared to 8.2 cents per minute in 2001. The lower average revenue per minute reflects the continuing decline in prices in the long distance telecommunications industry. In addition, our average revenue per minute can fluctuate from period to period as a result of shifts in traffic over our network to higher priced, or lower priced, destinations.

    DATA COMMUNICATIONS AND TELECOMMUNICATIONS EXPENSES. Data communications and telecommunications expenses increased by $40.5 million, or 39.6%, to $142.8 million for 2002 from $102.3 million for 2001. The increase in data communications and telecommunications expense was primarily driven by the increase in traffic described above, offset by the decline in the average rate per minute. The largest component of the expense, termination costs, increased by $44.5 million, or 51.0%, to $131.8 million for 2002 from $87.3 million for 2001. Circuit and other costs decreased by $4.0 million, or 36.4%, to $11.0 million for 2002 from $15.0 million for 2001. The decrease in these circuit costs was due to our efforts to further improve our network operations and make it more cost efficient. We achieved cost savings by renegotiating prices with vendors and service provider partners, entering into more variable rather than fixed cost arrangements, reducing the number of service providers, conducting extensive studies of our circuit needs and eliminating under-utilized circuits by re-engineering more cost-effective solutions. As a percentage of net revenue, data communications and telecommunications expenses decreased to 86.6% for 2002 from 92.9% for 2001.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased by $6.1 million, or 25.7%, to $17.8 million for 2002 from $23.9 million for 2001. The decrease in expenses is due the consolidation of our Internet central offices and workforce reductions of 71 employees from our 2001 restructuring program and 19 employees from our 2002 restructuring program. As a result, personnel-related costs declined $3.1 million and third-party network maintenance costs declined by $1.7 million. As a percentage of net revenue, research and development expenses decreased to 10.8% for 2002 from 21.7% for 2001.

    SELLING AND MARKETING EXPENSES. Selling and marketing expenses decreased by $9.0 million, or 44.5%, to $11.3 million for 2002 from $20.3 million for 2001. The decrease in expenses reflects the effect of workforce reductions of 39 employees from our 2001 restructuring program and 10 employees from our 2002 restructuring program. As a result, personnel-related costs, including commissions, declined $4.6 million, travel costs decreased $2.3 million and promotional expenditures were reduced by $1.5 million. As a percentage of net revenue, selling and marketing expenses decreased to 6.8% for 2002 from 18.4% for 2001.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses decreased by $1.4 million, or 5.4%, to $24.2 million for 2002 from $25.6 million for 2001. During 2002, our cost reduction measures for general and administrative expenses included workforce reductions in the first and second quarter of 2002. These 2002 cost reductions were partially offset by a $0.9 million increase in bad debt expense in 2002 compared to 2001. As a percentage of net revenue, general and administrative expenses decreased to 14.6% for 2002 from 23.3% for 2001.

    DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses decreased by $0.5 million, or 1.5%, to $31.9 million for 2002 from $32.4 million for 2001. This decrease was due to the reduction in historical cost value of our network equipment due to our agreement to settle the majority of our capital lease obligations with our primary equipment vendor as well as the write-off of property and equipment as a part of our restructuring plans. As a percentage of net revenue, depreciation and amortization expenses decreased to 19.3% for 2002 from 29.4% for 2001.

    NON-CASH STOCK-BASED COMPENSATION. Non-cash stock-based compensation represents compensation expense incurred in connection with the grant of stock options to our employees with exercise prices less than the fair value of our common stock at the respective dates of grant. Such grants were either made prior to our initial public stock offering or were assumed in connection with our acquisition of PriceInteractive, Inc., and are being expensed over the vesting periods of the options granted. For 2002 and 2001, we recorded $1.0 million and $1.4 million, respectively, in non-cash stock-based compensation expense.

    LOSS ON SALE OF MESSAGING BUSINESS. In March 2002, we sold our messaging line of business to Call Sciences, an enhanced communications service provider. The sale included all of our messaging business, including, among other items, our Santa Clara, California data center, our customers, revenue streams, and customer prospects in exchange for $168,000 and a future royalty stream. During 2002, we recognized a loss on the sale of $2.1 million, net of the royalty stream.

    RESTRUCTURING COSTS. During 2002, we restructured to better align the organization and resources with our corporate strategy and recorded a net charge of totaling approximately $5.5 million. Included in the charges are the write-off of property and equipment, the termination of contractual obligations and, in Q2, employee severance.

    The components of the restructuring and other non-recurring costs were as follows:

                                                              (IN THOUSANDS)
                                                              --------------
Write-off of property and equipment.........................      $2,427
Termination of contractual obligations......................       2,794
Employee severance costs....................................         750
Less: Change in estimate of 2001 restructuring costs........        (435)
                                                                  ------
Total.......................................................      $5,536
                                                                  ======

    The fixed asset write-off is primarily related to the closure and abandonment of our Miami and Singapore Internet central offices. The costs include the write-off of leasehold improvements as well as an estimated provision for termination costs for the facility space and telecommunication circuits. As we continue to focus on serving the largest international carriers, Tier One carriers, who tend to maintain greater geographic footprints, management approved a plan to close our Miami and Singapore Internet Central Offices and route traffic through our other central facilities. In addition, we wrote-off certain assets relating to our transitioning to a new switchless architecture in its VoIP network.

    The employee severance costs resulted from a reduction in the workforce as we terminated 44 employees on June 28, 2002. Of these 44 people, 19 were within research and development, 10 were from sales and marketing and 15 were from general and administrative departments.

    In addition our 2002 restructuring expense was reduced by a change in estimated restructuring costs relating to our 2001 restructuring and specifically related to a reduction in the estimated cost of terminating contractual lease obligations.

    These cost reduction measures were completed in the first quarter of 2003 and had a minimal impact on business operations during 2002.

    INTEREST INCOME. Interest income is primarily composed of income earned on our cash and cash equivalents, restricted cash and marketable securities. Interest income decreased by $7.9 million, or 85.9%, to $1.3 million in 2002 from $9.2 million in 2001. The decrease is primarily a result of our average cash balance during the year, including marketable securities, declining by approximately 70% in 2002 compared to 2001. In addition, lower average interest rates in 2002, compared to 2001, contributed to the decline in interest income.

    INTEREST EXPENSE. Interest expense is primarily composed of interest paid on the Convertible Subordinated Notes and various capital lease agreements established to finance a substantial majority of the hardware and software components of our network. Interest expense decreased by $4.9 million, or 29.7%, to $11.6 million in 2002 from $16.5 million in 2001. This decrease was attributable to reduced interest paid on capital equipment financing, the early extinguishment of $40.6 million of our 11 1/2% Convertible Subordinated Notes and the early extinguishment of $50.8 million of our capital lease obligations.

    GAIN ON REPURCHASE OF CONVERTIBLE SUBORDINATED NOTES. During 2002 and 2001, we recognized a gain of $25.8 million and $14.5 million, respectively, in connection with the early extinguishment of $40.6 million and $20.9 million, respectively, of our Convertible Subordinated Notes.

    The gains were calculated as follows:

                                                             2002       2001
                                                           --------   --------
                                                             (IN THOUSANDS)
Carrying value of repurchased Notes......................  $ 40,588   $20,882
Less: Cost of repurchase of Notes........................   (13,993)   (5,863)
Write-off of deferred debt financing costs...............      (805)     (470)
                                                           --------   -------
Gain.....................................................  $ 25,790   $14,549
                                                           ========   =======

    OTHER EXPENSES, NET. Other expenses, net were $0.4 million and $0.6 million in 2002 and 2001, respectively, and relate mostly to state excise and franchise taxes.

    LOSS FROM CONTINUING OPERATIONS. Our loss from continuing operations was $56.5 million and $140.9 million for the years ended December 31, 2002 and 2001, respectively. The reduction in our loss from continuing operations in 2002 was primarily a result of lower costs and operating expenses as a percentage of revenue, lower restructuring costs and a larger gain on bond repurchases and exchanges.

    LOSS FROM DISCONTINUED OPERATIONS. On July 15, 2002 we sold our Speech Solutions Business for $18.5 million in cash ($1.5 million of this amount is in escrow). The operating loss and the loss on the disposal of the business totaled $65.2 million in 2002. The loss on the disposal of the discontinued operation of $58.9 million included the write-off of goodwill and other purchased intangibles of $57.3 million and costs to sell the operation of $1.6 million.

    INCOME TAXES. We have not recorded an income tax benefit for the losses associated with its operating losses as it is more likely than not that those benefits will not be realized.

    NET LOSS. The net loss for 2002 was $121.7 million, or $2.70 per share, compared to a net loss of $190.7 million, or $2.70 per share, for 2001. In 2002, the loss from discontinued operations was $65.2 million compared to $49.8 million in 2001. The net loss from continuing operations was $56.5 million in 2002, which was $84.4 million lower than 2001. The increase in revenues, combined with proportionately lower data communications and telecommunications costs, in 2002, resulted in a reduction of $14.2 million in our net loss. Restructuring costs in 2002 decreased by $46.3 million to $5.5 million compared to $51.8 million in 2001. In total, our research and development, selling and marketing, and general and administrative expenses declined $16.6 million to $53.2 million in 2002 compared to $69.8 million in 2001. The reduction in these expenses reflects the effect of our 2001 and 2002 restructuring programs.

LIQUIDITY AND CAPITAL RESOURCES

        Our principal capital and liquidity needs historically have related to the development of our network infrastructure, our sales and marketing activities, research and development expenses, and general capital needs. Our capital needs have been met, in large part, from the net proceeds from public offerings of common stock and Existing Notes. In addition, we have also historically met our capital needs through vendor capital leases and other equipment financings. We expect to continue to utilize equipment financing in the future to partially fund our future capital equipment needs.

        Net cash used in continuing operating activities for the nine months ended September 30, 2004 declined to $1.8 million from $5.3 million for the same period in 2003. For the three months ended September 30, 2004, operating activities provided $0.6 million in cash. Cash used in continuing operating activities for both nine month periods was primarily related to the cash necessary to fund our operating losses. In addition, the reduction in cash used in operating activities in 2004 was also a result of strong collections of accounts receivable which reduced our days sales outstanding to 37 days at September 30, 2004 compared to 39 days at September 30, 2003.

        Net cash used in continuing operating activities was $3.2 million (net of the collection of a previously reserved receivable balance of $4.3 million), $43.0 million and $68.4 million in 2003, 2002 and 2001, respectively. Cash used in continuing operating activities in 2003 of $3.2 million related to our loss from continuing operations of $10.9 million and the non-cash gain on our debt exchange of $16.6 million, partially offset by non-cash charges of $17.0 million and changes in other assets and liabilities of $7.4 million. Cash used in continuing operating activities in 2002 of $43.0 million related to our loss from continuing operations of $56.5 million, the non-cash gain on our debt repurchases of $25.8 million and changes in other assets and liabilities of $11.8 million, partially offset by non-cash charges of $51.1 million. Cash used in continuing operations in 2001 of $68.4 million related to our loss from continuing operations of $140.9 million, the non-cash gain on our debt repurchases of $14.5 million and changes in other assets and liabilities of $8.7 million, partially offset by non-cash charges of $95.7 million.

        Net cash used in discontinued operating activities was $1.9 million and $13.3 million in 2002 and 2001, respectively.

        Net cash used in investing activities was $0.2 million for the nine months ended September 30, 2004 compared to $4.5 million for the same period in 2003. The cash used in investing activities in 2004 relates to $2.8 million used for purchases of capital assets, partially offset by the proceeds from an earn-out receivable and escrow payment of $1.1 million and $1.5 million, respectively, relating to the sale of our former Speech Solutions Business. The cash used in investing activities in 2003 relates to purchases of equipment of $3.8 million and $0.7 million relating to an adjustment to the proceeds from the sale of our former Speech Solutions Business.

        In June 2004, we completed a refinancing or our outstanding debt obligations. As part of the refinancing, we completed an Exchange Offer, pursuant to which $37.3 million of our outstanding Existing Notes, representing approximately 98% of the total amount of Existing Notes outstanding, were tendered for the same principal amount of New Subordinated Notes. Approximately $0.9 million of the Existing Notes remain outstanding after the Exchange Offer. Simultaneously with the Exchange Offer, we prepaid all $25.2 million of our Existing Senior Notes for cash equal to the principal amount plus accrued but unpaid interest and the issuance of Warrants exercisable for an aggregate of 5,176,065 shares of our common stock at $1.85 per share. We issued $29.0 million of New 8% Secured Convertible Notes due in June 2007 of which $25.2 million was used to prepay the Existing Senior Notes. The New Secured Notes are convertible into shares of common stock at $1.85 per share. As a result of the refinancing, we have extended the maturity of $62.5 million in debt from the first quarter of 2005 until 2007 and 2009. This refinancing will also reduce our future annual cash interest payments by $0.2 million. In the third quarter of 2004, holders of $35,000 of 6 3/4% Convertible Subordinated Notes due in June 2009 voluntarily converted their notes into 18,918 shares of common stock at the conversion price of $1.85 per share.

        Net cash used in investing activities was $5.2 million in 2003, of which $4.5 million was used for capital expenditures and $0.7 million was a payment relating to an adjustment associated with the sale of our Speech Solutions Business. Net cash provided by investing activities was $46.6 million in 2002. This primarily reflected $34.0 million in the sale and maturity of marketable securities and $17.0 million in proceeds received from the sale of the Speech Solutions Business, partially offset by $4.6 million for capital expenditures. Net cash used in investing activities was $15.1 million in 2001. This primarily reflected $38.1 million in cash paid for the acquisition of the Speech Solutions Business, and $35.1 million for capital expenditures, partially offset by $58.1 million in proceeds from the sale and maturity of marketable securities. We expect our capital expenditures to be approximately $6 million to $8 million in 2004.

        At a Special Meeting of Shareholders held on February 18, 2004, shareholders voted to give our board of directors authority to effect a reverse stock split of our common stock. The affirmative vote by shareholders permits our board of directors to choose to effect a reverse stock split of our common stock at a ratio of between one-and-a-half for one (1.5:1) and five to one (5:1). The board of directors has not chosen to affect such a split yet, and may choose not to affect such a split.

        At a Special Meeting of Shareholders held on June 18, 2004, shareholders voted to increase the number of authorized shares of common stock, par value $0.001 per share, from 85,000,000 shares to 170,000,000 shares. As a result, on June 18, 2004, we filed an Amendment to our First Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $0.001 per share, from 85,000,000 shares to 170,000,000 shares.

        In September 2004, we completed a private equity placement of 15,000,000 shares of our common stock at $2.10 per share, for total gross proceeds of $31.5 million, to a group of institutional and accredited investors. Investment banking fees and other costs of the transaction were approximately $1.5 million, resulting in net proceeds to us from the private equity placement of approximately $30.0 million. The net proceeds from the private equity placement will be used for working capital requirements, capital asset purchases and general corporate purposes.

        Net cash provided by financing activities was $31.3 million for the nine months ended September 30, 2004 compared to cash used in financing activities of $5.6 million for 2003. Cash provided by financing activities in 2004 included gross proceeds of $31.5 million, less transaction costs paid of $1.0 million, from the private equity placement in September 2004, and an additional $3.8 million in proceeds from the issuance of the 8% Secured Convertible Notes due June 2007 net of the amount used to finance the prepayment of the 11 1/2% Senior Secured Notes due in January 2005. Cash paid for transactions costs associated with the debt refinancing were $2.0 million. In addition, we received proceeds of $1.1 million from the holders of the Existing Senior Notes who exercised previously issued warrants for 1.7 million shares in 2004. Proceeds from capital lease financing on equipment purchases was $1.8 million, and payments on capital leases were $1.9 million in 2004. We also paid down our bank borrowings of $2.3 million in the three months ended September 30, 2004.

        Net cash used in financing activities for the nine months ended September 30, 2003 primarily consisted of payments on capital leases of $4.7 million and transaction costs of $0.9 million associated with our bond exchanges in 2003.

        At September 30, 2004, we had no borrowings under our bank line of credit. At September 30, 2004, we had unused borrowing capacity of $6.1 million and we had outstanding letters of credit of $2.8 million. At December 31, 2003 and December 31, 2002, we had $2.3 million in borrowings outstanding under our bank line of credit.

        Net cash used in financing activities was $6.7 million in 2003, of which $5.8 million was used to repay our capital lease obligations and $0.9 million was paid for fees in connection the exchange of our outstanding bonds. Net cash used in financing activities was $45.2 million in 2002. This primarily reflected $14.0 million used to repurchase $40.6 million face value of the Existing Notes, and $38.9 million in payments of our capital leases and other debt obligations, including the early extinguishment of $28.5 million of certain capital lease obligations. In the fourth quarter of 2002, we borrowed $2.3 million under a revised credit agreement. This credit agreement did not require cash collateral and, therefore, $8.9 million of previously restricted cash is reported as a cash inflow due to the termination of this collateral requirement. Net cash used in financing activities was $35.7 million in 2001. This primarily reflected $26.4 million in payments of capital leases and other debt obligations, $8.9 million in restricted cash related to our previous credit agreement, and $5.9 million used to repurchase $20.9 million face value of the Existing Notes, partially offset by $4.0 million in bank borrowings and $1.4 million in proceeds from employee stock purchase and option plans.

        On August 5, 2002 we completed an agreement with our primary equipment vendor to reduce our capital lease obligations and related future cash commitments. Under the terms of the agreement, we paid our vendor $28.5 million in exchange for the elimination of $50.8 million in existing vendor debt, $9.0 million in future interest obligations (assuming the debt was held to maturity) and $4.0 million in tax and other obligations for a total of $63.8 million of future obligations. The difference between the cash paid and the recorded outstanding obligation on that date was accounted for as a reduction in the carrying value of the underlying capital assets. This transaction reduced interest expense by $2.5 million and depreciation and amortization by $3.3 million in the months subsequent to the transaction from the amounts that would have otherwise been recognized in 2002.

        In December 2003, we amended and extended our revolving line of credit with our bank. The new $15.0 million revolving line of credit replaced two secured lines of credit that totaled $15.0 million. The revolving line of credit bears interest at the bank's prime rate plus 1%, matures on January 5, 2005 and is collateralized by substantially all of our assets. Borrowings under the revolving line of credit are on a formula basis and are limited to eligible accounts receivable. The revolving line of credit requires us to comply with various non-financial covenants and financial covenants, including minimum profitability. We were in compliance with all of these covenants as of September 30, 2004, June 30, 2004, March 31, 2004 and December 31, 2003.

        During 2003, we entered into agreements with principal holders of the Existing Notes which resulted in the retirement of $50.4 million of such notes in exchange for new debt instruments at 50% of the face value of the retired notes. Under the terms of the agreement, the holders of the retired notes received $25.2 million of Existing Senior Notes and warrants to purchase 4,915,416 shares of the common stock. Each warrant has an exercise price of $0.65 per share and is exercisable over a five-year term. In April 2004, holders of 1,478,132 warrant shares exercised their warrants for cash.

        We anticipate that the September 30, 2004 balance of $46.6 million in cash and cash equivalents, together with cash flow generated from operations, will be sufficient to fund our operations and debt service requirements for at least the next twelve months.

OFF-BALANCE SHEET ARRANGEMENTS

Under accounting principles generally accepted in the U.S., certain obligations and commitments are not required to be included in the consolidated balance sheets and statements of operations. These obligations and commitments, while entered into in the normal course of business, may have a material impact on liquidity. We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

CONTRACTUAL OBLIGATIONS

The following table summarizes our future contractual obligations as of September 30, 2004 and displays our future contractual obligations:

                                                                                   PAYMENT DUE DATES
                                                   --------------------------------------------------------------------------------
                                                                    LESS THAN 1     1 TO 2       2 TO 3       3 TO 5      AFTER 5
                                                       TOTAL           YEAR          YEARS       YEARS        YEARS        YEARS
                                                   -------------   -------------  -----------  ----------   ----------  -----------
                                                                                    (IN THOUSANDS)
6 3/4% Convertible Subordinated Notes due 2009     $      37,250   $          --  $        --  $       --   $   37,250  $        --
5 3/4% Convertible Subordinated Notes due 2005               895             895           --          --           --           --
8% Secured Convertible Notes due 2007                     29,000              --           --      29,000           --           --
Capital lease obligations                                  2,180           1,047          593         540           --           --
Operating leases                                           9,787           2,750        1,709       1,685        2,637        1,006

                                                   -------------   -------------  -----------  ----------   ----------   -----------
Total                                              $      79,112   $       4,692  $     2,302  $   31,225   $   39,887  $     1,006

Interest on 6 3/4% Convertible Subordinated Notes
   due 2009                                        $      12,570   $       2,514  $     2,514  $    2,514   $    5,028
Interest on 5 3/4% Convertible Subordinated Notes
   due 2005                                                   26              26           --          --           --
Interest on 8% Secured Convertible Notes due 2007          6,960           2,320        2,320       2,320           --
                                                   -------------   -------------  -----------  ----------   ----------
Total                                              $      19,556   $       4,860  $     4,834  $    4,834   $    5,028

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Our primary market risk exposure is related to interest rates and foreign currency exchange rates. To date, we have not engaged in trading market risk sensitive instruments or purchasing hedging instruments, whether interest rate, foreign currency exchange, commodity price or equity price risk. We have not purchased options or entered into swaps or forward or futures contracts.

    Our investments in commercial paper and debt instruments are subject to interest rate risk, but due to the short-term nature of these investments, a change in interest rates would not have a material impact on their value at September 30, 2004. Our primary interest rate risk is the risk on borrowings under our line of credit agreements, which are subject to interest rates based on the bank's prime rate. A change in the applicable interest rates would also affect the rate at which we could borrow funds or finance equipment purchases. All other debt, including capital lease obligations, are fixed rate debt. A 10% change in interest rates would not have a material impact on interest expense associated with our line of credit agreement. In addition, a 10% change in interest rates would not significantly impact the fair value of our 11 1/2% Convertible Subordinated Notes.

    We conduct our business in various regions of the world, but most of our revenues are denominated in U.S. dollars with the remaining being generally denominated in Euros or British pounds. Although most of our costs are U.S. dollar denominated, some of our costs are in Euros or British pounds which partially offsets our risk from revenues denominated in these currencies.

                                    BUSINESS

COMPANY OVERVIEW

        We are a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services. Our continuing operations consist of our Voice-Over-Internet-Protocol, or VoIP, business. We offer wholesale services through our worldwide network to carriers, telephony resellers and others around the world by operating through various service agreements with local service providers in the United States, Europe, Asia, the Middle East, Latin America, Africa and Australia.

        During the third quarter of 2003, we introduced our retail prepaid calling card services and have marketed such services primarily to ethnic communities within major domestic markets through distributors. Our entry into the retail prepaid calling card business is based on our strategy to leverage our existing international VoIP network with additional enhanced services that have the potential to deliver higher margins than our wholesale international VoIP services. In addition, the retail prepaid calling card business typically has a faster cash collection cycle than wholesale international VoIP services. Beginning in the second quarter of 2004, we have created a new reportable business segment, retail prepaid calling card services and other enhanced services ("Retail") in addition to our international wholesale VoIP services. Since we introduced our retail prepaid calling card services, revenue from our Retail business had been less than 10% of total revenue. Beginning in the second quarter of 2004, revenue from our Retail business has exceeded 10% of our total net revenue. In September 2004, we launched a prepaid calling service as part of our Retail business segment, Pingo, offered directly to consumers through an eCommerce web interface. Revenue from Pingo in the third quarter of 2004 was insignificant.

        We have a history of operating losses and, as of September 30, 2004, our accumulated deficit was $428.5 million and our stockholders' deficit was $24.6 million. We used $1.8 million and $3.2 million in cash from operations in the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively. These results are primarily attributable to the expenditures necessary to build our network and develop and expand our market.

        In June 2004, we completed a refinancing of our outstanding debt obligations. As part of the refinancing, we completed a public exchange offer, pursuant to which $37.3 million of our outstanding 5 3/4% Convertible Subordinated Notes due in March 2005, representing approximately 98% of the total amount outstanding, were tendered for the same principal amount of new 6 3/4% Convertible Subordinated Notes due in June 2009. Approximately $0.9 million of the 5 3/4% Convertible Subordinated Notes due in June 2009 remain outstanding after the exchange offer. Simultaneously with the completion of the exchange offer, we prepaid all $25.2 million of our 11 1/2% Senior Secured Notes due in January 2005 for cash equal to the principal amount plus accrued but unpaid interest and the issuance of warrants exercisable for an aggregate of 5,176,065 shares of our common stock, at $1.85 per share. We issued $29.0 million of new 8% Secured Convertible Notes due in June 2007, of which $25.2 million was used to prepay the 11 1/2% Senior Secured Notes due in January 2005. The new 6 3/4% Convertible Subordinated Notes due in June 2009 and the new 8% Secured Convertible Notes due in June 2007 are convertible into shares of common stock at $1.85 per share.

        In September 2004, we completed a private equity placement of 15,000,000 shares of our common stock at $2.10 per share, for total gross proceeds of $31.5 million, to a group of institutional and accredited investors. Investment banking fees and other costs of the transaction were approximately $1.5 million, resulting in net proceeds to us from the private equity placement of approximately $30.0 million. The net proceeds from the private equity placement will be used for working capital requirements, capital asset purchases, and general corporate purposes.

    We were incorporated as a Delaware corporation in 1996. Our principal executive offices are located at 20 Second Avenue, in Burlington, Massachusetts and our telephone number is (781) 505-7500.

INDUSTRY OVERVIEW

    MARKET OVERVIEW. The international voice and fax traffic market is estimated to be worth more than US $50 billion. We believe that this market will continue to grow as countries around the world continue to deregulate their telecommunication markets, prices fall and underlying trends in migration and economic integration drive fundamental demand.

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

    Global deregulation combined with rapid technological advances has enabled the emergence of many new communications service providers in dozens of local markets. In their efforts to remain competitive, national carriers are focusing their capital spending on "last-mile" services such as fixed-line, wireless, and cable that account for the most of their revenues. Consequently, communications service providers are looking for ways to expand their ability to serve all of their customers' telecoms needs, while simultaneously reducing the cost of providing international services. Increasingly, the world's carriers are seeking to outsource international voice traffic to efficient Voice over Internet Protocol or VoIP networks, such as The iBasis Network-TM-, whose inherently lower infrastructure and transport costs improve a carrier's competitiveness and bottom line, without compromising service quality.

    EMERGENCE OF INTERNET TELEPHONY. Although it has been possible to transmit VoIP since 1995, only recently has the technology improved such that phone-to-phone calls can be transmitted over data networks with quality nearly indistinguishable from that of traditional voice networks. International VoIP traffic has grown rapidly; according to industry analyst, TeleGeography, traffic grew from 5.9 billion minutes in 2000, to 10.1 billion in 2001, to 18.1 billion in 2002, and is forecast to reach 24 billion in 2003.

    Unlike fixed-line telecommunication networks and managed IP networks, the Internet has many potential points of congestion where information, in the form of data packets, can be delayed or dropped. For non-real time communications, such as email for example, a slight delay in the receipt of a message is not significant. However, for real-time communications, such as telephone calls, the result of a delay in transmitting the call, or losing the call altogether, is significant. To minimize the risk of delays, or losing calls, over the Internet, we utilize complex and proprietary performance monitoring and call routing technology to ensure consistently high call completion and voice quality. We have developed patent-pending quality management technology that enables us to deliver call completion rates and average call durations (the standard metrics for measuring quality in telecommunications) that we believe are consistently equal to or better than those achieved by traditional fixed-line carriers.

    Internet telephony's principal benefits are:

    - COST ADVANTAGE FROM INTERNET TRANSPORT. Traditional voice networks use circuit-switching technology, which establishes dedicated channels between an originating and terminating point for the duration of a call. Physical facilities (typically fiber and associated equipment) are dedicated to voice traffic between switching nodes, regardless of changes in demand. In contrast, Internet telephony is based on packet-switching technology. This technology completes a call by digitizing and dividing a speaker's voice into small packets that travel to their destination along lines carrying packets of other Internet traffic, in much the same way as email travels. Using a network of service facilities connected to the public Internet for transport is less costly than building a dedicated network as our calls share the Internet with other traffic.

    - COST ADVANTAGE FROM IP TECHNOLOGY. Internet telephony gateway equipment that is used to convert and route phone calls over the Internet is less expensive and requires less physical space in telecom facilities than traditional telecommunications equipment.

    - COST ADVANTAGE FROM BYPASS OF INTERNATIONAL SETTLEMENT RATES. Traditional international long distance calls are completed through international toll switches that provide access to the terminating network. These networks are often owned by government bodies or telecommunications carriers who charge settlement rates (or tariffs) well in excess of costs. Although these fees are being reduced in many countries as industry deregulation continues, these charges remain significant. Calls routed over the Internet bypass these toll switches, avoiding a significant portion of these fees, which further lowers the cost of completing such calls.

    - POSITIONING FOR NEW SERVICES. In contrast to the closed, proprietary structure inherent in a traditional circuit-switched voice network, Internet telephony embraces an open architecture and open standards, which facilitates innovation at lower cost. Traditional voice networks have been designed specifically to provide one basic service, making it difficult and costly to introduce new services over those networks and their proprietary platforms. As data networks convert all services into data packets, new services are delivered from industry standard servers, integrating the Internet with the revolution in commodity computing.

    OUTSOURCING INTERNET TELEPHONY SERVICES. Given the advantages, many carriers have begun to carry some portion of their voice traffic over IP networks. Despite the move by some large carriers to develop their own international VoIP infrastructures, carriers have been more interested in outsourcing international traffic to providers such as iBasis. The reasons for the preference to outsource international traffic include:

    - the relatively low percentage of revenue that international service represents for many large carriers;

    - the disproportionate cost and complexity of deploying and supporting international service infrastructure as compared with domestic investment opportunities;

    - a hesitation to build new networks and cannibalize traffic from their traditional voice networks;

    - concerns over sufficient in-house VoIP expertise to ensure that voice quality and network reliability are comparable to that of the public-switched telephone network, especially when routing traffic over the Internet versus private networks; and

    - generally reduced capital budgets for network investment of any kind.

RETAIL PREPAID CALLING CARD SERVICES

    Leveraging on our ability to provide wholesale Internet telephony and hosted billing services, we launched our retail prepaid calling card business in the U.S. in the third quarter of 2003. According to industry analyst Atlantic-ACM, the prepaid retail calling card market is forecasted to grow from approximately $3.5 billion in 2002 to more than $6 billion in 2003. We sell our retail prepaid calling card through established distributors to retail outlets in major metropolitan markets across the U.S. We have established a dedicated operation to sell and service our prepaid retail calling card services, which is led by an experienced industry executive. Typically, retail prepaid calling cards deliver gross margins that are substantially higher than in the wholesale Internet telephony business.

iBASIS SERVICES

    iBasis wholesale international Internet telephony enables carriers and other communications service providers to outsource international voice and fax traffic, substantially lowering their transport and service support costs, without compromising quality. We provide our carrier customers access to The iBasis Network, our international Internet telephony network, through "Internet Central Offices" or "ICOs" and "Internet Branch Offices" or "IBOs" as described below under the section captioned "The iBasis Network." ICOs are strategically located in major telecommunications hubs in the U.S., Asia, and Europe. Our services provide the following key benefits to our customers:

    HIGH QUALITY CALL COMPLETION. Our network, monitoring and management technologies enable us to complete international voice and fax calls with quality comparable to that of traditional circuit-switched voice networks. This high quality is reflected in the fact that carriers choose to provide our Internet telephony services to their retail customers undifferentiated from their traditional services. We achieve high quality over the Internet through a variety of controls and technologies. At our 24x7, expert-staffed global Network Operations Centers (NOCs) in Burlington, Massachusetts, USA and

Hong Kong, we are able to monitor our carrier customers' voice traffic and add/remove routing choices according to real time performance. Using our patent-pending Assured Quality Routing-Registered Trademark- technology, we dynamically route customers' traffic over multiple Internet backbones, completing calls on our partners' phone networks in destination countries.

    COST EFFECTIVE SERVICES. Our call transport costs are lower because packet switching is more efficient than traditional circuit-switching. Because we use the Internet, rather than a private IP network, to deliver international voice traffic, we have greater infrastructure flexibility and lower costs than service providers that employ dedicated point-to-point connections. VoIP equipment is less costly and has lower facilities costs (due to its smaller physical footprint) than equivalent capacity circuit-switched equipment. We offer an open, scalable architecture that enables carriers and communications service providers to connect within a short period of time and without investment or special expertise. An additional advantage derives from our ability to bypass many of the international tariffs or settlement rates associated with some international traffic carried over circuit-switched voice networks, which produces additional cost savings. Our enhanced services--IP Call Card, ConnectPoint-Registered Trademark- Global Access--all build upon the underlying network to create cost effective value-added solutions for our customers.

    SIMPLE VALUE PROPOSITIONS THAT REDUCE COMPLEXITY AND SOLVE CURRENT CUSTOMER PROBLEMS. In the current global telecom environment, carriers are spending money only on what is necessary for their immediate business plans. The iBasis service portfolio does not rely on expectations that customers will choose to begin and will be successful with new services. While some customers buy our routes individually, some customers give to iBasis all of their international traffic which they pick-up as a "byproduct" of their locally-focused operations. We help them do the "small but essential' job of terminating their international traffic--conveniently and effectively. Likewise, our customers find themselves with rapidly growing demand for prepay and audio-conferencing services where outsourcing to iBasis enables them to eliminate an old-technology audio-conferencing platform or to quickly create an option for customers to prepay while the market window still exists, all without expenditure of capital. ConnectPoint Global Access provides customers local access numbers in countries around the world, delivering traffic across our network to a central point(s). The service enables our customers' customers to easily access resources (such as an out-of-country call center) that would otherwise require an international long distance direct dial or an international toll free call. ConnectPoint saves our customers the time and cost of developing their own global arrangements for local access and transport to the central point(s).

THE iBASIS NETWORK

    The iBasis Network is our growing international network, over which we deliver large volumes of high quality international voice, fax and enhanced services at significant cost savings to our customers. iBasis transported approximately 3.4 billion minutes and 3.5 billion minutes of traffic over our network in the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively, a traffic volume that would position iBasis among the ten largest carriers of international traffic in the world, based on global traffic statistics contained in the industry analyst publication TeleGeography 2003. As of September 30, 2004, we had Points of Presence--generally referred to as POPs--in 105 countries. POPs designate points where the iBasis network connects to local telephone networks for call origination or termination.

    We have completed the deployment of our next generation switchless architecture, leveraging our existing Cisco AS5000 gateways and SC 2200 SS7 technology, as well as new patent-pending iBasis technology for quality management and advanced routing. Our Assured Quality
Routing-Registered Trademark- and PathEngine-TM- technology enable ongoing monitoring of network quality and automatic selection of best quality routes based on near real-time performance data. The new architecture provides us with significant savings in operational costs and capital expense by eliminating the need for costly telecommunications switches and other equipment and connectivity in central offices. It also has enabled us to simplify provisioning, real-time route monitoring, and network management by decreasing the number of network components involved in carrying a call. The result for our customers is higher voice quality, call completion and call duration.

    The iBasis Network consists of four principal elements:

    - Internet Central Offices (ICOs) and Internet Branch Offices (IBOs) that convert circuit-switched voice traffic into data for transmission and reception over the Internet or vice versa;

    - the transmission medium, which is principally the Internet;

    - Assured Quality Routing-Registered Trademark- (AQR), our proprietary traffic monitoring and routing management software; and

    - our network operations centers (NOCs), from which we oversee and coordinate the operation of the ICOs and IBOs.

    INTERNET CENTRAL OFFICES AND INTERNET BRANCH OFFICES. Our customers can interconnect with our network, at their cost, by connecting dedicated voice circuits from their facilities to one of our ICOs, which are strategically located in Amsterdam, Frankfurt, Hong Kong, London, Los Angeles, New York, Paris, and Tokyo. Alternatively, our customers may elect to install an iBasis IBO at their facilities. ICOs and IBOs receive calls directly from a local carrier's switched network. VoIP gateways in each ICO or IBO digitize, compress and packetize voice and fax calls and then transmit them over the Internet. At the destination, another ICO or IBO reverses the process and the call is switched back from the Internet to a local carrier's circuit-switched network in the destination country. Some of our customers and termination partners have their own VoIP gateway equipment--we generally interconnect with these customers and partners via the Internet. As this trend progresses, our already asset-effective business model gains further strength, as iBasis no longer bears all the cost of converting calls between traditional voice network and the Internet and dedicated physical circuit-switched interconnects are eliminated altogether.

    THE INTERNET. We use the Internet to transmit the substantial majority of our voice and fax traffic because of its global coverage, low cost and flexible connectivity. As a result, we have avoided the expense and delay of deploying and maintaining a private, dedicated network of fiber and cable connections. In addition, because we do not have fixed, point-to-point connections, we can adapt to changes in international traffic flows rapidly and at minimal cost. We effectively address the challenges of using the Internet for high quality, real-time voice communications by:

    - selecting only high quality, service-oriented Internet service providers as our vendors;

    - purchasing multiple, high-speed connections into the Internet backbone;
      and

    - continuously monitoring the quality of the connections between our PoPs and the Internet.

    In certain infrequent circumstances we use private leased lines or traditional circuit-based voice networks to terminate traffic to destinations where there is insufficient Internet bandwidth available to meet our quality standards.

    ASSURED QUALITY ROUTING. We have deployed a proprietary patent-pending system of tools--collectively known as, Assured Quality Routing to maintain high quality service over the Internet. AQR optimizes the quality of calls placed over The iBasis Network by integrating quality parameters into routing decisions. These parameters include measures of quality that are of direct importance to carriers including call duration, call completion and post-dial delay as well as underlying determinants of successful data transmission, namely packet loss, jitter and latency. AQR automatically reroutes traffic in anticipation of quality dropping below specific thresholds, sending subsequent calls through another Internet path, to an alternative terminating IP partner or to a circuit-switched backup vendor if necessary.

    GLOBAL NETWORK OPERATIONS CENTERS. We manage our network and implement AQR through our network operations centers (NOCs). iBasis NOCs use leading network management tools from Hewlett-Packard and a number of other vendors, which are integrated with our AQR systems to enable us to monitor, test and diagnose all components of The iBasis Network. NOCs in Burlington, Massachusetts and Hong Kong are staffed by network and traffic engineers to provide expert coverage
7 days a week, 24 hours a day, 365 days of the year, and are equipped with:

    - tools that support the monitoring and analysis of various components of The iBasis Network to identify and address potential network problems before they affect our customers;

    - system redundancy, including power back-up; and

    - a help desk that allows us to respond quickly to our customer's needs and concerns.

RESEARCH AND DEVELOPMENT

    Our research and development activities are primarily focused on developing, improving and expanding The iBasis Network. These activities include the development of specific tools for our networks, such as our patent-pending Assured Quality Routing and PathEngine technologies. In addition, our engineering personnel contribute to the support and operation of our global network operations centers, which oversee and coordinate the operation of our ICO's and IBO's. Research and development expenses were $10.7 million, $10.0 million, $13.4 million, $17.8 million and $23.9 million for the nine months ended September 30, 2004 and 2003, and the years ended December 31, 2003, 2002 and 2001, respectively.

MARKETS AND CUSTOMERS

    Our customer base can be segregated by size into Tier 1, Tier 2 and Tier 3 carriers. Generally, Tier 1 carriers are large domestic and international carriers, such as AT&T, WorldCom, Sprint, Cable & Wireless, and certain government-affiliated or privatized dominant carriers, such as the Japanese telecommunications carrier KDD. Tier 1 carriers generally have annual revenues in excess of $2 billion. Tier 2 carriers have revenues generally in the range of $750 million to $2 billion, but have fewer direct operating agreements with other carriers and fewer international facilities. Tier 3 carriers are typically switch-based resellers with revenues of less than $750 million.

    The majority of traffic carried over The iBasis Network is from Tier 1 carriers. In the nine months ended September 30, 2004 and the year ended December 31, 2003, Tier 1 carriers, the world's largest and most demanding carriers, accounted for 43% and 61% of our traffic. The ability to provide quality call completion consistently acceptable to Tier 1 carriers is of vital importance because these carriers control the vast majority of the world's retail traffic. Tier 1 carriers will continue to be a main area of focus for our sales force.

    The proportion of our traffic originating from outside of the United States was 43% and 43% of total revenue and 42% and 41% of total traffic in the nine months ended September 30, 2004 and the year ended December 31, 2003. Non-U.S. origination generally produces higher margins than US-originated traffic. As of September 30, 2004, iBasis provided services to more than 287 carriers worldwide and one carrier accounted for more than 10% of revenue in the nine months ended September 30, 2004 and the year ended December 31, 2003. Only one carrier accounted for more than 10 percent of our revenue for 2002. For further discussion of our revenues related to significant customers and customers in other countries and other geographic information, refer to Notes 2 and 9 to our consolidated financial statements.

    In countries where we terminate our traffic, we have established relationships with local service providers that have strong local market expertise and relationships. Some of our overseas partners are very large, well-established national carriers. Others are emerging carriers or Internet Service Providers (ISPs) who are able to provide the interconnection necessary to terminate minutes for us in their country.

    Increasingly, traffic flows are becoming reciprocal--formerly distinct customers and suppliers are becoming "trading-partners"--as deregulation and competition erode the distinction between the business models of our customers and suppliers. We expect continued growth in both size and profitability as this trend progresses and we further consolidate our position as a leading carrier that interconnects the world's local service providers.

    We have put particular emphasis on our wholesale international long distance telephone service as our margins for calls originating from outside the U.S. are generally higher than for calls originated from the U.S. Deregulation and increased competition in the telecommunications industry has caused prices for long distance telephone service to steadily decline, particularly in the U.S. As a wholesale provider of long distance telephone services, our margins in this business reflect the effect of these lower prices. We attempt to offset the effect of these lower prices by negotiating lower costs from our call termination partners and by increasing the cost efficiency and utilization of our network. Our retail prepaid calling card services offer the potential to realize higher margins than our wholesale long distance telephone services. With our prepaid calling cards, we are able to charge per-minute rates that can exceed our wholesale long distance rates, as well as fees associated with the use of these prepaid calling cards.

SALES AND MARKETING

    SALES STRATEGY. Our sales efforts for Internet telephony target leading telecommunications carriers globally. Our sales force is composed of experienced personnel with well-established relationships in the telecommunications industry, based in key markets worldwide and typically responsible for business development in a small number of countries regionally. Our sales process often involves a test by our potential customers of our services in which they route traffic over our network to a particular country. Our experience to date has been that once a carrier has begun to use our network for a single country and finds our quality to be acceptable, the sales process for increasing the volume of traffic they send to us and growing the number of destinations for which they use our network becomes incrementally easier.

    We also seek to establish and grow relationships with service providers that can terminate the local leg of international calls. We believe that our ability to deliver a high volume of minutes makes us an attractive potential partner for local service providers.

    As deregulation and competition push all local service providers to both originate and terminate as much traffic as possible on their local networks, iBasis will increasingly enjoy "reciprocal" relationships with the providers with which we do business, further improving sales productivity.

    We have offices providing sales coverage in Europe, Africa, the Middle East, Latin America, the Caribbean, the Asia-Pacific region, and North America.

    MARKETING STRATEGY. We seek to attract termination partners as well as customers and consequently address our marketing efforts to both. Most retail origination is controlled by the largest (Tier 1) retail carriers. We believe that we have largely achieved our primary marketing objectives of awareness and acceptance among much of this customer segment, as evidenced by our penetration of these carriers, particularly in the United States, Western Europe and China. We will continue to reinforce our brand presence with this segment in 2004 to help increase our share of their international traffic. Also, we will concentrate on state-owned carriers, known as PTTs--in Asia and in developing economies generally-- whom we view as natural customers. While we increasingly expect our customers to also be our termination partners, local circumstances in many countries still are such that we look to partner with ISPs, new Competitive Local Exchange Carriers (CLECs) and specialist termination providers. Unlike marketing to the well-known Tier 1 carriers, we actively identify and attract smaller termination partners in many countries, many of which are start-ups formed specifically to terminate international traffic. Our marketing plan includes public relations activity, outreach with industry analysts and the trade press, participation in industry trade shows and conferences, targeted mailings and a comprehensive Website. We expect our Web-based marketing efforts to continue to increase in prominence in attracting and qualifying leads.

    Our sales and marketing strategy for our retail prepaid calling card business is to create relationships with established distributors in major urban markets in the U.S. Although we have initially concentrated our efforts on the U.S. market, we may introduce our retail prepaid calling card business in international markets in the future.

STRATEGIC TECHNOLOGY RELATIONSHIPS

    Strategic technology relationships are important because they give us early access to new technologies, a voice in vendors' development direction and because strategic partners engage with us in support of our sales and marketing programs.

CISCO SYSTEMS

    Since its founding in 1996, we have maintained a strong, strategic technology and business relationship with Cisco Systems. The iBasis Network is the largest international Cisco Powered Network-TM- for Internet telephony. This designation means that The iBasis Network is built end-to-end with Cisco products and technologies, and meets a high standard of reliability and performance. As a Cisco Powered Network, we have enhanced access to Cisco technical resources and are able to more quickly deliver new capabilities and service features. We have regularly engaged in numerous early field trials of Cisco VoIP technologies, during which we gain experience with new features before they are available to the marketplace. We have also conducted joint sales and marketing activities with Cisco. Our management team regularly meets with Cisco executives at Cisco's Executive Briefing Center. We are a founding member of Cisco's Service Carrier Community, a program that helps connect us to potential business development opportunities with other VoIP carriers.

COMPETITION

    We compete in two markets: wholesale international long distance telephone services and retail prepaid calling card services. As described more completely in the section captioned "Risk Factors," the market for international long distance voice and fax call completion services is highly competitive. In the international long distance telephone business, we compete with other wholesale telecommunications carriers worldwide. Many of these carriers have more resources, longer operating histories and more established positions in the telecommunications marketplace, and, in some cases, have begun to develop Internet telephony capabilities. We also compete with smaller companies, including those that may be specialists in just one or two routes. We also compete against our customers' ability to carry traffic themselves, whereby either retail carriers develop their own international networks or interconnect with one another and exchange international traffic by "meeting" in a major telecoms hub, such as London. At present, we do not compete with cable operators, or local exchange carriers, such as the U.S. "Baby Bells". Also, at present, we do not compete with emerging retail VoIP carriers as most have not developed international networks. We compete principally on quality of service and price. In the overall international long distance market, which was approximately 180 billion minutes of phone calls in 2003, we were among the ten largest carriers with about 2% market share. In our specific subset of that market--international VoIP traffic, which is estimated at about 24 billion minutes in 2003, iBasis has approximately 15% market share.

    In the retail prepaid calling card business, we compete with major telecommunications carriers, and many smaller telecommunications providers. As we have just recently introduced this service, many of our competitors have a longer operating history and a more established market presence in the retail prepaid calling card business than us. Also, many of these competitors have greater resources than us. The U.S. market for retail prepaid calling card services is currently estimated at over $4 billion per year.

    Although the market for wholesale international traffic and retail prepaid calling card services is highly competitive and will almost certainly remain so, we believe that our brand-strength, customer base, established global distribution and patented ability to manage traffic across the (low-cost) Internet, while maintaining required quality, collectively represent a competitive advantage that will allow us to continue expanding both volumes and margins.

GOVERNMENT REGULATION

    As more fully described in the "Risk Factors" our business is subject to U.S. and foreign laws, which may include those relating to telecommunications.

    We are not licensed to offer traditional telecommunications services in any U.S. state and we have not filed tariffs for any service at the Federal Communications Commission or at any state regulatory commission. Nonetheless, aspects of our operations may currently be, or become, subject to state or federal regulations governing licensing, universal service funding, advertising, disclosure of confidential communications or other information, excise taxes, transactions restricted by U.S. embargo and other reporting or compliance requirements.

    While the FCC to date has maintained an informal policy that information service providers, including Internet telephony providers, are not telecommunications carriers for regulatory purposes, various entities have challenged this idea, before the FCC and at various state government agencies. The FCC recently ruled against AT&T, finding that certain traffic AT&T carried in part utilizing an Internet protocol format was nonetheless regulated telecommunications for which terminating access charges were due. The FCC has also held hearings and announced a Notice of Proposed Rulemaking on IP-enabled services. Adverse rulings or rulemakings could subject us to licensing requirements and additional fees and subsidies.

    The regulatory treatment of Internet Telephony and other iBasis services varies widely among other countries and is subject to constant change. Until recently, most countries did not have regulations addressing Internet Telephony or other VoIP services such as calling cards, in some cases classifying these services as unregulated services. As the Internet telephony market has grown and matured, increasing numbers of regulators have begun to reconsider whether to regulate Internet telephony and other VoIP services. Some countries currently impose little or no regulation on Internet telephony or VoIP services. Conversely, other countries that prohibit or limit competition for traditional voice telephony services generally do not permit Internet telephony or VoIP services or strictly limit the terms under which such services may be provided. Still other countries regulate Internet telephony and VoIP services like traditional voice telephony services, requiring Internet telephony companies to obtain licenses, incorporate local subsidiaries, make universal service contributions and pay other taxes.

    We have advocated and supported deregulation for free and open market competition in a variety of countries.

INTELLECTUAL PROPERTY

    We regard our copyrights, service marks, trademarks, trade dress, trade secrets, patents, patent applications and similar intellectual property as critical to our success and we rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with out employees, customers, partners, and others to protect our proprietary rights. Our policy is to patent the technology, inventions and improvements that we consider important to the development of our business. As of September 30, 2004, we had five pending United States patent applications for The iBasis Network and other inventions related to our business. We pursue the registration of our trademarks and service marks in the United States and overseas. As of September 30, 2004, we have been granted trademark registration for the marks iBasis, Assured Quality Routing, and ConnectPoint in the United States, and iBasis in the European community, and have pending registration applications for other service marks. We also rely on trade secrets, technical know-how and continuing innovation to develop and maintain our competitive position. We have granted licenses in the ordinary course of business for occasional use of the company's name, logo, trademarks and/or servicemarks to certain marketing partners pursuant to joint marketing and/or other agreements. Likewise, we have been granted certain licenses for use in the ordinary course of business.

EMPLOYEES

    As of September 30, 2004, we employed 223 people. Our employees are not represented by a labor union and we consider our relations with our employees to be good.

GEOGRAPHIC AREAS AND BUSINESS SEGMENTS

    For financial information about geographic areas, including information about revenues and long-lived assets, see Note 9, "Segment and Geographic Information" to our Consolidated Financial Statements. For financial information about our business segments, see Note 3 "Business Segment Information" to our Condensed Consolidated Financial Statements.

PROPERTIES

    We lease the following facilities:

LOCATION                       SQUARE FOOTAGE   EXPIRATION OF LEASE           FACILITY USE
--------                       --------------   -------------------   -----------------------------
Burlington, MA...............      50,504       April 2005            Office space and a global
                                                                      network operations center
New York, NY.................      11,654       Various, 2008-2010    House telecommunications
                                                                      equipment
Miami, FL....................      10,500       February 2010         Vacant
Los Angeles, CA..............       3,156       April 2008            House telecommunications
                                                                      equipment
Hong Kong....................         576       March 2005            House telecommunications
                                                                      equipment

    In addition to the facilities listed above, we have obtained collocation space in special facilities around the world that are dedicated to housing equipment of multiple competitive telephony carriers. We lease these smaller spaces to house Internet routing and related equipment. We lease collocation space in Amsterdam, Frankfurt, Hong Kong, London, Paris, and Tokyo. We also rent smaller office space in London and Beijing. We believe that our existing facilities are adequate for our current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms.

LEGAL PROCEEDINGS

    In addition to litigation that we have initiated or responded to in the ordinary course of business, we are currently party to the following potentially material legal proceedings:

    Beginning July 11, 2001, we were served with several class action complaints that were filed in the United States District Court for the Southern District of New York against us and several of our officers, directors, and former officers and directors, as well as against the investment banking firms that underwrote our November 10, 1999 initial public offering of the common stock and our March 9, 2000 secondary offering of the common stock. The complaints were filed on behalf of persons who purchased the common stock during different time periods, all beginning on or after November 10, 1999 and ending on or before December 6, 2000.

    The complaints are similar to each other and to hundreds of other complaints filed against other issuers and their underwriters, and allege violations of the Securities Act of 1933 and the Securities Exchange Act of 1934 primarily based on the assertion that there was undisclosed compensation received by our underwriters in connection with our public offerings and that there were understandings with customers to make purchases in the aftermarket. The plaintiffs have sought an undetermined amount of monetary damages in relation to these claims. On September 4, 2001, the cases against us were consolidated. On October 9, 2002, the individual defendants were dismissed from the litigation by stipulation and without prejudice.

    On June 11, 2004, we and the individual defendants, as well as many other issuers named as defendants in the class action proceeding, entered into an agreement-in-principle to settle this matter, and on June 14, 2004, this settlement was presented to the court. A motion for preliminary approval of the settlement was filed on June 25, 2004 and is pending. Once the court preliminarily approves the settlement and notice has been mailed, there will be an objection period, followed by a hearing for final approval of the settlement. Although we believe that we and the individual defendants have meritorious defenses to the claims made in the complaints, in deciding to pursue settlement, we considered, among other factors, the substantial costs and the diversion of our management's attention and resources that would be required by litigation.

    Pursuant to the terms of the proposed settlement, in exchange for a termination and release of all claims against us and the individual defendants and certain protections against third-party claims, we will assign to the plaintiffs certain claims we may have as an issuer against the underwriters, and our insurance carriers, along with the insurance carriers of the other issuers, will ensure a floor of $1 billion for any underwriter-plaintiff settlement. Although the financial effect of the settlement on us will not be material, our insurance carriers' exposure in this connection will range from zero to a few hundred thousand dollars, and will be reduced proportionately by any amounts recovered by plaintiffs directly from the underwriters.

    We cannot assure you that the settlement which has been finalized will be accepted by the court, or that we will be fully covered by collateral or related claims from underwriters, and that we would be successful in resulting litigation. In addition, even though we have insurance and contractual protections that could cover some or all of the potential damages in these cases, or amounts that we might have to pay in settlement of these cases, an adverse resolution of one or more of these lawsuits could have a material adverse affect on our financial position and results of operations in the period in which the lawsuits are resolved. We are not presently able to estimate potential losses, if any, related to the lawsuits.

    We are also party to suits for collection, related commercial disputes, claims from carriers and foreign service partners over reconciliation of payments for circuits, Internet bandwidth and/or access to the public switched telephone network, and claims from estates of bankrupt companies alleging that we received preferential payments from such companies prior to their bankruptcy filings. We intend to prosecute vigorously claims that we have brought and employ all available defenses in contesting claims against us. Nevertheless, in deciding whether to pursue settlement, we will consider, among other factors, the substantial costs and the diversion of management's attention and resources that would be required in litigation. In light of such costs, we have settled various and in some cases similar matters on what we believe have been favorable terms which did not have a material impact our financial position, results of operations, or cash flows. The results or failure of any suit may have a material adverse affect on our business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Our executive officers and directors are as follows.

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Ofer Gneezy...............................  52         President, Chief Executive Officer and
                                                       Director

Gordon J. VanderBrug......................  61         Executive Vice President, Assistant
                                                       Secretary and Director

Dan Powdermaker...........................  40         Senior Vice President, Worldwide Sales

Paul H. Floyd.............................  46         Senior Vice President, R&D, Engineering
                                                       and Operations

Richard G. Tennant........................  60         Vice President, Finance and Administration
                                                       and Chief Financial Officer

Charles N. Corfield(1)(2).................  44         Director

W. Frank King(2)(3)(4)....................  64         Director

David Lee(2)(4)...........................  66         Director

Charles Skibo(1)(3)(4)....................  65         Director

Peter D. Aquino...........................  43         Director

------------------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

(3) Member of the Strategic Committee

(4) Member of the Shareholder Litigation Committee

EXECUTIVE OFFICERS

    MR. GNEEZY has served as President, Chief Executive Officer and as director of iBasis since our formation in August 1996. From 1994 to 1996, Mr. Gneezy served as President of Acuity Imaging, Inc., a multinational company focused on the industrial automation industry. From 1980 to 1994, Mr. Gneezy was an executive of Automatix, Inc. (a predecessor to Acuity Imaging), an industrial automation company, most recently serving as its President and Chief Executive Officer. Since July 2000, Mr. Gneezy has served as a director of NMS Communications, which provides communication solutions for wireless and wireline networks.

    DR. VANDERBRUG has served as Executive Vice President and as a director of iBasis since October 1996. From 1991 to 1996, Dr. VanderBrug was the Director of Marketing, Electronic Imaging Systems of Polaroid Corporation. In 1980,
Dr. VanderBrug co-founded Automatix, Inc. Dr. VanderBrug received his B.A. in mathematics from Calvin College, a M.A. in mathematics from Wayne State University, and his Ph.D. in computer science from the University of Maryland.

    MR. POWDERMAKER has served as Senior Vice President, Worldwide Sales of iBasis since July 2002. An early member of the iBasis management team, Dan has spent the past five years developing relationships with carriers and service providers around the world and establishing the sales force to support these customers and partners. He worked to bring iBasis' initial US customers onto The iBasis

Network-TM-, has served as Vice President of Sales for Asia and most recently as Vice President, Europe, the Middle East and Africa. Prior to joining iBasis, Dan worked in sales management for AT&T Global Markets, a networking services division of AT&T focused on the world's 2,000 largest telecommunications users.

    MR. FLOYD has served as Senior Vice President, R&D, Engineering and Operations since September 2001. From April 2001 to September 2001, Mr. Floyd was our Vice President of Research and Development. Prior to joining iBasis, Mr. Floyd was a Senior Vice President of DSL Business at Paradyne
Networks, Inc., a manufacturer of high-speed broadband access products and technology that support and manage high-bandwidth applications and network traffic. From 1996 to 2000, Mr. Floyd served as Vice President of Research and Development and Engineering at Paradyne.

    MR. TENNANT has served as Vice President, Finance and Administration and Chief Financial Officer since October 2001. From 2000 to 2001, Mr. Tennant was the Vice President, Chief Financial Officer and Treasurer of ScoreBoard, Inc., a software company providing optimization solutions for wireless carriers. Before joining ScoreBoard and from 1999 to 2000, Mr. Tennant served as Senior Vice President and Chief Financial Officer of Orbcomm Global, L.P., the world's first commercial provider of global low-earth satellite data and messaging services. From 1997 to 1999, Mr. Tennant also served as Senior Vice President and Chief Financial Officer to Information Resource Engineering, now known as
SafeNet, Inc., a developer and manufacturer of security and encryption products for computer data networks.

DIRECTORS

    MR. CORFIELD has been a director of iBasis since September 1997. Since 1999, Mr. Corfield has been a director of BeVocal and since 2000, the Chief Executive Officer of SandCherry Networks. Mr. Corfield serves on the board of directors of Liberate Technologies, a web-based, enhanced television company. Mr. Corfield co-founded Frame Technology, a software company, in 1986 and was a member of its board of directors and its Chief Technology Officer until Adobe Systems acquired it in 1995.

    DR. KING has been a private investor since November 1998 and a director of iBasis since June 2001. From 1992 to 1998, he was Chief Executive Officer and director of PSW Technologies, Inc. (formerly a division of Pencom, Inc.), a provider of software services. From 1988 to 1992, Dr. King was Senior Vice President of Development of Lotus Development Corporation, and for the previous 19 years he served in various positions with IBM Corporation, including his last position as Vice President of Development for the entry system division. He is also director of NMS Communications, Inc., eOn Communications Corporation, Aleri, Inc., Concero, Inc., and Perficient, Inc.

    MR. SKIBO has been a director of iBasis since September 1999. He served as President of iBasis Speech Solutions, Inc. from November 2001 to July 2002. From January 1999 to September 2001, Mr. Skibo served as the Chief Executive Officer and Chairman of Colo.com, a company that provided facilities and co-location services to communication and information technology industries. Colo.com filed for bankruptcy in June 2001. Since 1994, Mr. Skibo has served as Chairman and Chief Executive Officer of Strategic Enterprises and Communications, Inc., a venture capital firm. Mr. Skibo also serves as Chairman and Chief Executive Officer of Allied Telecommunications, a communications company. From 1985 to 1987, Mr. Skibo was President and CEO of US Sprint and its predecessor company, U.S. Telecom.

    MR. LEE has been a director of iBasis since May 2002. Mr. Lee has founded, served as chairman, and held senior executive positions at several communications technology companies, including ITT Corporation. Mr. Lee joined ITT after that company acquired Qume Corporation, a company he had co-founded in 1973. At ITT Qume, Mr. Lee held the positions of Executive Vice President from 1978 to 1981, and President, from 1981 through 1983. Mr. Lee later became President and Chairman of Data Technology Corporation and is currently Chairman of the Board of eOn Communications Corporation, Cortelco, and Cidco Communications.
Mr. Lee also serves as a Regent for the University of California. Through his service on the Advisory Committee on Trade Policy and Negotiation for Presidents Bush (senior) and Clinton, and his current role on President George W. Bush's Council on the 21st Century Workforce, Mr. Lee is one of the world's foremost experts on US-China commerce and the Chinese telecommunications industry. In addition to his executive and governmental positions, Mr. Lee is a member of the Board of Directors of the Pacific International Center for High Technology Research (PICHTR), ESS Technology Inc., and Linear Technology Corporation.

    MR. AQUINO was elected to the Board of Directors on August 5, 2004.
Mr. Aquino has been Senior Managing Director of Capital & Technology Advisors LLC, a telecommunications advisory firm, since 2001. From 1995 to 2001, Mr. Aquino was a partner with Wave International, Inc., a telecommunications venture capital firm. Prior to 1995, Mr. Aquino spent twelve years with Bell Atlantic (now Verizon) in various senior management positions. Mr. Aquino is director of Neon Communications and Motient Corporation.

ELECTION OF DIRECTORS

    Our board of directors is divided into the following three classes, with the members of the respective classes serving for staggered three-year terms.

    - Class 1 directors, whose terms expire at the annual meeting of stockholders to be held in 2006;

    - Class 2 directors, whose terms expire at the annual meeting of stockholders to be held in 2004; and

    - Class 3 directors, whose terms expire at the annual meeting of stockholders to be held in 2005.

    Messrs. VanderBrug and Lee are our Class 1 directors, Messrs. King and Skibo are our Class 2 directors, and Messrs. Gneezy, Corfield and Aquino are our Class 3 directors. At each annual meeting of stockholders, our stockholders will elect the successors to directors whose terms have expired to serve from the time of election and qualification until the third annual meeting following election. The classification of the board of directors may delay or prevent a change in control or in the management of iBasis. See "Description of Capital Stock--Delaware Law and Certain Certificate of Incorporation and By-Law Provisions."

COMPENSATION OF DIRECTORS

    In 2003, each of our non-employee directors earned $15,000 in cash compensation for their services as directors. Neither Mr. Gneezy nor Dr. VanderBrug received additional compensation for serving as directors. The directors who do not live in the Boston Metropolitan area were also reimbursed for travel expenses. We maintain directors' and officers' liability insurance and our by-laws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation limits the liability of our directors to either us or our shareholders for breaches of the directors' fiduciary duties to the fullest extent permitted by Delaware law.

    In 2003, Messrs. Gneezy and VanderBrug each received options to purchase 120,000 shares of our common stock. Each option becomes exercisable on a quarterly basis, in a series of 16 installments, vesting 6.25% of the optioned shares, provided, that individually, each remains an employee of ours on each vesting date. The exercise price for each option is $0.88, the closing price of a share of our common stock on the OTCCB on the date of the grant, August 11, 2003. Each option expires on August 11, 2013. All options were granted under our stock incentive plan and the first installment became exercisable on November 11, 2003.

    In 2003, Messrs. Corfield, King and Skibo each received options to purchase 80,000 shares of common stock. Each option becomes exercisable cumulatively, in a series of four installments of 25% of the option shares, with the first installment exercisable on May 24, 2004 and with each additional installment to become exercisable at each of the next three annual meeting of shareholders in years 2005, 2006 and 2007, respectively, provided, that individually, each still serves as a director of iBasis on each applicable date. All options were granted under our stock incentive plan.

    In 2003, Mr. Lee received options to purchase 40,000 shares of common stock with 50% of the shares to become exercisable at the 2006 Annual Meeting of Shareholders and the remaining 50% to become exercisable at the 2007 Annual Meeting of Shareholders, provided, that Mr. Lee continues to be one of our directors on each applicable date. All options were granted under our stock incentive plan.

BOARD COMMITTEES

    Our directors hold regular meetings, attend special meetings, as required, and spend such time on our affairs as their duties require. During the fiscal year ended December 31, 2003, the Board of Directors held six meetings. During the year, each of the directors attended at least 75% of the meetings of the Board of Directors and, in accordance with their membership on each, the audit and compensation committees of the Board.

    The Board of Directors has the following four committees:

    COMPENSATION COMMITTEE. Our Compensation Committee determines the compensation of our senior management and administers the stock option plans. Its members are Messrs. Gneezy, Corfield, and Skibo. The committee convened four times last year.

    AUDIT COMMITTEE. Our Audit Committee (i) recommends engagement of and monitors the independence of our independent auditors, (ii) considers and pre-approves the range of audit and non-audit services performed by independent auditors and fees for such services, (iii) reviews and votes on all transactions between us and any our officers, directors or other affiliates; (iv) consults with the our auditors concerning the scope of the audit and reviews the results of their examination, (v) reviews and approves any material accounting policy changes affecting our operating results, and (vi) reviews our policies and procedures on maintaining our accounting records and adequacy of our internal controls. Its members are Messrs. Corfield, King, and Lee, each of whom is independent, as defined by Rule 4200(a)(15) of the Nasdaq National Market listing standards, including Dr. King as the committee's expert as defined in Regulation S-K of the Securities Act. The Board of Directors has determined that Dr. King is a financial expert. The committee convened seven times last year and held six executive sessions with Deloitte & Touche LLP in conjunction with the regularly scheduled meetings.

    STRATEGIC COMMITTEE. Our Strategic Committee has in the past evaluated and recommended our strategic course. The Strategic Committee has remained dormant since November 8, 2001, subsequent to which time, our entire Board of Directors has participated in such discussions. The Strategic Committee was dissolved in March 2004.

    SHAREHOLDER LITIGATION COMMITTEE. Our Shareholder Litigation Committee was formed to evaluate and accept and/or reject settlement proposals in connection with the several class action lawsuits filed against us and certain of our current and past officers and directors, as well as, against the investment banking firms that underwrote our public offerings. The committee convened two times last year. Its members are Messrs. King, Lee, and Skibo.

    Messrs. Gneezy and VanderBrug attended our 2003 Annual Meeting of Shareholders. We do not require that non-employee members of our Board of Directors attend our annual meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    With the exception of Mr. Gneezy, no member of the Compensation Committee is an officer or employee of iBasis. Mr. Skibo served as the President of iBasis Speech Solutions, a wholly-owned subsidiary of iBasis from November 2001 until its sale in July 2002. Mr. Skibo was not a member of the Compensation Committee during that period. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or the Compensation Committee.

EXECUTIVE COMPENSATION

    The table below sets forth information concerning the annual and long-term compensation in each of the last three fiscal years for our Chief Executive Officer and the next four most highly compensated executive officers.

                         SUMMARY COMPENSATION TABLE(1)

                                                                        LONG-TERM COMPENSATION AWARDS
                                                                   ----------------------------------------
                                                                   OTHER ANNUAL   UNDERLYING    ALL OTHER
                                    YEAR      SALARY     BONUS     COMPENSATION    OPTIONS     COMPENSATION
                                    ----     --------   --------   ------------   ----------   ------------
Ofer Gneezy....................     2003     $200,000   $      0     $      0       120,000         $0
  President and Chief               2002      200,000          0            0             0          0
  Executive Officer                 2001      200,000          0            0        50,000          0

Gordon J. VanderBrug...........     2003      180,000          0            0       120,000          0
  Executive Vice President          2002      180,000          0            0             0          0
  and Assistant Secretary           2001      180,000          0            0        50,000          0

Paul H. Floyd(2)...............     2003      180,000          0            0       275,000          0
  Senior Vice President             2002      180,000          0       62,400(3)          0          0
  of Operations                     2001      126,923                               235,000          0

Richard G. Tennant(4)..........     2003      175,000          0            0       100,000          0
  Chief Financial Officer,          2002      175,000          0       48,000(5)          0          0
  Vice President, Finance           2001       35,897                               150,000          0
  and Administration

Dan Powdermaker(6).............     2003      150,000          0      102,340(7)    220,000          0
  Senior Vice President,            2002      150,000          0      260,347(8)          0          0
  Worldwide Sales

------------------------

 (1) Excludes certain perquisites and other benefits, the amount of which did not exceed 10% of the employee's total salary and bonus.

 (2) Mr. Floyd became Senior Vice President, R&D, Engineering, and Operations in September 2001.

 (3) Mr. Floyd received approximately $62,400 in moving and relocation expenses in 2001.

 (4) Mr. Tennant became Vice President, Finance and Administration and Chief Financial Officer in October 2001.

 (5) Mr. Tennant received approximately $48,000 for relocation assistance in 2001.

 (6) Mr. Powdermaker became Senior Vice President, Worldwide Sales in July,
     2002.

 (7) Mr. Powdermaker received $102,340 in sales commissions.

 (8) Mr. Powdermaker received $142,471 in sales commissions and $117,876 in reimbursement of living expenses at his London post.

                                 OPTION GRANTS

    The following table contains information concerning options to purchase common stock that we granted during the fiscal year ended December 31, 2003 to each of the officers named in the summary compensation table.

                                                                                             POTENTIAL REALIZABLE
                                            INDIVIDUAL GRANTS                                      VALUE AT
                                                                                                ASSUMED ANNUAL
                                                                                                   RATES OF
                             NUMBER OF      PERCENT OF TOTAL    EXERCISE                      STOCK APPRECIATION
                            SECURITIES       OPTIONS GRANTED     PRICE                          FOR OPTION TERM
                            UNDERLYING        TO EMPLOYEES        PER      EXPIRATION    -----------------------------
                          OPTIONS GRANTED        IN 2003         SHARE        DATE              5%             10%
                          ---------------   -----------------   --------   -----------   ----------------   ----------
Ofer Gneezy.............      120,000              2.5%         $  0.88      8/11/2013       $ 66,422       $  485,126
Gordon J. VanderBrug....      120,000              2.5%         $  0.88      8/11/2013       $ 66,422       $  485,126
Paul H. Floyd...........      275,000              5.8%         $0.88 &    6/24/2013 &       $191,845       $1,401,170
                                                                  $1.24      8/11/2013
Richard G. Tennant......      100,000              2.1%         $  0.88      8/11/2013       $ 55,352       $  404,272
Dan Powdermaker.........      220,000              4.7%         $0.88 &    6/24/2013 &       $148,947       $1,087,859
                                                                  $1.24      8/11/2013

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

    The following table contains information concerning option holdings for the year ended December 31, 2003, and such date with respect to each of the officers named in the summary compensation table.

                                                                    NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                        SHARES                     OPTIONS AT YEAR END             AT YEAR END(1)
                                      ACQUIRED ON    VALUE     ---------------------------   ---------------------------
                                       EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                      -----------   --------   -----------   -------------   -----------   -------------
Ofer Gneezy........................        0           $0        172,500        117,500        $88,025        $ 79,875
Gordon J. VanderBrug...............        0            0        143,750        116,250        $78,225        $ 79,875
Paul H. Floyd(2)...................        0            0        107,915        227,085        $71,220        $113,230
Richard G. Tennant.................        0            0         81,250        168,750        $69,688        $131,813
Dan Powdermaker(3).................                               64,818        185,182         40,536          98,564

--------------------------

(1) Value is determined by subtracting the exercise price from $1.59, the closing price of our common stock on the OTCBB on December 31, 2003, multiplied by the number of shares underlying the options.

(2) See previous description.

(3) See previous description.

EMPLOYMENT AGREEMENTS

    We currently have employment agreements in effect with Mr. Gneezy, our President and Chief Executive Officer, Dr. VanderBrug, our Executive Vice President and Assistant Secretary, Mr. Powdermaker, our Senior Vice President, Worldwide Sales, Mr. Floyd, our Senior Vice President, R&D, Engineering and Operations, and Mr. Tennant, our Vice President, Finance and Administration and Chief Financial Officer.

    iBasis and Mr. Gneezy are parties to an employment agreement, dated as of August 11, 1997, governing his employment with iBasis as President and Chief Executive Officer. Under the terms of the employment agreement, Mr. Gneezy is paid a base salary of $125,000, and is eligible to receive an annual bonus at the discretion of the Board of Directors. iBasis and Dr. VanderBrug are parties to an employment agreement, dated as of August 11, 1997, governing his employment with iBasis as

Executive Vice President. Under the terms of the employment agreement, Dr. VanderBrug is paid a base salary of $115,000, and is eligible to receive an annual bonus at the discretion of the Board of Directors. In 2003, Mr. Gneezy and Dr. VanderBrug earned $200,000 and $180,000 in base salary, respectively. iBasis also has employment agreements with Messrs. Powdermaker, Floyd, and Tennant, for serving in their capacities of Senior Vice President, Worldwide Sales, Senior Vice President, R&D, Engineering and Operations, Vice President, Finance and Administration and Chief Financial Officer, and Senior Vice President, Marketing, respectively. Under the terms of the employment agreements, Mr. Powdermaker is paid a base salary of $150,000, Mr. Floyd is paid a base salary of $180,000, and Mr. Tennant is paid a base salary of $175,000. Each officer is eligible for a bonus.

    We may terminate the employment agreements with Messrs. Gneezy and VanderBrug "for cause" or at any time upon at least thirty days prior written notice, and Messrs. Gneezy and Mr. VanderBrug may terminate their employment agreements "for good reason" or at any time upon at least thirty days prior written notice. We may terminate the employment agreement with Messrs. Powdermaker, Floyd, and Tennant at any time and each may terminate his employment agreement at any time. If we terminate either of Messrs. Gneezy and VanderBrug without cause or if either resigns for good reason, we must continue to pay his base salary and continue to provide health benefits for one year. If, within six months following an acquisition or change of control, we terminate Messrs. Powdermaker, Floyd, or Tennant without cause or if any resigns for good reason, we must continue to pay his base salary and health benefits for nine months.

    The employment agreements with executive officers entitle them to life insurance, health insurance and other employee fringe benefits to the extent that we make benefits of this type available to our other employees. All intellectual property that the officers may invent, discover, originate or make during their term of their employment shall be the exclusive property of iBasis. Each of the officers may not, during or after the term of his employment, disclose or communicate any confidential information without iBasis' prior written consent. The agreements with Messrs. Gneezy and VanderBrug also provide that in the event of an acquisition or change in control, each of their options and restricted shares, if any, shall automatically become fully vested immediately prior to such event, and each such option shall remain exercisable until the expiration of such option or until it sooner terminates in accordance with its terms. The agreements with Messrs. Powdermaker, Floyd, and Tennant provide that in the event that we terminate the employment of the officer without cause, or the officer terminates his employment with "good reason," in either case within six months after the occurrence of an acquisition or change in control, then such officer's options shall immediately vest and become exercisable.

    In general, "good reason" as used in the employment agreements of our executive officers means any material change in the compensation, position, and location of employment or responsibilities of the employee. "For cause" generally means gross negligence or willful misconduct of the employee, a breach of the employment agreement or the commission of a crime.

    Our employment agreements with Messrs. Floyd, and Tennant also contain provisions relating to each officer's relocation expenses.

1997 STOCK INCENTIVE PLAN

    In August 1997, our board of directors approved our 1997 Stock Incentive Plan, which was amended in December 1998 and in September 1999. The initial adoption of the plan and each of its amendments were subsequently approved by our stockholders. Our stock incentive plan provides for the grant of incentive stock options, nonqualified stock options and restricted stock awards. Employees (including officers and employee directors), directors, consultants and advisors are eligible for all awards except incentive stock options. Only employees are eligible for incentive stock options.

    A maximum of 9,000,000 shares of common stock have been authorized for issuance under our stock incentive plan. Under our stock incentive plan, as of September 30, 2004:

    - options for the purchase of 6,806,290 shares of common stock had been granted and were outstanding under the plan;

    - 2,041,399 shares had been issued upon exercise of options granted under the plan;

    - options for the purchase of 8,610,485 shares that were granted under the plan had been cancelled.

    615,765 shares of common stock remained available for the grant of awards under the plan as of June 30, 2004. No participant in our stock incentive plan may, in any year, be granted options or restricted stock awards with respect to more than 100,000 shares of common stock.

    The compensation committee administers our stock incentive plan and has the authority to make all determinations required under our stock incentive plan, including the eligible persons to whom, and the time or times at which, options or restricted stock awards may be granted, the exercise price or purchase price, if any, of each option or restricted stock award, whether each option is intended to qualify as an incentive stock option or a nonqualified stock option, and the number of shares subject to each option or restricted stock award. The compensation committee also has authority to:

    - interpret our stock incentive plan;

    - determine the terms and provisions of the option or restricted stock award instruments; and

    - make all other determinations necessary or advisable for administration of our stock incentive plan.

    The committee has authority to prescribe, amend, and rescind rules and regulations relating to our stock incentive plan. The exercise price of options granted under our stock incentive plan shall not be less than 100% of the fair market value of the common stock on the date of grant, or 110% in the case of incentive stock options issued to an employee who at the time of grant owns more than 10% of the total combined voting power of all classes of iBasis stock. The options become exercisable at such time or times, during such periods, and for such numbers of shares as shall be determined by the compensation committee and expire after a specified period that may not exceed ten years from the date of grant.

    The compensation committee may, in its discretion, provide for the acceleration of one or more outstanding options and the vesting of unvested shares held as restricted stock awards upon occurrence of a change of control of iBasis. In the event of a merger, consolidation, or sale, transfer, or other disposition of all or substantially all of our assets, the compensation committee may, in its discretion, provide for the automatic acceleration of one or more outstanding options that are assumed or replaced and do not otherwise accelerate by reason of the transaction. In addition, the compensation committee may similarly provide for the termination of any of our repurchase rights that may be assigned in connection with the merger, consolidation, or sale, transfer, or other disposition of all or substantially all of our assets, in the event that a holder of restricted stock's employment, directorship or consulting or advising relationship should subsequently terminate following the transaction. The board of directors may amend, modify, suspend or terminate our stock incentive plan at any time, subject to applicable law and the rights of holders of outstanding options and restricted rights awards. Our stock incentive plan will terminate on August 11, 2007, unless the board of directors terminates it prior to that time.

1999 EMPLOYEE STOCK PURCHASE PLAN

    In September 1999, our board of directors and stockholders approved the 1999 iBasis, Inc. Employee Stock Purchase Plan ("ESPP"), which enables eligible employees to acquire shares of our common stock through payroll deductions. In December 1999, the employee stock purchase plan was amended. Our employee stock purchase plan is intended to qualify as an employee stock purchase plan under
Section 423 of the Internal Revenue Code. Offering periods under the employee stock purchase plan start on January 1 and July 1 of each year and end on June 30 and December 31 of each year. During each offering period, an eligible employee may select a rate of payroll deduction of from 1% to 10% of compensation, up to an aggregate of $12,500 in any offering period. The purchase price for our common stock purchased under our employee stock purchase plan is 85% of the lesser of the fair market value of the shares on the first or last day of the offering period. Issuance of shares of our common stock was discontinued under the ESPP in 2002 and all shares authorized for issuance under the ESPP have been issued as of December 31, 2003.

LITIGATION INVOLVING OUR OFFICERS AND DIRECTORS

    In October 2002, our officers and directors that had been named as defendants in consolidated class actions suits alleging violations of securities laws related to our public offerings of common stock were dismissed from the suits for the time being. On June 11, 2004, we and the individual defendants, as well as many other issuers named as defendants in the class action proceeding, entered into an agreement-in-principle to settle this matter, and on June 14, 2004, this settlement was presented to the court. A motion for preliminary approval of the settlement was filed on June 25, 2004 and is pending. Once the court preliminarily approves the settlement and notice has been mailed, there will be an objection period, followed by a hearing for final approval of the settlement.

    Pursuant to the terms of the proposed settlement, in exchange for a termination and release of all claims against us and the individual defendants and certain protections against third-party claims, we will assign to the plaintiffs certain claims we may have as an issuer against the underwriters, and our insurance carriers, along with the insurance carriers of the other issuers, will ensure a floor of $1 billion for any underwriter-plaintiff settlement. Although the financial effect of the settlement on us will not be material, our insurance carriers' exposure in this connection will range from zero to a few hundred thousand dollars, and will be reduced proportionately by any amounts recovered by plaintiffs directly from the underwriters.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    As previously announced, on August 5, 2002, we completed an agreement with our primary equipment vendor to reduce our capital lease obligations and related future cash commitments. Under the terms of the agreement, we paid our vendor $28.5 million in exchange for the elimination of $50.8 million in existing vendor debt, $9.0 million in future interest obligations (assuming the debt was held to maturity) and $4.0 million in tax and other obligations for a total of $63.8 million of future obligations. The difference between the cash paid and the recorded outstanding obligation on that date was accounted for as a reduction in the carrying value of the underlying capital assets. This transaction reduced interest expense by $2.5 million and depreciation and amortization by $3.3 million in the months subsequent to the transaction from the amounts that would have otherwise been recognized in 2002. Mr. Carl Redfield, a former director who served on our Board of Directors from September 1999 until July 2002, is an officer of the equipment vendor.

    During 2002, iBasis paid Mr. Skibo, a current director, approximately $168,325 for serving as President of iBasis Speech Solutions, Inc., a wholly-owned subsidiary of iBasis.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of our common stock as of September 30, 2004 by:

     - each person we know owns beneficially more than five percent (5%) of our common stock;
     -    each of our directors;
     -    each of our executive officers; and
     -    all directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 30, 2004 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name. Unless otherwise indicated, the address for each of the following shareholders is c/o iBasis, Inc., 20 Second Avenue, Burlington, Massachusetts 01803.

                                                                            SHARES BENEFICIALLY
                                                                                   OWNED
                                                                            ---------------------
       DIRECTORS, EXECUTIVE OFFICERS AND 5% SHAREHOLDERS                      NUMBER     PERCENT
       ----------------------------------------------------------------     ----------  ---------
       LC Capital Master Fund (1)                                            7,237,561      11.64%
       JMG Triton Offshore Fund (2)                                          6,911,906      11.11%
       Entities Affiliated with Symphony Asset Management (3)                6,175,795       9.93
       Loeb Partners Corporation (4)                                         5,972,176       9.60
       Singer Children's Management Trust (5)                                5,904,605       9.49
       Greywolf Capital Overseas Fund (6)                                    1,925,654       3.10
       Greywolf Capital Partners II, LP (6)                                  1,221,898       1.96

       Ofer Gneezy (7)                                                       4,239,932       6.81

       Gordon J. VanderBrug (8)                                              1,804,752       2.90
       Charles N. Corfield (9)                                               1,449,416       2.33
       Paul H. Floyd (10)                                                      230,625          *
       Charles Skibo (11)                                                      195,000          *

       W. Frank King (12)                                                      155,750          *
       Dan Powdermaker (13)                                                    151,629          *
       Richard G. Tennant (14)                                                 153,750          *
       David Lee (15)                                                           89,166          *
       Peter D. Aquino (16)                                                     20,000          *
       ALL EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP (10 PERSONS) (17)     8,470,020      13.32

* Represents less than 1% of the outstanding shares of common stock.

(1) Includes 3,440,541 shares of common stock which LC Capital Master Fund, Ltd. has the right to acquire within 60 days of September 30, 2004 upon the conversion of New Secured Notes and New Subordinated Notes and upon exercise of certain warrants, and 315,000 shares of common stock underlying the Warrants held by LC Capital Master Fund, Ltd. (provided such Warrants vest in accordance with their terms).

(2) Includes 3,519,976 shares of common stock which JMG Triton Offshore Fund, Ltd. (the "Fund") has the right to acquire within 60 days of September 30, 2004, including 2,702,703 shares of common stock upon the conversion of New Secured Notes and 817,273 shares of common stock upon exercise of Warrants. The Fund is an international business company organized under the laws of the British Virgin Islands. The Fund's investment manager is Pacific Assets Management LLC, a Delaware limited liability company ("Pacific Assets"). Pacific Assets is an investment adviser registered with the Securities and Exchange Commission and has voting and dispositive power over the Fund's investments. The equity interests of Pacific Assets are owned by Pacific Capital Management, Inc., a Delaware corporation ("Pacific") and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel
     A. David. Messrs. Glaser and Richter have sole investment discretion over the Fund's portfolio holdings.

(3) Includes 3,104,611 shares of common stock which entities affiliated with Symphony Asset Management have the right to acquire within 60 days of September 30, 2004 upon the exercise of Warrants. Includes the ownership by the following funds managed by Symphony Asset Management: 50,098 shares held by Adagio Fund, 283,894 shares held by Andante Fund, LP, 2,011,453 shares held by Arpeggio Fund, 183,729 shares held by CSV Limited, 185,497 shares held by International Monetary Fund, 2,085,477 shares held by Rhapsody Fund, LP and 175,647 shares held by Vivace Fund, LP. Symphony Asset Management is a wholly owned subsidiary of Nuveen Investments, Inc. and Symphony Asset Management exercises sole voting and investment power with respect to all shares held by Adagio Fund, Andante Fund, Arpeggio Fund, CSV International Monetary Fund, Rhapsody Fund and Vivace Fund. Symphony Asset Management may be deemed to beneficially own all 4,975,795 shares.

(4) Includes 4,575,676 shares of common stock which Loeb Partners Corporation has the right to acquire within 60 days of September 30, 2004 upon conversion of New Secured Notes and New Subordinated Notes, and 165,000 shares of common stock underlying the Warrants held by Loeb Partners Corporation (provided such Warrants vest in accordance with their terms).

(5) Includes 4,904,605 shares of common stock which Singer Children's Management Trust has the right to acquire within 60 days of September 30, 2004 upon the conversion of New Secured Notes and New Subordinated Notes and upon the exercise certain warrants, and 150,000 shares of common stock underlying the Warrants held by the Singer Children's Management Trust (provided such Warrants vest in accordance with their terms). Karen Singer is the trustee of Singer Children's Management Trust and exercises sole voting and investment power with respect to all 5,904,605 shares. Ms. Singer, as trustee, may be deemed to beneficially own all 5,904,605 shares.

(6) Includes 1,351,352 shares of common stock which entities affiliated with Greywolf Capital LLC have the right to acquire within 60 days of September 30, 2004 upon the conversion of New Secured Notes. Includes the ownership by the following funds managed by Greywolf Capital LLC: 783,784 shares held by Greywolf Capital Overseas Fund and 567,568 shares held by Greywolf Capital Partners II LP.

(7) Includes 207,500 shares of common stock issuable upon exercise of options within 60 days of September 30, 2004. Also includes 50,000 shares held by The Ofer Gneezy 1999 Family Trust for the benefit of Mr. Gneezy's children. Mr. Gneezy disclaims beneficial ownership of the shares held by the Ofer Gneezy 1999 Family Trust. Mr. Gneezy is our President, Chief Executive Officer and one of our directors.

(8) Includes 177,500 shares of common stock issuable upon exercise of options within 60 days of September 30, 2004, 2004. Also includes 1,177,345 shares held by the G.J. & C.E. VanderBrug Family Limited Partnership. Dr. VanderBrug disclaims beneficial ownership of the shares held by the G.J. & C.E. VanderBrug Family Limited Partnership, except to the extent of his pecuniary interest therein. Does not include 29,230 shares of common stock held by Dr. VanderBrug's spouse. Dr. VanderBrug disclaims beneficial ownership of the shares held by his spouse. Dr. VanderBrug is our Executive Vice President and Assistant Secretary and one of our directors.

(9) Includes 105,000 shares of common stock issuable upon exercise of options within 60 days of September 30, 2004. Also includes of 1,344,416 shares held by the Charles N. Corfield Trust u/a/d 12/19/91, a revocable trust of which Mr. Corfield is the sole trustee. Mr. Corfield is one of our directors.

(10) Includes 200,625 shares of common stock issuable upon exercise of options within 60 days of September 30, 2004. Mr. Floyd is our Senior Vice President, R&D, Engineering and Operations.

(11) Includes 195,000 shares of common stock issuable upon exercise of options within 60 days of September 30, 2004. Mr. Skibo is one of our directors.

(12) Includes 155,000 shares of common stock issuable upon exercise of options within 60 days of September 30, 2004. Dr. King is one of our directors.

(13) Includes 136,248 shares of common stock issuable upon exercise of options within 60 days of September 30, 2004. Mr. Powdermaker is our Senior Vice President of Worldwide Sales.

(14) Includes 143,750 shares of common stock issuable upon exercise of options within 60 days of September 30, 2004. Mr. Tennant is our Vice President of Finance and Administration and our Chief Financial Officer.

(15) Includes 74,166 shares of common stock issuable upon exercise of options within 60 days of September 30, 2004. Mr. Lee is one of our directors.

(16) Includes 20,000 shares of common stock issuable upon exercise of options within 60 days of September 30, 2004. Mr. Aquino is one of our directors.

(17) Includes 1,414,789 shares of common stock issuable upon the exercise of options within 60 days of September 30, 2004 and certain shares held by affiliates of such directors and executive officers.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

                          DESCRIPTION OF CAPITAL STOCK

    THE FOLLOWING DESCRIPTION SETS FORTH THE GENERAL TERMS OF OUR COMMONL STOCK AND THE WARRANTS IN WHICH, UPON EXERCISE, THE COMMON STOCK TO BE REGISTERED HEREUNDER WILL BE ISSUED. THIS DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO OUR CERTIFICATE OF INCORPORATION, BY-LAWS, PROVISIONS OF DELAWARE LAW, AND THE AMENDED AND RESTATED WARRANT AND REGISTRATION RIGHTS AGREEMENT. WE HAVE FILED OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND THE AMENDED AND RESTATED WARRANT AND REGISTRATION RIGHTS AGREEMENT AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART OR AS EXHIBITS TO OUR OTHER FILINGS WITH THE SEC. SEE "WHERE YOU CAN FIND MORE INFORMATION" FOR INFORMATION ABOUT HOW YOU CAN OBTAIN COPIES OF THESE DOCUMENTS.

WARRANTS ISSUED IN CONNECTION WITH THE EXCHANGE OF OUR 5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2005 FOR THE SENIOR NOTES

    In connection with the exchange of our 5 3/4% Convertible Subordinated Notes Due 2005 for the Senior Notes, we issued warrants to purchase an aggregate of 4,915,416 shares of common stock to certain selling securityholders.

    The warrants expire on January 15, 2008 and have an initial exercise price of $0.65 per share of common stock, subject to adjustments in the event of our recapitalization, merger, sale or reorganization.

    The holder of the warrant may exercise the warrant by: (1) paying the exercise price in cash; (2) converting the warrant into shares of our common stock on a "net basis" based on the current market price of our common stock; or
(3) tendering to us the Senior Notes in satisfaction of the price. We have the option, upon any exercise of the warrants, in lieu of issuing the shares issuable upon such exercise, to pay the holder cash in an amount equal to the current market price of our common stock.

    The warrants are evidenced by a single global warrant initially deposited with the Depository Trust Company and registered in the name of Cede & Co. as the Depository Trust Company's nominee. U.S. Bank National Association is the custodian of the global warrant. Please see discussion below under the heading "Form, Denomination and Registration."

    Warrant holders are provided certain anti-dilution protection if we issue shares of common stock below fair market value. Furthermore, warrant holders are entitled to a share of any dividends or distributions we declare upon exercise of the warrants, other than a dividend payable in additional common stock or periodic cash dividends declared in the ordinary course of business.

    One or more holders of the warrants or warrant shares, which are shares to be received upon exercise, conversion or exchange of the warrants, who hold more than twenty percent (20%) of the warrant shares may, upon written notice to us, cause us to effect a registration under the Securities Act for all or a specified part of the warrant shares and all shares of common stock directly or indirectly issued or issuable with respect to the warrant shares held by such holders. We must give notice of our intention to register the warrant shares to all holders of the warrants and warrant shares, who may then, by written notice to us within twenty (20) days, request that all or a portion of the securities held by such holders be included in such registration.

    In connection with any registration of the warrant shares, the underwriter may determine that marketing factors require a limitation on the number of warrant shares to be underwritten, in which case other securities will not be registered, subject to certain exceptions, and the number of warrant shares that will be included in the registration shall be allocated among the holders proportionately.

SILICON VALLEY BANK WARRANT

    On December 20, 2002, we issued a warrant to purchase 337,500 shares of common stock in connection with a secured line of credit from Silicon Valley Bank (the "Bank"). The warrant had an exercise price of $0.337 per share. In January 2004, the Bank exercised its warrant in full, on a net basis, and received 272,876 shares of our common stock.

    We must give notice of our intention to register securities to all holders of the warrants, who may then, by written notice to us within fifteen
(15) days, request that all or a portion of the shares of common stock issuable upon exercise of the warrants be included in such registration

    Warrant holders are provided certain anti-dilution protection and are entitled to a share of any dividends or distributions we declare upon exercise of the warrants.

COMMON STOCK

    Our authorized capital stock consists of 170,000,000 shares of common stock, $0.001 par value per share, and 15,000,000 shares of undesignated preferred stock, $0.001 par value per share. We are authorized to issue up to 170,000,000 shares of common stock. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do no have cumulative voting rights. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor and subject to any preferential dividend rights of any then outstanding preferred stock. Upon the liquidation, dissolution or winding up of our company, the holders of common stock are entitled to receive ratably all of our assets available for distribution and subject to any liquidation preference of any then outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights.

    As of October 29, 2004, there were approximately 62,470,856 shares of common stock outstanding held by 245 stockholders of record. There are currently no designated classes of preferred stock and no outstanding shares of preferred stock.

    We are registering 5,188,292 shares of common stock issuable upon the exercise of the warrants that we issued to the selling securityholders (i) in connection with certain exchange agreements we entered into, described above, in which resulted in the retirement of $50,350,000 of our 5 3/4% Convertible Subordinated Notes in exchange for the Senior Notes and warrants to purchase 4,915,416 shares of common stock, and (ii) in connection with a secured line of credit from Silicon Valley Bank (the "Bank"). We are registering the shares of common stock in accordance with registration rights we granted in connection with the exchange agreements and the Bank's warrant. Our registration of the common stock does not necessarily mean that the selling securityholders will exercise any of the warrants or sell any or all of the securities we have registered. For information about the selling securityholders and how they plan to offer the securities for resale, see "Selling Securityholders" and Plan of Distribution."

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a certain period of time. That period is three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or owned within three years prior, 15% or more of the corporation's voting stock.

    Our certificate of incorporation and by-laws provide for the division of the board of directors into three classes, as nearly equal in size as possible, with each class beginning its three-year term in different years. See "Management-Executive Officers and Directors." A director may be removed only for cause by the vote of a majority of the shares entitled to vote for the election of directors.

    Our by-laws provide that for nominations for the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the matter in writing to our secretary. To be timely, a notice of nominations or other business to be brought before an annual meeting must be delivered between 120 days and 150 days prior to date one year after the date of the preceding year's proxy statement. If the date of the current year's annual meeting is more than 30 days before or 60 days after such anniversary, or if no proxy statement was delivered to stockholders in connection with the preceding year's annual meeting, a stockholder's notice will be timely if it is delivered not earlier than 90 days prior to the current year's annual meeting and not later than 60 days prior to the annual meeting or 10 days following the date on which public announcement of the date of the annual meeting is first made by us, whichever is later. With respect to special meetings, notice must generally be delivered not more than 90 days prior to such meeting and not later than 60 days prior to such meeting or 10 days following the day on which public announcement of the date of the annual meeting is first made by us, whichever is later. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting.

    Our certificate of incorporation empowers the board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. These factors may include:

    - comparison of the proposed consideration to be received by stockholders in relation to the market price of our capital stock, the estimated current value of our company in a freely negotiated transaction and the estimated future value of our company as an independent entity;

    - the impact of such a transaction on our employees, suppliers and customers and its effect on the communities in which we operate; and

    - the impact of such a transaction on our unique corporate culture and atmosphere.

The provisions described above could make it more difficult for a third party to acquire, or discourage a third party from acquiring control of our company.

    Our certificate of incorporation also provides that any action required or permitted to be taken by our stockholders may be taken only at duly called annual or special meetings of the stockholders, and that special meetings may be called only by the chairman of the board of directors, a majority of the board of directors or our president. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of the common stock. These provisions may also discourage another person or entity from making a tender offer to our stockholders for the common stock. This is because the person or entity making the offer, even if it acquired a majority of our outstanding voting securities, would be unable call a special meeting of the stockholders or to take action by written consent. As a result, any desired actions they would like to take, such as electing new directors or approving a merger, would have to wait until the next duly called stockholders meeting.

    The Delaware General Corporation Law provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The certificate of incorporation requires the affirmative vote of the holders of at least 67% of our outstanding voting stock to amend or repeal any of the provisions our certificate of incorporation described above, or to reduce the number of authorized shares of common stock and preferred stock. The 67% vote is also required to amend or repeal any of the provisions of our by-laws that are described above. Our by-laws may also be amended or repealed by a majority vote of the board of directors. The 67% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might be outstanding at the time any amendments are submitted to stockholders.

    COMMON STOCK LISTING

    The common stock is listed on the OTC Bulletin Board and trades on such market under the symbol "IBAS."

    TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for our common stock is EquiServe Trust Company, N.A.

                              PLAN OF DISTRIBUTION

    The securities may be sold from time to time by the selling securityholders or their donees, pledgees, We are registering the shares of common stock on behalf of the selling securityholders. Sales of shares may be made by "selling securityholders," which such term includes their respective donees, transferees, pledgees or other successors-in-interest, from time to time in the over-the-counter market, any other exchange upon which our shares may trade in the future, or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

    - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

    - ordinary brokerage transactions and transactions in which the broker solicits purchases;

    - through options, swaps or derivatives;

    - in privately negotiated transactions;

    - through the settlement of short sales entered into after the date of this prospectus;

    - put or call option transactions relating to the shares;

    - any other method permitted by applicable law.

    The selling securityholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). To the extent permitted by applicable law, the sellingsecurity holders may also sell shares of common stock short and deliver shares covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale. The sellingsecurity holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

    To the extent permitted by applicable law, the sellingsecurity holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may, to the extent permitted by applicable law, engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling securityholders. To the extent permitted by applicable law, the selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

    The selling securityholders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act.

    The selling securityholders will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders and any other person participating in the distribution of the shares will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares of common stock.

    The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule 144, rather than under this prospectus.

    Upon being notified by a selling securityholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, or a post-effective amendment to the registration statement, of which this prospectus is a part, if required under the Securities Act, disclosing:

    - the name of the selling securityholder and of the participating broker-dealer(s);

    - the number of shares involved;

    - the initial price at which the shares were sold;

    - the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

    - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

    - other facts material to the transactions.

    This prospectus may also be may be amended or supplemented from time to time, if required, to describe a specific plan of distribution.

    We are paying all expenses and fees in connection with the registration of the shares. The selling security-holders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the shares will be passed upon for us by Bingham McCutchen LLP, Boston, Massachusetts.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act of 1933, a registration statement on Form S-1 relating to the notes, warrants and common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the shares we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's World Wide Web address is http://www.sec.gov.

    We file periodic reports, proxy statements and other information with the Securities and Exchange Commission in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available for inspection and copying at the regional offices, public reference facilities and Internet site of the Securities and Exchange Commission referred to above. In addition, you may request a copy of any of our periodic reports filed with the Securities and Exchange Commission at no cost, by writing or telephoning us at the following address:

                               Investor Relations
                                  iBasis, Inc.
                                20 Second Avenue
                              Burlington, MA 01803
                                 (781) 505-7500

    Information contained on our website is not a prospectus and does not constitute a part of this prospectus.

    You should rely only on the information contained in or incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CONSOLIDATED FINANCIAL STATEMENTS

              INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
  Condensed Consolidated Balance Sheets at September 30,
    2004 and December 31, 2003 (unaudited)..................     F-2
  Condensed Consolidated Statements of Operations for the
    Three Months Ended September 30, 2004 and 2003
    (unaudited).............................................     F-3
  Condensed Consolidated Statements of Operations for the
    Nine Months Ended September 30, 2004 and 2003
    (unaudited).............................................     F-4
  Condensed Consolidated Statements of Cash Flows for the
    Nine Months Ended September 30, 2004 and 2003
    (unaudited).............................................     F-5
  Condensed Notes to Consolidated Financial Statements
    (unaudited).............................................     F-6
CONSOLIDATED FINANCIAL STATEMENTS:
  Report of Independent Registered Public Accounting Firm...    F-20
  Consolidated Balance Sheets as of December 31, 2003 and
    2002....................................................    F-21
  Consolidated Statements of Operations for the Years Ended
    December 31, 2003, 2002 and 2001........................    F-22
  Consolidated Statements of Stockholders' Equity (Deficit)
    for the Years Ended December 31, 2003, 2002 and 2001....    F-23
  Consolidated Statements of Cash Flows for the Years Ended
    December 31, 2003, 2002 and 2001........................    F-24
  Notes to Consolidated Financial Statements................    F-26

                                  iBASIS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                                                SEPTEMBER 30,       DECEMBER 31,
                                                                                                    2004                2003
                                                                                              -----------------   -----------------
                                                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                     ASSETS
Cash and cash equivalents                                                                     $          46,587   $          17,270
Accounts receivable, net of allowance for doubtful accounts of $3,282 and $3,128,
   respectively                                                                                          29,315              21,767
Prepaid expenses and other current assets                                                                 3,665               5,295
                                                                                              -----------------   -----------------
   Total current assets                                                                                  79,567              44,332

Property and equipment, at cost:
   Network equipment                                                                                     67,896              67,441
   Equipment under capital lease                                                                         11,279               9,558
   Computer software                                                                                      9,010               8,387
   Leasehold improvements                                                                                 6,437               6,414
   Furniture and fixtures                                                                                 1,064               1,062
                                                                                              -----------------   -----------------
                                                                                                         95,686              92,862
   Less: Accumulated depreciation and amortization                                                      (84,140)            (75,687)
                                                                                              -----------------   -----------------
Property and equipment, net                                                                              11,546              17,175

Deferred debt financing costs, net                                                                          128                 326
Long term investment in non-marketable security                                                              --               5,000
Other assets                                                                                                390                 705
                                                                                              -----------------   -----------------
     Total assets                                                                             $          91,631   $          67,538
                                                                                              =================   =================
                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable                                                                              $          23,220   $          19,902
Accrued expenses                                                                                         17,553              18,652
Deferred revenue                                                                                          5,099                 417
Current portion of long-term debt                                                                         1,942               2,097
                                                                                              -----------------   -----------------
   Total current liabilities                                                                             47,814              41,068

Long term debt, net of current portion                                                                   67,383              65,829
Other long term liabilities                                                                               1,079               2,749

Stockholders' deficit:
   Common stock, $0.001 par value, authorized - 170,000 and 85,000 shares, respectively;
     issued - 62,198 and 45,913 shares, respectively;                                                        63                  46
   Treasury stock; 1,135 shares at cost                                                                    (341)               (341)
   Additional paid-in capital                                                                           404,129             370,393
   Accumulated deficit                                                                                 (428,496)           (412,206)
                                                                                              -----------------   -----------------
     Total stockholders' deficit                                                                        (24,645)            (42,108)
                                                                                              =================   =================
     Total liabilities and stockholders' deficit                                              $          91,631   $          67,538
                                                                                              =================   =================

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS.

                                  iBASIS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                                                 THREE MONTHS ENDED SEPTEMBER 30,
                                                                                              -------------------------------------
                                                                                                    2004                2003
                                                                                              -------------------------------------
                                                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenue                                                                                   $          70,359   $          44,032
Costs and operating expenses:
Data communications and telecommunications (excluding depreciation and amortization)                     60,037              38,502
Research and development                                                                                  3,585               2,893
Selling and marketing                                                                                     2,308               1,877
General and administrative                                                                                3,480               1,228
Depreciation and amortization                                                                             2,141               4,267
Non-cash stock-based compensation                                                                            --                  29
                                                                                              -----------------   -----------------
   Total cost and operating expenses                                                                     71,551              48,796
                                                                                              -----------------   -----------------

Loss from operations                                                                                     (1,192)             (4,764)

Interest income                                                                                              13                  30
Interest expense                                                                                         (1,441)               (801)
Other expenses, net                                                                                         (71)                (98)
Refinancing transaction costs                                                                              (205)                 --
                                                                                              -----------------   -----------------

Loss from continuing operations                                                                          (2,896)             (5,633)

Income from discontinued operations                                                                       1,861                  --
                                                                                              -----------------   -----------------
Net loss                                                                                      $          (1,035)  $          (5,633)
                                                                                              =================   =================

Basic and diluted net loss (income) per share:
   Loss from continuing operations                                                            $           (0.06)  $           (0.13)
   Income from discontinued operations                                                                     0.04                  --
                                                                                              -----------------   -----------------

Net loss per share                                                                            $           (0.02)  $           (0.13)
                                                                                              =================   =================

Weighted average common shares outstanding:
   Basic                                                                                                 47,884              44,714
   Diluted                                                                                               47,884              44,714

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS.

                                  iBASIS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                                                 NINE MONTHS ENDED SEPTEMBER 30,
                                                                                              -------------------------------------
                                                                                                    2004                2003
                                                                                              -----------------   -----------------
                                                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenue                                                                                   $         188,542   $         124,992
Costs and operating expenses:
Data communications and telecommunications (excluding depreciation and amortization)                    160,693             106,799
Research and development                                                                                 10,665              10,017
Selling and marketing                                                                                     6,440               5,774
General and administrative                                                                                9,699               6,557
Depreciation and amortization                                                                             8,452              16,129
Non-cash stock-based compensation                                                                            --                  86
                                                                                              -----------------   -----------------
   Total cost and operating expenses                                                                    195,949             145,362
                                                                                              -----------------   -----------------

Loss from operations                                                                                     (7,407)            (20,370)

Interest income                                                                                              41                 142
Interest expense                                                                                         (2,989)             (3,200)
Gain on bond exchanges                                                                                       --              16,615
Other expenses, net                                                                                        (156)               (292)
Loss on long-term non-marketable security                                                                (5,000)                 --
Refinancing transaction costs                                                                            (2,159)                 --
Refinancing related interest expense                                                                       (481)                 --
                                                                                              -----------------   -----------------

Loss from continuing operations                                                                         (18,151)             (7,105)

Income from discontinued operations                                                                       1,861                  --
                                                                                              -----------------   -----------------
Net loss                                                                                      $         (16,290)  $          (7,105)
                                                                                              =================   =================

Basic and diluted net loss (income) per share:
   Loss from continuing operations                                                            $           (0.39)  $           (0.16)
   Income from discontinued operations                                                                     0.04                  --
                                                                                              -----------------   -----------------
 Net loss per share                                                                           $           (0.35)  $           (0.16)
                                                                                              =================   =================

Weighted average common shares outstanding:
   Basic                                                                                                 46,411              44,672
   Diluted                                                                                               46,411              44,672

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS.

                                  iBASIS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                                 NINE MONTHS ENDED SEPTEMBER 30,
                                                                                              -------------------------------------
                                                                                                    2004                2003
                                                                                              -----------------   -----------------
                                                                                                         (IN THOUSANDS)
Cash flows from operating activities:
   Loss from continuing operations                                                            $         (18,151)  $          (7,105)
   Adjustments to reconcile net loss to net cash used in operating activities:
     Gain on bond exchanges                                                                                  --             (16,615)
     Depreciation and amortization                                                                        8,452              16,129
     Amortization of deferred debt financing costs                                                          198                 265
     Amortization of deferred compensation                                                                   --                  86
     Bad debt (recovery) expense                                                                            154              (1,900)
     Impairment of investment in long-term non-marketable security                                        5,000                  --
     Fair value of warrant issued                                                                         2,140                  --
     Changes in assets and liabilities
        Accounts receivable                                                                              (7,702)              3,684
        Prepaid expenses and other current assets                                                          (978)              1,163
        Other assets                                                                                        315                 409
        Accounts payable                                                                                  3,318                 176
        Accrued expenses                                                                                  2,481              (2,225)
        Deferred revenue                                                                                  4,682               1,052
        Other long term liabilities                                                                      (1,670)               (391)
                                                                                              -----------------   -----------------
          Net cash used in continuing operating activities                                               (1,761)             (5,272)
                                                                                              -----------------   -----------------

Cash flows from investing activities:
   Purchases of property and equipment                                                                   (2,823)             (3,769)
   Adjustments to proceeds from sale of Speech Solutions Business                                            --                (736)
   Proceeds from earn-out receivable related to sale of Speech Solutions Business                         1,108                  --
   Proceeds from receipt of escrow receivable related to sale of Speech Solutions Business                1,500                  --
                                                                                              -----------------   -----------------
          Net cash used in investing activities                                                            (215)            (4,505)
                                                                                              -----------------   -----------------

Cash flows from financing activities:
   Bank borrowings                                                                                        4,600               6,900
   Payments of bank borrowings                                                                           (6,900)             (6,900)
   Proceeds from private equity placement                                                                31,500                  --
   Private equity placement transaction costs                                                            (1,045)                 --
   Proceeds from issuance of 8% Secured Convertible Notes                                                29,000                  --
   Prepayment of 11 1/2% Senior Secured Notes                                                           (25,175)                 --
   Proceeds from equipment lease financing                                                                1,765                  --
   Payments of principal on capital lease obligations                                                    (1,856)             (4,734)
   Refinancing transaction costs                                                                         (1,984)               (935)
   Proceeds from exercise of warrants                                                                     1,091                  --
   Proceeds from exercises of common stock options                                                          297                  77
                                                                                              -----------------   -----------------
          Net cash provided by (used in) financing activities                                            31,293              (5,592)
                                                                                              -----------------   -----------------
Net increase (decrease) in cash and cash equivalents                                                     29,317             (15,369)
Cash and cash equivalents, beginning of period                                                           17,270              32,317
                                                                                              -----------------   -----------------
Cash and cash equivalents, end of period                                                      $          46,587   $          16,948
                                                                                              =================   =================

Supplemental disclosure of cash flow information:
Cash paid during the year for interest                                                        $           6,388   $           5,513

Supplemental disclosure of non-cash investing and financing activities:
   Private equity placement:
     Fair value of warrant issued for partial payment of investment banking services          $           2,808   $              --
   Refinancing of 5 3/4% Convertible Subordinated Notes and 11 1/2% Senior Secured Notes:
     Fair value of warrant issued                                                             $           2,140   $              --
     Reduction of accrued interest on 11 1/2% Senior Secured Notes                            $          (1,659)  $              --
     Investment banking services paid in shares of common stock                               $             175   $              --
   Conversion of 6 3/4% Convertible Subordinated Note due June 2009 to common stock           $              35   $              --
   Termination of contingent liabilities relating to discontinued operations                  $           1,861   $              --
   Exchange of 5 3/4% Convertible Subordinated Notes for 11 1/2% Senior Secured Notes:
     Face value of 5 3/4% Convertible Subordinated Notes surrendered                          $              --   $          50,350

     Face value of 11 1/2% Senior Secured Notes issued                                        $              --   $          25,175

     Future interest payments on 11 1/2% Senior Secured Notes                                 $              --   $           5,527

     Fair value of warrants issued                                                            $              --   $           1,375

     Reduction in deferred financing costs                                                    $              --   $             723


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS.

                                  iBASIS, INC.
              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  BUSINESS, MANAGEMENT PLANS AND PRESENTATION

BUSINESS

We are a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services. Our continuing operations consist primarily of our Voice-Over-Internet-Protocol, or "VoIP", business. We offer wholesale services through our worldwide network to carriers, telephony resellers and others around the world by operating through various service agreements with local service providers in the United States, Europe, Asia, the Middle East, Latin America, Africa and Australia. During the third quarter of 2003, we introduced our retail prepaid calling card services and have marketed such services primarily to ethnic communities within major domestic markets through distributors.

Beginning in the second quarter of 2004, our recently created operating segment, retail prepaid calling card services and other enhanced services ("Retail") became a reportable business segment, in addition to our international wholesale VoIP services ("Wholesale"). Since we introduced our retail prepaid calling card services, revenue from our Retail business had been less than 10% of total revenue. Beginning in the second quarter of 2004, revenue from our Retail business has exceeded 10% of total net revenue. In September 2004, we launched a prepaid calling service as part of our Retail business segment, Pingo, offered directly to consumers through an eCommerce web interface.
Revenue from Pingo in the third quarter of 2004 was insignificant.

We have a history of operating losses and, as of September 30, 2004, our accumulated deficit was $428.5 million and our stockholders' deficit was $24.6 million. We used $1.8 million and $3.2 million in cash from operations in the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively. These results are primarily attributable to the expenditures necessary to build our network and develop and expand our market.

In June 2004, we completed a refinancing of our outstanding debt obligations. As part of the refinancing, we completed an exchange offer (the "Exchange Offer"), pursuant to which $37.3 million of our outstanding 5 3/4% Convertible Subordinated Notes due in March 2005, representing approximately 98% of the total amount of the notes outstanding, were tendered for the same principal amount of new 6 3/4% Convertible Subordinated Notes due in June 2009. Approximately $0.9 million of the 5 3/4% Convertible Subordinated Notes due in March 2005 remain outstanding after the Exchange Offer. Simultaneously with the Exchange Offer, we prepaid all $25.2 million of our 11 1/2% Senior Secured Notes due in January 2005 for cash equal to the principal amount plus accrued but unpaid interest and the issuance of warrants exercisable for an aggregate of 5,176,065 shares of our common stock, at $1.85 per share. We issued $29.0 million of new 8% Secured Convertible Notes due in June 2007 of which $25.2 million was used to prepay the 11 1/2% Senior Secured Notes due in January 2005. The new 6 3/4% Convertible Subordinated Notes and the new 8% Secured Convertible Notes due in June 2007 are convertible into shares of common stock at $1.85 per share.

In September 2004, we completed a private equity placement of 15,000,000 shares of our common stock at $2.10 per share, for total gross proceeds of $31.5 million, to a group of institutional and accredited investors. Investment banking fees and other costs of the transaction were approximately $1.5 million, resulting in net proceeds to us from the private equity placement of approximately $30.0 million. The net proceeds from the private equity placement will be used for working capital requirements, capital asset purchases and general corporate purposes.

MANAGEMENT PLANS

We continue to expand our market share in international wholesale VoIP services by expanding our customer base and by introducing cost-effective solutions for our customers to interconnect with our network. During the first quarter of 2004, we introduced our DirectVoIP service which eliminates the need for certain switches for our customers to interconnect to our network, thus reducing capital equipment costs for both us and our customers. Our strategy is to continue the deployment of our Retail calling services which leverage our international VoIP network with our real time back office systems, and have the potential to deliver higher margins and improve cash flow. In addition, we continue to increase the traffic we terminate to mobile phones, which generally delivers higher average revenue per minute and margins than typical fixed-line traffic. We also continue to control operating expenses and capital expenditures, as well as to monitor and manage accounts payable and accounts receivable, and restructure existing debt to enhance cash flow.

Our plans include:
     -  expanding our market share for our Retail calling services;
     -  increasing revenues generated through mobile phone terminations;
     - increasing our customer base by introducing cost-effective solutions to interconnect with our network;
     - use of our switchless architecture, which eliminates the need for costly telecommunication switches and other equipment; and
     -  aggressive management of credit risk.

From 2001 to date, we took a series of actions to reduce operating expenses, restructure operations, reduce outstanding debt and provide additional liquidity. Such actions primarily included:

     - reductions in workforce and consolidation of Internet Central Offices. As a result of our restructuring programs and our continued focus on controlling expenses, our research and development, selling and marketing and general and administrative expenses, in total, declined to $28.6 million in 2003 from $53.2 million in 2002;

     - sale of our previous messaging business and the assets associated with our previous Speech Solutions Business;

     -  settlement of certain capital lease obligations;

     - repurchase of a portion of our 5 3/4% Convertible Subordinated Notes due in March 2005 for cash;

     - exchange of a portion of our 5 3/4% Convertible Subordinated Notes due in March 2005 for 11 1/2% Senior Secured Notes due in January 2005 and warrants to purchase common stock;

     -  establishment of a new credit facility with a bank; and

     - completion of our refinancing plan, pursuant to which $37.3 million (98% of the total outstanding) of our 5 3/4% Convertible Subordinated Notes due in March 2005 were tendered for the same principal amount of our new 6 3/4% Convertible Subordinated Notes due in June 2009 and we issued $29.0 million of 8% Secured Convertible Notes due in June 2007 to finance the prepayment of all $25.2 million of our 11 1/2% Senior Secured Notes due in January 2005.

     - completion of a private equity placement in September 2004 that resulted in net proceeds to us of approximately $30.0 million.

We anticipate that the September 30, 2004 balance of $46.6 million in cash and cash equivalents, together with cash flow generated from operations, will be sufficient to fund our operations and debt service requirements for at least the next twelve months.

PRESENTATION

The unaudited condensed consolidated financial statements presented herein have been prepared by us and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair presentation. Interim results are not necessarily indicative of results for a full year.

The unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to those rules and regulations, but we believe that the disclosures are adequate to make the information presented not misleading. The condensed consolidated financial statements and notes included herein should be read in conjunction with the consolidated financial statements and notes in our Annual Report on Form 10-K for the year ended December 31, 2003.

(2)  STOCK BASED COMPENSATION

We account for stock-based compensation in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," using the intrinsic-value method as permitted by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages, but does not require, the recognition of compensation expense for the fair value of stock options and other equity instruments issued to employees and non-employee directors.

At September 30, 2004, we had one stock-based employee compensation plan. The following table illustrates the effect on net income or net loss, and net income or net loss per share, if we had applied the fair value recognition provisions of SFAS No. 123.

                                                                    THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                                      SEPTEMBER 30,                        SEPTEMBER 30,
                                                            ----------------------------------   ----------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                             2004              2003              2004               2003
--------------------------------------------------------    ----------------  ----------------   ---------------   ----------------
Net loss:
   As reported                                              $         (1,035) $         (5,633)  $       (16,290)  $         (7,105)

Add: Stock-based employee compensation expense included
   in reported net loss                                                   --                29                --                 86
Deduct:  Total stock-based employee compensation expense
   determined under fair value based method for all
   awards                                                               (432)           (1,080)           (2,072)            (1,370)
                                                            ----------------  ----------------   ---------------   ----------------
Net loss - pro forma                                        $         (1,467) $         (6,684)  $       (18,362)  $         (8,389)
                                                            ================  ================   ===============   ================

Basic and diluted net loss per share:
   As reported                                              $          (0.02) $          (0.13)  $         (0.35)  $          (0.16)
                                                            ================  ================   ===============   ================
   Pro forma                                                $          (0.03) $          (0.15)  $         (0.40)  $          (0.19)
                                                            ================  ================   ===============   ================

We estimate the fair value of our stock-based awards to employees using the Black-Scholes option pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, the Black-Scholes model required the input of highly subjective assumptions including the expected stock price volatility. Because stock-based awards to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing models do not necessarily provide a reliable single measure of the fair value of stock-based awards to employees. The fair value of stock-based awards to employees was estimated assuming no expected dividends and the following weighted average assumptions.

                                                         THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                           SEPTEMBER 30,                        SEPTEMBER 30,
                                                 ----------------------------------   ----------------------------------
                                                       2004              2003              2004               2003
                                                 ----------------  ----------------   ---------------   ----------------
Risk free interest rate                                      3.38%             3.13%             3.29%              3.13%
Dividend yield                                               0.00%             0.00%             0.00%              0.00%
Expected life                                             5 years           5 years           5 years            5 years
Volatility                                                    133%              122%              136%               122%
Fair value of options granted                    $           1.86  $           0.88   $          1.79   $           0.88

(3)  BUSINESS SEGMENT INFORMATION

Beginning in the second quarter of 2004, our recently created operating segment, retail prepaid calling card services and other enhanced services ("Retail") became a reportable business segment, in addition to our international wholesale VoIP services ("Wholesale"). Since we introduced our retail prepaid calling card services, revenue from our Retail business had been less than 10% of total revenue. Beginning in the second quarter of 2004, revenue from our Retail business has exceeded 10% of total net revenue.

Our Wholesale business consists of international long distance services we provide using VoIP. We offer wholesale services through our worldwide network to carriers, telephony resellers and others around the world by operating through various service agreements with local service providers in United States, Europe, Asia, the Middle East, Latin America, Africa and Australia.

Our Retail business consists of our retail prepaid calling card services and other enhanced services. To date, we have marketed our retail prepaid calling card services primarily to ethnic communities within major domestic markets through distributors. Revenue from our retail prepaid calling card services were 92% and 83% of our total Retail revenue in the three and nine months ended September 30, 2004, respectively. We expect that revenue from our retail prepaid calling card services will continue to be an increasingly large percentage of our total Retail revenue in the future. Our other enhanced services primarily consist of revenue derived from the outsourcing of our retail prepaid calling card platform.

Our executive management team uses net revenue and gross margin, which is net revenue less data communications and telecommunications costs, as the basis for measuring profit or loss and making decisions on our Wholesale and Retail businesses. We do not allocate our research and development expenses, selling and marketing expenses, general and administrative expenses and depreciation and amortization between Wholesale and Retail.

Operating results, excluding interest income and expense, other income and expense, and refinancing related charges, for our two business segments are as follows:

                                                                                      THREE MONTHS ENDED SEPTEMBER 30, 2004
                                                                              -----------------------------------------------------
                                                                                                  (IN THOUSANDS)
                                                                                 WHOLESALE            RETAIL            TOTAL
                                                                              ----------------   ----------------  ----------------
Net revenue                                                                   $         58,598   $         11,761  $         70,359
Data communications and telecommunication (excluding depreciation and
   amortization)                                                                        50,054              9,983            60,037
                                                                              ----------------   ----------------  ----------------
Gross margin                                                                  $          8,544   $          1,778            10,322
                                                                              ================   ================

Research and development expenses                                                                                             3,585
Selling and marketing expenses                                                                                                2,308
General and administrative expenses                                                                                           3,480
Depreciation and amortization                                                                                                 2,141
                                                                                                                   ----------------
Loss from operations                                                                                               $         (1,192)
                                                                                                                   ================

                                                                                      THREE MONTHS ENDED SEPTEMBER 30, 2003

                                                                              -----------------------------------------------------
                                                                                                 (IN THOUSANDS)
                                                                                WHOLESALE             RETAIL         TOTAL

                                                                              --------------     ----------------  ----------------
Net revenue                                                                   $      42,566      $          1,466   $        44,032
Data communications and telecommunication (excluding
   depreciation and amortization)                                                    37,370                 1,132            38,502
                                                                              --------------     ----------------  ----------------
Gross margin                                                                  $       5,196      $            334             5,530
                                                                              ==============     ================

Research and development expenses                                                                                             2,893
Selling and marketing expenses                                                                                                1,877
General and administrative expenses                                                                                           1,228
Depreciation and amortization                                                                                                 4,267
Non-cash stock-based compensation                                                                                                29
                                                                                                                    ----------------
Loss from operations                                                                                                 $       (4,764)
                                                                                                                    ================

                                                                                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                                                              -----------------------------------------------------
                                                                                                 (IN THOUSANDS)
                                                                                 WHOLESALE            RETAIL            TOTAL
                                                                              ----------------   ----------------  ----------------
Net revenue                                                                   $        165,292   $         23,250  $        188,542
Data communications and telecommunication (excluding depreciation and
   amortization)                                                                       141,504             19,189           160,693
                                                                              ----------------   ----------------  ----------------
Gross margin                                                                  $         23,788   $          4,061            27,849
                                                                              ================   ================

Research and development expenses                                                                                            10,665
Selling and marketing expenses                                                                                                6,440
General and administrative expenses                                                                                           9,699
Depreciation and amortization                                                                                                 8,452
                                                                                                                   ----------------
Loss from operations                                                                                               $         (7,407)
                                                                                                                   ----------------




                                                                                        NINE MONTHS ENDED SEPTEMBER 30, 2003
                                                                             -----------------------------------------------------
                                                                                                (IN THOUSANDS)
                                                                                 WHOLESALE          RETAIL             TOTAL
                                                                             ----------------   ---------------  ------------------
Net revenue                                                                  $         121,816   $        3,176   $         124,992
Data communications and telecommunication (excluding
   depreciation and amortization)                                                      104,699            2,100             106,799
                                                                             ------------------  --------------  ------------------
Gross margin                                                                 $          17,117   $        1,076              18,193
                                                                             ==================  ==============

Research and development expenses                                                                                            10,017
Selling and marketing expenses                                                                                                5,774
General and administrative expenses                                                                                           6,557
Depreciation and amortization                                                                                                16,129
Non-cash stock-based compensation                                                                                                86
                                                                                                                    ---------------
Loss from operations                                                                                                $       (20,370)
                                                                                                                    ---------------

                                                                                            AS OF SEPTEMBER 30, 2004
                                                                              -----------------------------------------------------
                                                                                                  (IN THOUSANDS)
                                                                                 WHOLESALE            RETAIL            TOTAL
                                                                              ----------------   ----------------  ----------------
Segment assets                                                                $         24,222   $          5,093  $         29,315
                                                                              ----------------   ----------------

Non-segment assets                                                                                                           62,316
                                                                                                                   ----------------

Total assets                                                                                                       $         91,631
                                                                                                                   ================

(4) DISCONTINUED OPERATIONS

LOSS FROM DISCONTINUED OPERATIONS. On July 15, 2002 we completed the sale of substantially all the assets of our Speech Solutions Business for $18.5 million in cash ($1.5 million of this amount was held in escrow until March 2004). The loss from discontinued operations has been recorded under the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets." In the fourth quarter of 2003, we recognized additional consideration of $1.3 million for an earn-out payment based on the achievement of certain 2003 revenue-based milestones associated with this business. The cash payment associated with the earn-out was $1.1 million and was received in February 2004. In addition, in March 2004, we received the balance that had been held in escrow from the sale of this business since July 2002. We received $1.5 million in cash associated with this escrow balance. There are no further payments to be made to us relating to the sale of our former Speech Solutions Business. In the third quarter of 2004, we recognized income from discontinued operations of $1.9 million resulting from the expiration of certain contingent obligations.

(5) LONG-TERM INVESTMENT IN NON-MARKETABLE SECURITY

Our long-term investment in a non-marketable security represents an equity investment in a privately-held company that was made in 2000 in connection with a round of financing with other third-party investors. As our investment does not permit us to exert significant influence or control over the entity in which we have invested, the recorded amount represents our cost of the investment less any adjustments we make when we determine that an investment's carrying value is other than temporarily impaired.

The process of assessing whether the equity investment's net realizable value is less than its carrying cost requires a significant amount of judgment due to the lack of a mature and stable public market for investments of this type. In making this judgment, we carefully considered the investee's most recent financial results, cash position, recent cash flow data, projected cash flows (both short and long-term), financing needs, recent financing rounds, most recent valuation data, the current investing environment, management or ownership changes, and competition. This valuation process is based primarily on information that we request, receive and discuss with the investees' management on a quarterly basis. Such evaluation is performed on a quarterly basis.

Based on our evaluation for the quarter ended March 31, 2004, we determined that our investment in this privately-held company has been other than temporarily impaired and, as a result, we recorded a $5.0 million non-cash charge to continuing operations for the first quarter of 2004. Our decision was based on our evaluation of the company's current cash position and recent operating results, as well as the perceived inability of the company to obtain additional financing at a level, and in a timely manner, to support its continued operations.

(6) ACCRUED RESTRUCTURING COSTS

During 2001 and 2002, the Company announced a restructuring plan to better align the organization with its corporate strategy and recorded a charge to its Statements of Operations in those periods in accordance with the criteria set forth in EITF 94-3 and SEC Staff Accounting Bulletin 100. The restructuring included the write-off of property and equipment, the termination of certain contractual obligations, exiting certain leased facilities and the reduction in the Company's workforce resulting in employee benefit costs.

As of September 30, 2004, the accrued restructuring costs consisted of costs accrued for certain leased facilities obligations. A summary of the accrued restructuring costs for the nine months ended September 30, 2004 is as follows:

(IN THOUSANDS)

                                                          LEASED FACILITY
2001 RESTRUCTURING CHARGE:                                  OBLIGATIONS
-----------------------------------------------------  --------------------
                                                          (IN THOUSANDS)
Accrual as of December 31, 2003                        $                181
Payments                                                               (152)

                                                       --------------------
Accrual as of September 30, 2004                       $                 29
                                                       ====================

                                                                                    EMPLOYEE
                                                          LEASED FACILITY           SEVERANCE
2002 RESTRUCTURING CHARGE:                                  OBLIGATIONS               COSTS                TOTAL
-----------------------------------------------------  --------------------   --------------------  --------------------
                                                                                 (IN THOUSANDS)
Accrual as of December 31, 2003                        $              2,051   $                 25  $              2,076
Payments                                                               (391)                   (25)                 (416)

                                                       --------------------   --------------------  --------------------
Accrual as of September 30, 2004                       $              1,660   $                 --  $              1,660
                                                       ====================   ====================  ====================

(7) LONG-TERM DEBT

Long-term debt consists of the following:

                                                                                SEPTEMBER 30,     DECEMBER 31,
                                                                                    2004              2003
                                                                               ---------------   ---------------
                                                                                        (IN THOUSANDS)
     5 3/4% Convertible Subordinated Notes, due in March, 2005                 $           895   $        38,180
     6 3/4% Convertible Subordinated Notes, due in June, 2009                           37,250                --
     11 1/2% Senior Secured Notes, due in January, 2005                                     --            25,175
     8% Secured Convertible Notes due in June, 2007                                     29,000                --
     Capital lease obligations                                                           2,180             2,271
     Revolving line of credit                                                               --             2,300
                                                                               ---------------   ---------------
     Total long term debt                                                               69,325            67,926

     Less-current portion                                                                1,942             2,097
                                                                               ===============   ===============

     Long term debt, net of current portion                                    $        67,383   $        65,829
                                                                               ===============   ===============

In June 2004, we completed a refinancing of our outstanding debt obligations. As part of the refinancing, we completed an exchange offer, pursuant to which $37.3 million of our 5 3/4% Convertible Subordinated Notes due in March 2005, representing approximately 98% of the total amount outstanding, were tendered for the same principal amount of new 6 3/4% Convertible Subordinated Notes due in June 2009. Approximately $0.9 million of the 5 3/4% Convertible Subordinated Notes due in March 2005 remain outstanding after the exchange offer. Simultaneously with the exchange offer, we prepaid all $25.2 million of our 11 1/2% Senior Secured Notes due in January 2005 for cash equal to the principal amount plus accrued but unpaid interest and the issuance of warrants exercisable for an aggregate of 5,176,065 shares of our common stock at $1.85 per share. We issued $29.0 million of new 8% Secured Convertible Notes due in June 2007, of which $25.2 million was used to prepay the 11 1/2% Senior Secured Notes due in January 2005. The 8% Secured Convertible Notes due in June 2007 are convertible into shares of common stock at $1.85 per share. In the third quarter of 2004, holders of $35,000 of 6 3/4% Convertible Subordinated Notes due in June 2009 voluntarily converted their notes into 18,918 shares of common stock at the conversion price of $1.85 per share.

In December 2003, we amended and extended our revolving line of credit with our bank. The new $15.0 million revolving line of credit replaced two secured lines of credit that totaled $15.0 million. The revolving line of credit bears interest at the bank's prime rate plus 1%, matures on January 5, 2005 and is collateralized by substantially all of our assets. Borrowings under the revolving line of credit are on a formula basis and are limited to eligible accounts receivable. The revolving line of credit requires us to comply with various non-financial covenants and financial covenants, including minimum profitability. At December 31, 2003, we had $2.3 million in borrowings outstanding under this line. At September 30, 2004, we had no borrowings outstanding under this line. At September 30, 2004 we had outstanding letters of credit totaling $2.8 million and unused borrowing capacity of $6.1 million under this line.

In the three months ended September 30, 2004, we entered into capital lease agreements to finance $1.8 million in equipment purchases for The iBasis Network. The capital lease agreements have a term of three years.

(8) GAIN ON EXCHANGES OF 5 3/4% CONVERTIBLE SUBORDINATED NOTES

During the year ended December 31, 2003, we entered into agreements with principal holders of our 5 3/4% Convertible Subordinated Notes which resulted in the retirement of $50.4 million of such notes in exchange for new debt instruments at 50% of the face value of the retired notes. Under the terms of the agreement, the holders of the retired notes received $25.2 million of 11 1/2% Senior Secured Notes and warrants to purchase 4,915,416 shares of our common stock. Each warrant has an initial exercise price of $0.65 per share and is exercisable over a five-year term. The 11 1/2% Senior Secured Notes had a maturity date of January 15, 2005 and shared in a second priority lien on our assets and were subordinated to our revolving line of credit with our bank.

In accordance with SFAS No. 15, "Accounting by Debtors and Creditors Regarding Troubled Debt Restructuring," we recorded a gain on the exchange of approximately $16.6 million during the nine months ended September 30, 2003, of which $12.9 million related to the first quarter of 2003 and $3.7 million related to the second quarter of 2003. SFAS No. 15 requires that the gain on the exchange be recorded net of the accrual for future interest payments on the 11 1/2% Senior Secured Notes, the fair value of the warrants issued, the reduction of the net book value of the deferred financing costs originally capitalized with the issuance of our 5 3/4% Convertible Subordinated Notes and any other fees or costs.

The gain recognized for the debt exchanges that occurred in the nine months ended September 30, 2003 was calculated as follows:

                                                                                             NINE MONTHS
                                                                                           ENDED SEPTEMBER
                                                                                                 30,
                                                                                                2003
                                                                                            (IN THOUSANDS)
      Face value of surrendered 5 3/4% Convertible Subordinated Notes                      $        50,350
      Less:  Face value of issued 11 1/2% Senior Secured Notes                                     (25,175)
             Future interest payments on 11 1/2% Senior Secured Notes                               (5,527)
             Fair value of warrants issued                                                          (1,375)
             Reduction of deferred debt financing costs                                               (723)
             Professional fees                                                                        (935)
                                                                                           ---------------
             Gain                                                                          $        16,615
                                                                                           ===============

(9) NET (LOSS) INCOME PER SHARE

Basic and diluted net loss per common share is determined by dividing net loss by the weighted average common shares outstanding during the period. Basic net loss per share and diluted net loss per share are the same, as outstanding stock options, shares issuable upon conversion of the 6 3/4% Convertible Subordinated Notes, shares issuable upon conversion of the remaining 5 3/4% Convertible Subordinated Notes, shares issuable upon conversion of the 8% Secured Convertible Notes, and warrants to purchase common shares are anti-dilutive. Basic net income per common share is determined by dividing net income by the weighted average common shares outstanding during the period. Diluted net income per common share is determined by dividing the net income by the weighted average common shares, which includes weighted average common shares outstanding and weighted average outstanding stock options, shares issuable upon conversion of the 6 3/4% Convertible Subordinated Notes, shares issuable upon conversion of the remaining 5 3/4% Convertible Subordinated Notes, shares issuable upon conversion of the 8% Secured Convertible Notes and warrants to purchase common shares.

The following common shares have been excluded from the computation of basic net income or loss for the periods presented:

                                                                                                NINE MONTHS ENDED SEPTEMBER 30,
                                                                                               ----------------------------------
                                                                                                    2004               2003
                                                                                               ---------------   ----------------
                                                                                                         (IN THOUSANDS)
Outstanding stock options                                                                                6,806              6,430
Shares to be issued upon conversion of 5 3/4% Convertible Subordinated Notes                                10                443
Shares to be issued upon conversion of 6 3/4% Convertible Subordinated Notes                            20,135                 --
Shares to be issued upon conversion of 8% Secured Convertible Notes                                     15,676                 --
Warrants to purchase shares, issued in connection with the 11 1/2% Senior Secured Notes                  3,237              4,915
Warrants to purchase common shares, issued in connection with prepayment of 11 1/2% Senior
  Secured Notes                                                                                          5,176                 --
Warrants to purchase shares as partial compensation for investment banking services                      1,733                 --
Warrants to purchase shares in connection with 2002 bank lines of credit                                    --                338
                                                                                               ---------------   ----------------
Total shares excluded                                                                                   52,773             12,126
                                                                                               ---------------   ----------------

(10) CONTINGENCIES

In addition to litigation that we have initiated or responded to in the ordinary course of business, we are currently party to the following potentially material legal proceedings:

Beginning July 11, 2001, we were served with several class action complaints that were filed in the United States District Court for the Southern District of New York against us and several of our officers, directors, and former officers and directors, as well as against the investment banking firms that underwrote our November 10, 1999 initial public offering of the common stock and our March 9, 2000 secondary offering of the common stock. The complaints were filed on behalf of persons who purchased the common stock during different time periods, all beginning on or after November 10, 1999 and ending on or before December 6, 2000.

The complaints are similar to each other and to hundreds of other complaints filed against other issuers and their underwriters, and allege violations of the Securities Act of 1933 and the Securities Exchange Act of 1934 primarily based on the assertion that there was undisclosed compensation received by our underwriters in connection with our public offerings and that there were understandings with customers to make purchases in the aftermarket. The plaintiffs have sought an undetermined amount of monetary damages in relation to these claims. On September 4, 2001, the cases against us were consolidated. On October 9, 2002, the individual defendants were dismissed from the litigation by stipulation and without prejudice.

On June 11, 2004, we and the individual defendants, as well as many other issuers named as defendants in the class action proceeding, entered into an agreement-in-principle to settle this matter, and on June 14, 2004, this settlement was presented to the court. A motion for preliminary approval of the settlement was filed on June 25, 2004 and is pending. Once the court preliminarily approves the settlement and notice has been mailed, there will be an objection period, followed by a hearing for final approval of the settlement. Although we believe that we and the individual defendants have meritorious defenses to the claims made in the complaints, in deciding to pursue settlement, we considered, among other factors, the substantial costs and the diversion of our management's attention and resources that would be required by litigation.

Pursuant to the terms of the proposed settlement, in exchange for a termination and release of all claims against us and the individual defendants and certain protections against third-party claims, we will assign to the plaintiffs certain claims we may have as an issuer against the underwriters, and our insurance carriers, along with the insurance carriers of the other issuers, will ensure a floor of $1 billion for any underwriter-plaintiff settlement. Although the financial effect of the settlement on us will not be material, our insurance carriers' exposure in this connection will range from zero to a few hundred thousand dollars, and will be reduced proportionately by any amounts recovered by plaintiffs directly from the underwriters.

We cannot assure you that the settlement which has been finalized will be accepted by the court, or that we will be fully covered by collateral or related claims from underwriters, and that we would be successful in resulting litigation. In addition, even though we have insurance and contractual protections that could cover some or all of the potential damages in these cases, or amounts that we might have to pay in settlement of these cases, an adverse resolution of one or more of these lawsuits could have a material adverse affect on our financial position and results of operations in the period in which the lawsuits are resolved. We are not presently able to estimate potential losses, if any, related to the lawsuits.

We are also party to suits for collection, related commercial disputes, claims from carriers and foreign service partners over reconciliation of payments for circuits, Internet bandwidth and/or access to the public switched telephone network, and claims from estates of bankrupt companies alleging that we received preferential payments from such companies prior to their bankruptcy filings. We intend to prosecute vigorously claims that we have brought and employ all available defenses in contesting claims against us. Nevertheless, in deciding whether to pursue settlement, we will consider, among other factors, the substantial costs and the diversion of management's attention and resources that would be required in litigation. In light of such costs, we have settled various and in some cases similar matters on what we believe have been favorable terms which did not have a material impact our financial position, results of operations, or cash flows. The results or failure of any suit may have a material adverse affect on our business.

(11) SUBSIDIARY GUARANTORS

In June 2004, we completed a refinancing of our outstanding debt obligations. As part of the refinancing, we prepaid all $25.2 million of our 11 1/2% Senior Secured Notes due in January 2005 ("Existing Senior Notes") plus accrued but unpaid interest and issued warrants exercisable for an aggregate of 5,176,065 shares of our common stock at $1.85 per share (the "Warrants"). In conjunction with the refinancing we issued $29.0 million of new 8% Secured Convertible Notes ("New Secured Notes") due in June 2007, proceeds of $25.2 million were used to prepay the Existing Senior Notes. The New Secured Notes are convertible into shares of common stock at $1.85 per share. Our New Secured Notes due in June 2007 are fully and unconditionally guaranteed, jointly and severally, by our wholly-owned subsidiaries, iBasis Global, Inc., iBasis Holdings, Inc. and iBasis Securities Corporation.

The following tables contain condensed consolidating financial information for iBasis, Inc ("Parent Company") and iBasis Global, Inc., iBasis Holdings, Inc., and iBasis Securities Corporation (collectively, "Subsidiary Guarantors"), on a combined basis, for the periods presented. Separate financial statements of the Subsidiary Guarantors are not presented as we believe they would be immaterial to investors.

                CONDENSED CONSOLIDATING BALANCE SHEET (UNAUDITED)
                            AS OF SEPTEMBER 30, 2004
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                              PARENT         SUBSIDIARY
                                             COMPANY         GUARANTORS      ELIMINATIONS    CONSOLIDATED
                                         ----------------  ---------------  -------------   --------------
ASSETS

Cash and cash equivalents                      $   43,288        $   3,299      $     ---       $   46,587
Accounts receivable, net                           28,555              760                          29,315
Prepaid expenses and other current
assets                                              2,302            1,363                           3,665
Due from Parent                                                     11,182        (11,182)             ---
                                         ----------------  ---------------  -------------   --------------
Total current assets                               74,145           16,604        (11,182)          79,567

Property and equipment, net                        11,415              131                          11,546
Deferred debt financing costs, net                    128                                              128
Other assets                                          330               60                             390
Investment in subsidiary guarantors                    51                             (51)             ---
                                         ----------------  ---------------  -------------   --------------
Total assets                                   $   86,069        $  16,795      $ (11,233)      $   91,631
                                         ================  ===============  =============   ==============

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable                               $   17,886        $   5,334      $     ---       $   23,220
Accrued expenses                                   12,832            4,721                          17,553
Deferred revenue                                    5,099                                            5,099
Current portion of long-term debt                   1,942                                            1,942
Due to subsidiary guarantors                        1,052                          (1,052)             ---
                                         ----------------  ---------------  -------------   --------------
Total current liabilities                          38,811           10,055         (1,052)          47,814

Long-term debt, net of current portion             67,383                                           67,383
Other long-term liabilities                         1,079                                            1,079

Stockholders' equity (deficit):
Common stock, $0.001 par value,
authorized 170,000 shares; issued and
outstanding 62,198 shares                              63                                               63
Treasury stock; 1,135 shares at cost                 (341)                                            (341)
Additional paid-in capital                        404,129           10,130        (10,130)         404.129
Capital stock of subsidiary guarantors                                 100           (100)             ---
Accumulated deficit                              (425,055)          (3,490)            49         (428,496)
                                         ----------------  ---------------  -------------   --------------
Total stockholders' equity (deficit)              (21,204)           6,740        (10,181)         (24,645)
                                         ----------------  ---------------  -------------   --------------
Total liabilities and stockholders'
equity (deficit)                               $   86,069        $  16,795      $ (11,233)      $   91,631
                                         ================  ===============  =============   ==============

                      CONDENSED CONSOLIDATING BALANCE SHEET
                             AS OF DECEMBER 31, 2003
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                              PARENT         SUBSIDIARY
                                             COMPANY         GUARANTORS      ELIMINATIONS    CONSOLIDATED
                                         ----------------  ---------------  -------------   --------------
ASSETS
Cash and cash equivalents                      $   15,520        $   1,750      $     ---       $   17,270
Accounts receivable, net                           21,247              520                          21,767
Prepaid expenses and other current
assets                                              4,568              727                           5,295
Due from parent                                                     13,121        (13,121)             ---
                                         ----------------  ---------------  -------------   --------------
Total current assets                               41,335           16,118        (13,121)          44,332

Property and equipment, net                        16,931              244                          17,175
Deferred debt financing costs, net                    326                                              326
Long-term investment in non-
  marketable security                               5,000                                            5,000
Other assets                                          620               85                             705
Investment in subsidiary guarantors                    51                             (51)             ---
                                         ----------------  ---------------  -------------   --------------
Total assets                                   $   64,263        $  16,447      $ (13,172)      $   67,538
                                         ================  ===============  =============   ==============

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable                               $   17,678        $   2,224      $     ---       $   19,902
Accrued expenses                                   14,399            4,253                          18,652
Deferred revenue                                      417                                              417
Current portion of long-term debt                   2,097                                            2,097
Due to subsidiary guarantors                        2,991                          (2,991)              --
                                         ----------------  ---------------  -------------   --------------
Total current liabilities                          37,582            6,477         (2,991)          41,068

Long-term debt, net of current portion             65,829                                           65,829
Other long-term liabilities                         2,749                                            2,749

Stockholders' equity (deficit):
Common stock, $0.001 par value,
authorized 85,000 shares; issued and
outstanding 45,193 shares                              46                                               46
Treasury stock; 1,135 shares at cost                 (341)                                            (341)
Additional paid-in capital                        370,393           10,130        (10,130)         370,393
Capital stock of subsidiary guarantors                                 100           (100)             ---
Accumulated deficit                              (411,995)            (260)            49         (412,206)
                                         ----------------  ---------------  -------------   --------------
Total stockholders' equity (deficit)              (41,897)           9,970        (10,181)         (42,108)
                                         ----------------  ---------------  -------------   --------------
Total liabilities and stockholders'
equity (deficit)                               $   64,263        $  16,447      $ (13,172)      $   67,538
                                         ================  ===============  =============   ==============

                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      THREE MONTHS ENDED SEPTEMBER 30, 2004
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                              PARENT         SUBSIDIARY
                                             COMPANY         GUARANTORS      ELIMINATIONS    CONSOLIDATED
                                         ----------------  ---------------  -------------   --------------
Net revenue                                    $   70,202        $   1,946      $  (1,789)      $   70,359

Costs and expenses:
Data communications and
telecommunications                                 60,099            1,687         (1,749)          60,037
Research and development                            3,143              442                           3,585
Selling and marketing                               1,819              489                           2,308
General and administrative                          2,953              567            (40)           3,480
Depreciation and amortization                       2,104               37                           2,141
                                         ----------------  ---------------  -------------   --------------
Total costs and expenses                           70,118            3,222         (1,789)          71,551

Loss (income) from operations                          84           (1,276)           ---           (1,192)

Interest income                                        12                1                              13
Interest expense                                   (1,394)             (47)                         (1,441)
Other expenses, net                                   (66)                                             (66)
Refinancing transaction costs                        (205)                                            (205)
Refinancing related interest expense                  ---                                              ---
                                         ----------------  ---------------  -------------   --------------

Loss from continuing operations                    (1,569)          (1,327)           ---           (2,896)

Income from discontinued operations
                                                    1,861                                            1,861
                                         ----------------  ---------------  -------------   --------------
Net loss (income)                              $      292        $ (1,327)      $     ---       $   (1,035)
                                         ================  ===============  =============   ==============

                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      THREE MONTHS ENDED SEPTEMBER 30, 2003
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                              PARENT         SUBSIDIARY                      CONSOLIDATED
                                             COMPANY         GUARANTORS      ELIMINATIONS       TOTAL
                                         ----------------  ---------------  -------------   --------------
Net revenue                                    $   44,153        $   5,606      $  (5,727)      $   44,032

Costs and expenses:
Data communications and
telecommunications                                 34,385            6,928         (2,811)          38,502
Research and development                            2,467              426                           2,893
Selling and marketing                               1,346              531                           1,877
General and administrative                          3,753              391         (2,916)           1,228
Depreciation and amortization                       4,200               67                           4,267
Non-cash stock-based compensation                      29                                               29
                                         ----------------  ---------------  -------------   --------------
Total costs and expenses                           46,180            8,343         (5,727)          48,796

Loss from operations                               (2,027)          (2,737)           ---           (4,764)

Interest income                                        29                1                              30
Interest expense                                     (801)                                            (801)
Other expenses, net                                   (98)                                             (98)
                                         ----------------  ---------------  -------------   --------------

Net loss                                       $   (2,897)       $  (2,736)     $     ---       $   (5,633)
                                         ================  ===============  =============   ==============

                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                              PARENT         SUBSIDIARY
                                             COMPANY         GUARANTORS      ELIMINATIONS    CONSOLIDATED
                                         ----------------  ---------------  -------------   --------------
Net revenue                                    $  188,122        $   6,026      $  (5,606)      $  188,542

Costs and expenses:
Data communications and
telecommunications                                160,905            5,094         (5,306)         160,693
Research and development                            9,325            1,340                          10,665
Selling and marketing                               4,837            1,603                           6,440
General and administrative                          8,966            1,033           (300)           9,699
Depreciation and amortization                       8,336              116                           8,452
                                         ----------------  ---------------  -------------   --------------
Total costs and expenses                          192,369            9,186         (5,606)         195,949

Loss from operations                               (4,247)          (3,160)                         (7,407)

Interest income                                        40                1                              41
Interest expense                                   (2,941)             (48)                         (2,989)
Loss on investment in long-term
non-marketable security                            (5,000)                                          (5,000)
Other expenses, net                                  (133)             (23)                           (156)
Refinancing transaction costs                      (2,159)                                          (2,159)
Refinancing related interest expense                 (481)                                            (481)
                                         ----------------  ---------------  -------------   --------------

Loss from continuing operations                   (14,921)          (3,230)           ---          (18,151)

Income from discontinued operations                 1,861                                            1,861
                                         ----------------  ---------------  -------------   --------------
Net loss                                       $  (13,060)       $  (3,230)     $     ---       $  (16,290)
                                         ================  ===============  =============   ==============

                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2003
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                              PARENT         SUBSIDIARY                      CONSOLIDATED
                                             COMPANY         GUARANTORS      ELIMINATIONS       TOTAL
                                         ----------------  ---------------  -------------   --------------
Net revenue                                    $  124,936        $  14,960      $ (14,904)      $  124,992

Costs and expenses:
Data communications and
telecommunications                                 98,647           14,310         (6,158)         106,799
Research and development                            8,695            1,322                          10,017
Selling and marketing                               4,163            1,611                           5,774
General and administrative                         14,397              906         (8,746)           6,557
Depreciation and amortization                      15,835              294                          16,129
Non-cash stock-based compensation                      86                                               86
                                         ----------------  ---------------  -------------   --------------
Total costs and expenses                          141,823           18,443        (14,904)         145,362

Loss from operations                              (16,887)          (3,483)           ---          (20,370)

Interest income                                       141                1                             142
Interest expense                                   (3,199)              (1)                         (3,200)
Gain on bond exchanges                             16,615                                           16,615
Other expenses, net                                  (292)                                            (292)
                                         ----------------  ---------------  -------------   --------------

Net loss                                       $   (3,622)       $  (3,483)     $     ---       $   (7,105)
                                         ================  ===============  =============   ==============

                 CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                PARENT        SUBSIDIARY
                                               COMPANY        GUARANTORS     ELIMINATIONS    CONSOLIDATED
                                           --------------  ---------------  -------------   --------------
Cash flows from operating activities:
Loss from continuing operations                $  (14,921)       $  (3,230)     $     ---       $  (18,151)
Adjustments to reconcile net loss to
net cash used in operating activities
  Depreciation and amortization                     8,336              116                           8,452
  Amortization of deferred debt
    Financing costs                                   198                                              198
  Bad debt expense                                    154                                              154
  Impairment of investment in long-
    term non-marketable security                    5,000                                            5,000
  Fair value of warrant issued                      2,140                                            2,140
  Change in assets and liabilities
    Accounts receivable                            (7,462)            (240)                         (7,702)
    Prepaid expenses and other
      current assets                                 (342)            (636)                           (978)
    Other assets                                      290               25                             315
    Accounts payable                                  208            3,110                           3,318
    Accrued expenses                                2,013              468                           2,481
    Deferred revenue                                4,682                                            4,682
    Other long-term liabilities                    (1,670)                                          (1,670)
    Due from parent                                                  1,939                           1,939
    Due to subsidiary guarantors                   (1,939)                                          (1,939)
                                           --------------  ---------------  -------------   --------------
Net cash provided by (used in)
continuing operating activities                    (3,313)           1,552                          (1,761)
                                           --------------  ---------------  -------------   --------------

Cash flows from investing activities:
Purchases of property and equipment                (2,820)              (3)                         (2,823)
Proceeds from earn-out receivable
  Related to sale of Speech Solutions
  Business                                          1,108                                            1,108
Proceeds from receipt of escrow
  Receivable related to sale of Speech
  Solutions Business                                1,500                                            1,500
                                           --------------  ---------------  -------------   --------------
Net cash provided by (used in) investing
activities                                           (212)              (3)                           (215)
                                           --------------  ---------------  -------------   --------------

Cash flows from financing activities:
Bank borrowings                                     4,600                                            4,600
Payments of bank borrowings                        (6,900)                                          (6,900)
Proceeds from private equity placement             31,500                                           31,500
Private equity placement transaction
costs                                              (1,045)                                          (1,045)
Proceeds from issuance of 8% Secured
  Convertible Notes                                29,000                                           29,000
Prepayment of 11 1/2% Senior Secured
  Notes                                           (25,175)                                         (25,175)
Proceeds from equipment lease financing             1,765                                            1,765
Payments of principal on capital lease
  obligations                                      (1,856)                                          (1,856)
Refinancing transaction costs                      (1,984)                                          (1,984)
Proceeds from exercise of warrants                  1,091                                            1,091
Proceeds from exercises of common
  stock options                                       297                                              297
                                           --------------  ---------------  -------------   --------------
Net cash provided by financing
  activities                                       31,293                                           31,293
                                           --------------  ---------------  -------------   --------------

Net increase (decrease) in cash and cash
equivalents                                        27,768            1,549                          29,317
                                           --------------  ---------------  -------------   --------------
Cash and cash equivalents, beginning
  of period                                        15,520            1,750                          17,270
                                           --------------  ---------------  -------------   --------------
Cash and cash equivalents, end of
  period                                       $   43,288        $   3,299      $     ---       $   46,587
                                           ==============  ===============  =============   ==============

                 CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      NINE MONTHS ENDED SEPTEMBER 30, 2003
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                PARENT        SUBSIDIARY                     CONSOLIDATED
                                               COMPANY        GUARANTORS     ELIMINATIONS       TOTAL
                                           --------------  ---------------  -------------   --------------
Cash flows from operating activities:
Loss from continuing operations                $   (3,622)       $  (3,483)     $     ---       $   (7,105)
Adjustments to reconcile net loss to
net cash used in operating activities
  Gain on bond exchanges                          (16,615)                                         (16,615)
  Depreciation and amortization                    15,835              294                          16,129
  Amortization of deferred debt
    Financing costs                                   265                                              265
  Amortization of deferred
    compensation                                       86                                               86
  Bad debt (recovery) expense                      (1,900)                                          (1,900)
  Change in assets and liabilities
    Accounts receivable                             3,204              480                           3,684
    Prepaid expenses and other
      current assets                                  724              439                           1,163
    Other assets                                      423              (14)                            409
    Accounts payable                                 (486)             662                             176
    Accrued expenses                               (3,347)           1,122                          (2,225)
    Deferred revenue                                1,052                                            1,052
    Other long-term liabilities                      (391)                                            (391)
    Due from parent                                                    318                             318
    Due to subsidiary guarantors                     (318)                                            (318)
                                           --------------  ---------------  -------------   --------------
Net cash provided by (used in)
continuing operating activities                    (5,090)            (182)                         (5,272)
                                           --------------  ---------------  -------------   --------------

Cash flows from investing activities:
Purchases of property and equipment                (3,756)             (13)                         (3,769)
Adjustments to proceeds from sale of
  Speech Solutions Business                          (736)                                            (736)
                                           --------------  ---------------  -------------   --------------
Net cash provided by (used in) investing
activities                                         (4,492)             (13)                         (4,505)
                                           --------------  ---------------  -------------   --------------

Cash flows from financing activities:
Bank borrowings                                     6,900                                            6,900
Payments of bank borrowings                        (6,900)                                          (6,900)
Payments of principal on capital lease
  obligations                                      (4,734)                                          (4,734)
Refinancing transaction costs                        (935)                                            (935)
Proceeds from exercises of common
  stock options                                        77                                               77
Dividends paid                                     10,130          (10,130)                            ---
                                           --------------  ---------------  -------------   --------------
Net cash used in financing activities               4,538          (10,130)                         (5,592)
                                           --------------  ---------------  -------------   --------------

Net increase (decrease) in cash and cash
equivalents                                        (5,044)         (10,325)                        (15,369)
                                           --------------  ---------------  -------------   --------------
Cash and cash equivalents, beginning
  of period                                        20,359           11,958                          32,317
                                           --------------  ---------------  -------------   --------------
Cash and cash equivalents, end of
  period                                       $   15,315        $   1,633      $     ---       $   16,948
                                           ==============  ===============  =============   ==============

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of iBasis, Inc. and Subsidiaries:

    We have audited the accompanying consolidated balance sheets of iBasis, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

    We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of iBasis, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

    As discussed in Note 2 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142.

    /s/ DELOITTE & TOUCHE LLP

    Boston, Massachusetts
    February 27, 2004
                                  iBASIS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2003        2002
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $  17,270   $  32,317
  Accounts receivable, net of allowance for doubtful
    accounts of $3,128 and $7,833, respectively.............     21,767      20,854
  Prepaid expenses and other current assets.................      5,295       5,374
                                                              ---------   ---------
    Total current assets....................................     44,332      58,545
Property and equipment, at cost:
  Network equipment.........................................     67,441      56,372
  Equipment under capital lease.............................      9,558      19,481
  Computer software.........................................      8,387       6,724
  Leasehold improvements....................................      6,414       6,285
  Furniture and fixtures....................................      1,062       1,047
                                                              ---------   ---------
                                                                 92,862      89,909
  Less--Accumulated depreciation and amortization...........    (75,687)    (57,552)
                                                              ---------   ---------
                                                                 17,175      32,357
Deferred debt financing costs, net..........................        326       1,382
Long-term investment in non-marketable security.............      5,000       5,000
Other assets................................................        705       1,240
                                                              ---------   ---------
                                                              $  67,538   $  98,524
                                                              =========   =========
           LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $  19,902   $  13,142
  Accrued expenses..........................................     18,652      18,148
  Deferred revenue..........................................        417          --
  Current portion of long-term debt.........................      2,097       5,349
                                                              ---------   ---------
    Total current liabilities...............................     41,068      36,639
Long-term debt, net of current portion......................     65,829      93,590
Other long-term liabilities.................................      2,749       2,268
Commitments and contingencies
Stockholders' deficit:
  Common stock, $0.001 par value, authorized--85,000 shares;
    issued--45,913 and 45,785 shares, respectively;.........         46          46
  Preferred stock, $.001 par value, authorized 15,000
    shares; issued and outstanding; none....................         --          --
  Treasury stock, 1,135 shares at cost......................       (341)       (341)
  Additional paid-in capital................................    370,393     368,927
  Deferred compensation.....................................         --         (86)
  Accumulated deficit.......................................   (412,206)   (402,519)
                                                              ---------   ---------
    Total stockholders' deficit.............................    (42,108)    (33,973)
                                                              ---------   ---------
                                                              $  67,538   $  98,524
                                                              =========   =========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                  iBASIS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     YEARS ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                 2003         2002          2001
                                                              ----------   -----------   -----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenue.................................................   $178,159     $ 164,942     $ 110,180

Cost and operating expenses:
Data communications and telecommunications (excluding
  depreciation and amortization)............................    152,853       142,847       102,320
Research and development....................................     13,387        17,781        23,939
Selling and marketing.......................................      7,513        11,279        20,323
General and administrative..................................      7,665        24,186        25,563
Depreciation and amortization...............................     20,065        31,871        32,364
Non-cash stock-based compensation...........................         86           967         1,368
Loss on sale of messaging business..........................         --         2,066            --
Restructuring costs.........................................         --         5,536        51,834
                                                               --------     ---------     ---------
    Total cost and operating expenses.......................    201,569       236,533       257,711
                                                               --------     ---------     ---------
Operating loss..............................................    (23,410)      (71,591)     (147,531)
Interest income.............................................        161         1,290         9,169
Interest expense............................................     (3,967)      (11,608)      (16,518)
Gain on bond repurchases and exchanges......................     16,615        25,790        14,549
Other expenses, net.........................................       (337)         (382)         (587)
                                                               --------     ---------     ---------
Loss from continuing operations.............................    (10,938)      (56,501)     (140,918)
Income (loss) from discontinued operations..................      1,251       (65,222)      (49,771)
                                                               --------     ---------     ---------
Net loss....................................................   $ (9,687)    $(121,723)    $(190,689)
                                                               ========     =========     =========

Basic and diluted net loss per share:
Loss from continuing operations.............................   $  (0.24)    $   (1.25)    $   (3.30)
Income (loss) from discontinued operations..................       0.03         (1.45)        (1.17)
                                                               --------     ---------     ---------
Net loss....................................................   $  (0.21)    $   (2.70)    $   (4.47)
                                                               ========     =========     =========
Basic and diluted weighted average common shares
  outstanding...............................................     44,696        45,164        42,645
                                                               ========     =========     =========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                  iBASIS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                        COMMON STOCK           TREASURY STOCK
                                   ----------------------   --------------------   ADDITIONAL
                                   NUMBER OF   $0.001 PAR   NUMBER OF               PAID IN       DEFERRED
                                    SHARES       VALUE       SHARES      AMOUNT     CAPITAL     COMPENSATION
                                   ---------   ----------   ---------   --------   ----------   ------------
                                                                (IN THOUSANDS)
Balance, January 1, 2001.........   34,203        $34            --         --     $ 298,574      $(1,605)
  Issuance of common stock
    related to the purchase of
    PriceInteractive, Inc., net
    of filing fees of $7.........    9,282          9            --         --        58,362           --
  Issuance of restricted common
    stock related to the purchase
    of PriceInteractive, Inc.,
    net of forfeited shares......      948          1            --         --         5,966           --
  Issuance of options to buy
    common stock related to the
    purchase of
    PriceInteractive.............       --         --            --         --         5,202       (1,834)
  Exercise of common stock
    options and warrants.........      706          1            --         --           955           --
  Sale of common stock related to
    employee stock purchase
    plan.........................      132         --            --         --           480           --
  Amortization of deferred
    compensation.................       --         --            --         --            --        1,214
  Compensation expense related to
    acceleration of option
    vesting......................       --         --            --         --           154           --
Net loss.........................       --         --            --         --            --           --
                                    ------        ---        ------      -----     ---------      -------
Balance, December 31, 2001.......   45,271         45            --         --       369,693       (2,225)
  Acquisition of treasury shares
    from escrow settlement with
    PriceInteractive, Inc........       --         --        (1,135)      (341)           --           --
  Exercise of common stock
    options......................      149         --            --         --           122           --
  Sale of common stock related to
    employee stock purchase
    plan.........................      365          1            --         --           284           --
  Reduction in deferred
    compensation.................       --         --            --         --        (1,172)       1,172
  Amortization of deferred
    compensation.................       --         --            --         --            --          967
  Net loss.......................       --         --            --         --            --           --
                                    ------        ---        ------      -----     ---------      -------
Balance, December 31, 2002.......   45,785         46        (1,135)      (341)      368,927          (86)
  Exercise of common stock
    options......................      128         --            --         --            91           --
  Fair value of warrants issued
    on bond Exchange.............                                                      1,375
  Amortization of deferred
    compensation.................                                                                      86
  Net loss.......................
                                    ------        ---        ------      -----     ---------      -------
Balance, December 31, 2003.......   45,913        $46        (1,135)     $(341)    $ 370,393      $    --
                                    ======        ===        ======      =====     =========      =======

                                                     TOTAL
                                                 STOCKHOLDERS'
                                   ACCUMULATED      EQUITY
                                     DEFICIT       (DEFICIT)
                                   -----------   -------------
                                         (IN THOUSANDS)
Balance, January 1, 2001.........   $ (90,107)     $ 206,896
  Issuance of common stock
    related to the purchase of
    PriceInteractive, Inc., net
    of filing fees of $7.........          --         58,371
  Issuance of restricted common
    stock related to the purchase
    of PriceInteractive, Inc.,
    net of forfeited shares......          --          5,967
  Issuance of options to buy
    common stock related to the
    purchase of
    PriceInteractive.............          --          3,368
  Exercise of common stock
    options and warrants.........          --            956
  Sale of common stock related to
    employee stock purchase
    plan.........................          --            480
  Amortization of deferred
    compensation.................          --          1,214
  Compensation expense related to
    acceleration of option
    vesting......................          --            154
Net loss.........................    (190,689)      (190,689)
                                    ---------      ---------
Balance, December 31, 2001.......    (280,796)        86,717
  Acquisition of treasury shares
    from escrow settlement with
    PriceInteractive, Inc........          --           (341)
  Exercise of common stock
    options......................          --            122
  Sale of common stock related to
    employee stock purchase
    plan.........................          --            285
  Reduction in deferred
    compensation.................          --             --
  Amortization of deferred
    compensation.................          --            967
  Net loss.......................    (121,723)      (121,723)
                                    ---------      ---------
Balance, December 31, 2002.......    (402,519)       (33,973)
  Exercise of common stock
    options......................          --             91
  Fair value of warrants issued
    on bond Exchange.............                      1,375
  Amortization of deferred
    compensation.................                         86
  Net loss.......................      (9,687)        (9,687)
                                    ---------      ---------
Balance, December 31, 2003.......   $(412,206)     $ (42,108)
                                    =========      =========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                  iBASIS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2003       2002       2001
                                                              --------   --------   ---------
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
  Loss from continuing operations...........................  $(10,938)  $(56,501)  $(140,918)
  Adjustments to reconcile loss from continuing operations
    to net cash used in operating activities:
    Gain on bond repurchases and exchanges..................   (16,615)   (25,790)    (14,549)
    Restructuring costs.....................................        --      5,536      51,834
    Depreciation and amortization of leased equipment.......    20,065     31,871      32,364
    Loss on sale of messaging business......................        --      2,066          --
    Amortization of deferred debt financing costs...........       333        672       1,026
    Amortization of deferred compensation...................        86        967       1,214
    Non cash compensation expense related to stock
      options...............................................        --         --         154
    Bad debt expense........................................       800     10,026       9,161
    Recovery of previously reserved receivable balance......    (4,269)        --          --

    Changes in current assets and liabilities:
      Accounts receivable, net..............................     2,556     (6,430)    (16,267)
      Prepaid expenses and other current assets.............     1,330      3,607      (1,409)
      Other assets..........................................       535        670       3,036
      Accounts payable......................................     6,760      2,483       1,579
      Deferred revenue......................................       417         --          --
      Accrued expenses......................................    (4,718)   (14,412)      4,416
      Other long-term liabilities...........................       481      2,268          --
                                                              --------   --------   ---------
        Net cash used in continuing operating activities....    (3,177)   (42,967)    (68,359)
        Net cash used in operating activities of
          discontinued operations...........................        --     (1,874)    (13,252)
                                                              --------   --------   ---------
        Net cash used in operating activities...............    (3,177)   (44,841)    (81,611)
                                                              --------   --------   ---------
Cash flows from investing activities:
  Purchase of PriceInteractive, Inc., net of cash
    acquired................................................        --         --     (38,118)
  Purchases of property and equipment.......................    (4,452)    (4,632)    (35,067)
  Decrease in marketable securities.........................        --     25,614      58,122
  Decrease in long-term marketable securities...............        --      8,411          --
  Proceeds from sale of messaging business..................        --        168          --
  Proceeds from sale of Speech Solutions business...........        --     17,000          --
  Payment associated with the sale of Speech Solutions
    businesses..............................................      (736)        --          --
                                                              --------   --------   ---------
        Net cash (used in) provided by investing
          activities........................................    (5,188)    46,561     (15,063)
                                                              --------   --------   ---------
Cash flows from financing activities:
  Decrease (increase) in restricted cash....................        --      8,867      (8,867)
  Bank borrowings...........................................     9,200      2,300       4,000
  Payments of principal of long-term debt...................    (9,200)    (3,866)     (2,655)
  Payments of principal on capital lease obligations........    (5,838)   (38,918)    (23,760)
  Repurchase of Convertible Subordinated Notes..............        --    (13,992)     (5,862)
  Professional fees paid for exchange of bonds..............      (935)        --          --
  Proceeds from issuance of shares related to employee stock
    purchase plan...........................................        --        285         480
  Proceeds from exercise of warrants and common stock
    options.................................................        91        122         956
                                                              --------   --------   ---------
        Net cash used in financing activities...............    (6,682)   (45,202)    (35,708)
                                                              --------   --------   ---------
Net decrease in cash and cash equivalents...................   (15,047)   (43,482)   (132,382)
Cash and cash equivalents, beginning of year................    32,317     75,799     208,181
                                                              --------   --------   ---------
Cash and cash equivalents, end of year......................  $ 17,270   $ 32,317   $  75,799
                                                              ========   ========   =========

                                  iBASIS, INC.

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2003       2002       2001
                                                              --------   --------   ---------
                                                                      (IN THOUSANDS)
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $  5,996   $ 10,738   $  15,144
                                                              ========   ========   =========
  Acquisition of PriceInteractive, Inc.:
  Fair value of common stock issued.........................  $     --   $     --   $  64,346
                                                              ========   ========   =========
  Fair value of options issued..............................  $     --   $     --       3,367
                                                              ========   ========   =========
  Liabilities assumed.......................................  $     --   $     --   $  21,785
                                                              ========   ========   =========
  Treasury stock-settlement of escrow.......................  $     --   $    341   $      --
                                                              ========   ========   =========
Supplemental disclosure of non-cash investing and financing
  activities:
Exchange of 5 3/4% Convertible Subordinated Notes for
  11 1/2% Senior Secured Notes:
  Face value of 5 3/4% Convertible Subordinated Notes
    surrendered.............................................  $ 50,350   $     --   $      --
                                                              ========   ========   =========
  Face value of 11 1/2% Senior Secured Notes issued.........  $ 25,175   $     --   $      --
                                                              ========   ========   =========
  Future interest payments on 11 1/2% Senior Secured
    Notes...................................................  $  5,527   $     --   $      --
                                                              ========   ========   =========
  Fair value of warrants issued.............................  $  1,375   $     --   $      --
                                                              ========   ========   =========
  Reduction in deferred financing costs.....................  $    723   $     --   $      --
                                                              ========   ========   =========
Equipment acquired under capital lease obligations..........  $     --   $  3,247   $  23,964
                                                              ========   ========   =========
Reduction in carrying value of certain property and
  equipment as a result of the settlement of capital lease
  obligations...............................................  $     --   $ 23,906   $      --
                                                              ========   ========   =========
Escrow and earn-out receivable related to sale of Speech
  Solutions Business........................................  $  1,251   $  1,500   $      --
                                                              ========   ========   =========
Conversion of accrued interest to capital lease
  obligations...............................................  $     --   $  2,096   $      --
                                                              ========   ========   =========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                  iBASIS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  BUSINESS AND MANAGEMENT PLANS

    BUSINESS--We are an international telecommunications carrier that utilizes the Internet to provide economical international telecommunications services. Our continuing operations consist of our Voice-Over-Internet-Protocol ("VoIP") business. We offer wholesale services through our worldwide network to carriers, telephony resellers and others around the world by operating through various service agreements with local service providers in the United States, Europe, Asia, the Middle East, Latin America, Africa and Australia. During the third quarter of 2003, we introduced our retail prepaid calling card services. We have marketed these prepaid calling cards primarily to ethnic communities within major domestic markets through distributors.

    We have a history of operating losses and, as of December 31, 2003, our accumulated deficit was $412.2 million and our stockholders' deficit was $42.1 million. Although we have consistently generated negative operating cash flows, our negative cash flow from operations for 2003 declined to $3.2 million from $44.8 million in 2002 and $81.6 million in 2001. We have $67.9 million of debt obligations due within the next two years, including $25.2 million of 11 1/2% Senior Secured Notes due in January 2005 and $38.2 million of 5 3/4% Convertible Subordinated Debentures due in March 2005.

    MANAGEMENT PLANS--Beginning in 2001, we have taken a series of actions to reduce operating expenses, restructure operations, reduce outstanding debt and provide additional liquidity. Such actions primarily included:

    - reductions in workforce,

    - consolidation of Internet central offices,

    - sale of our previous messaging business,

    - sale of the assets associated with our previous Speech Solutions business,

    - settlement of certain lease agreements,

    - repurchase of a portion of the Company's 5 3/4% Convertible Subordinated Notes for cash,

    - exchange of a portion of the Company's 5 3/4% Convertible Subordinated Notes for new 11 1/2% Senior Secured Notes, and warrants to purchase common stock, and

    - establishment of a new credit facility with a bank.

    We continue to implement plans to control operating expenses and capital expenditures, as well as to monitor and manage accounts payable and accounts receivable and restructure existing debt to enhance cash flow.

    Our plans have included and do include:

    - aggressive management of credit risk,

    - monitoring and reduction of capital expenditures,

    - monitoring and reduction of selling, general and administrative expenses,

    - offsetting of accounts receivable and accounts payable balances with carriers,

    - reduction in circuit costs reflecting efforts to further improve network operations and make it more cost efficient,

    - use of our new switchless architecture which eliminates the need for costly telecommunications switches and other equipment, and

    - explore refinancing alternatives in connection with our 11 1/2% Senior Secured Notes due in January 2005 as well as the 5 3/4% Convertible Subordinated Notes due in March 2005.

    As a result of our restructuring programs and our continued focus on controlling expenses, our research and development, selling and marketing and general and administrative expenses, in total, declined to $28.6 million for 2003 from $53.2 million for 2002. In addition, our data communications and telecommunications costs have declined to 85.8% of net revenue for 2003 from 86.6% of net revenue for 2002.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION--The accompanying consolidated financial statements include the accounts of iBasis, Inc. and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

    BASIS OF PRESENTATION--During July 2002, we sold our Speech Solutions Business. Accordingly, the Consolidated Statements of Operations have been reclassified to present the results of the Speech Solutions Business separately from continuing operations as discontinued operations.

    USE OF ESTIMATES--The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION--For our wholesale business, our revenue transactions are derived from the resale of international minutes of calling time. We recognize revenue in the period the service is provided, net of revenue reserves for potential billing credits. Such disputes can result from disagreements with customers regarding the duration, destination or rates charged for each call. For our retail prepaid calling card business, revenue is deferred upon activation of the cards and is recognized as the prepaid calling card balances are reduced based upon minute usage and service charges. Revenue from both the resale of minutes as well as the usage of the prepaid calling cards is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller's price to the buyer is fixed or determinable and collectibility is reasonably assured.

    NET LOSS PER SHARE--Basic and diluted net loss per common share are determined by dividing net loss by the weighted average common shares outstanding during the period. Basic net loss per share and diluted net loss per share are the same, as the outstanding common stock options, common shares to be issued upon conversion of the Convertible Subordinated Notes and warrants to purchase common shares are anti-dilutive since we have recorded a net loss for all periods presented.

    The following have been excluded from the computation of diluted weighted average common shares for the periods presented:

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2003       2002       2001
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Options to purchase common shares...........................    6,332      2,256      7,768
Common shares to be issued upon conversion of the 5 3/4%
  Convertible Subordinated Notes............................      443      1,028      1,499
Warrants to purchase common shares, issued in connection
  with the 2002 Credit Lines and 11 1/2% Senior Secured
  Notes.....................................................    5,253         --         --
                                                               ------    -------    -------
Total common shares excluded................................   12,028      3,284      9,267
                                                               ======    =======    =======

    The following table reconciles the weighted average common shares outstanding to the shares used in the computation of basic and diluted weighted average common shares outstanding:

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2003       2002       2001
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Weighted average common shares outstanding..................   44,696     45,388     43,410
Less: Weighted average unvested common shares outstanding...       --         --         (4)
Weighted average unvested restricted common shares
  outstanding...............................................       --       (224)      (761)
                                                               ------    -------    -------
Basic and diluted weighted average common shares
  outstanding...............................................   44,696     45,164     42,645
                                                               ======    =======    =======

    CASH, CASH EQUIVALENTS AND RESTRICTED CASH--We consider highly liquid investments purchased with an original maturity of 90 days or less at the time of purchase to be cash equivalents. Cash equivalents include money market accounts and commercial paper that are readily convertible into cash.

    PROPERTY AND EQUIPMENT--Property and equipment are stated at cost. Assets under capital leases are recorded at the present value of minimum lease payments. These assets are depreciated over the lesser of the lease term or the estimated useful lives of the assets using the straight-line method. Significant improvements and betterments are capitalized if they extend the useful life of the asset. Routine repairs and maintenance are expensed when incurred.

    Construction in process represents those assets that were acquired by us, but were not placed in service as of the balance sheet date. For assets that have been placed in service, we provide for depreciation and amortization using the straight-line method over the useful life of the asset, as follows:

ASSET CLASSIFICATION                                        ESTIMATED USEFUL LIFE
--------------------                                        ---------------------
Network equipment.........................................       3 years
Equipment under capital lease.............................    Life of lease
Computer software.........................................       3 years
Leasehold improvements....................................    Life of lease
Furniture and fixtures....................................       5 years

    We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Total depreciation and amortization expense included in the consolidated statements of operations was approximately $20.1 million, $31.9 million, and $32.4 million for the years ended December 31, 2003, 2002 and 2001, respectively.

    DEFERRED DEBT FINANCING COSTS--Underwriter discounts and other costs incurred in connection with the issuance of debt are being amortized to interest expense using the straight-line method which is not materially different than the effective interest rate method over the term of the related debt.

    INVESTMENT IN LONG-TERM NON-MARKETABLE SECURITY--Our long term investment in a non-marketable security represents an equity investment in a privately-held company that was made in connection with a round of financing with other third-party investors. As our investment does not permit us to exert significant influence or control over the entity in which we have invested, the recorded amount represents our cost of the investment less any adjustments we make when we determine that an investment's carrying value is other-than-temporarily impaired.

    The process of assessing whether the equity investment's net realizable value is less than its carrying cost requires a significant amount of judgment due to the lack of a mature and stable public market for investments of this type. In making this judgment, we carefully considered the investee's most recent financial results, cash position, recent cash flow data, projected cash flows (both short and long-term), financing needs, recent financing rounds, most recent valuation data, the current investing environment, management or ownership changes, and competition. This valuation process is based primarily on information that we request, receive and discuss with the investees' management on a quarterly basis.

    In addition, we consider our equity investment to be other than temporarily impaired if, as of the end of any quarter, we believe that the carrying value of the investment is greater than the estimated fair value. Such evaluation is performed on a quarterly basis. Based on our evaluation as of December 31, 2003, we have not been made aware of any additional facts or circumstances from our last evaluation that would lead us to believe that an other than temporary impairment of our investment has occurred. However, if the privately-held company, in which we have an investment, fails to achieve its future operating plan, or fails to obtain financing as required, our investment may become, in a future period, other than temporarily impaired.

    OTHER ASSETS--Other assets at December 31, 2003 and 2002 consist primarily of deposits for call termination services and leased facilities.

    GOODWILL AND OTHER INTANGIBLE ASSETS--Effective January 1, 2002, we adopted the provisions of Statement on Financial Accounting Standards No.142, "Goodwill and Other Intangible Assets" ("SFAS 142"). Under the provisions of SFAS 142, if an intangible asset is determined to have an indefinite useful life, it shall not be amortized until its useful life is determined to be no longer indefinite. An intangible asset that is not subject to amortization shall be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Goodwill is not amortized but is tested for impairment, for each reporting unit, on an annual basis and between annual tests in certain circumstances. Upon adoption of SFAS 142, we performed an impairment review and concluded that there were no necessary adjustments.

    RESEARCH AND DEVELOPMENT EXPENSES--We charge research and development expenses to operations as incurred.

    CONCENTRATION OF CREDIT RISK/SIGNIFICANT CUSTOMERS--Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash investments and accounts receivable. We place our cash investments with a high quality financial institution and limits the amount of credit exposure. We have established certain credit requirements that our customers must meet before sales credit is extended. We monitor the financial condition of our customers to help ensure collections and to minimize losses.

    We did not have a customer that accounted for 10% or more of accounts receivable at December 31, 2003. We had one customer account for 17% of accounts receivable at December 31, 2002.

    We had one customer, each year, account for 11%, 12%, and 14% of net revenue for the years ended December 31, 2003, 2002, and 2001, respectively.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--Financial instruments consist principally of cash and cash equivalents, accounts receivable, long-term investments in marketable securities, long-term debt and accounts payable. The estimated fair value of these instruments, except for the 5 3/4% Convertible Subordinated Notes, approximates their carrying value. The fair value of the Convertible Subordinated Notes at December 31, 2003 is approximately
$30.6 million.

    STOCK-BASED COMPENSATION We account for stock-based compensation in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," using the intrinsic-value method as permitted by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages, but does not require, the recognition of compensation expense for the fair value of stock options and other equity instruments issued to employees and non-employee directors.

    At December 31, 2003, we had two stock-based employee compensation plans, which are described more fully in Note 7. The following table illustrates the effect on net loss and net loss per share if we had applied the fair value recognition provisions of SFAS No. 123.

                                                                        DECEMBER 31,
                                                              --------------------------------
                                                                2003       2002        2001
                                                              --------   ---------   ---------
                                                                       (IN THOUSANDS)
Net loss:
  As reported...............................................  $ (9,687)  $(121,723)  $(190,689)
  Deduct: Stock-based employee compensation expense included
    in reported net loss....................................        86         967       1,368
  Add: Total stock-based employee compensation expense
    determined under fair value based method for all
    awards..................................................    (2,200)     (7,554)     (8,054)
                                                              --------   ---------   ---------
  Pro forma.................................................  $(11,801)  $(128,310)  $(197,375)
                                                              ========   =========   =========
Basic and diluted net loss per share:
  As reported...............................................  $  (0.21)  $   (2.70)  $   (4.47)
                                                              ========   =========   =========
  Pro forma.................................................  $  (0.26)  $   (2.84)  $   (4.63)
                                                              ========   =========   =========

    We estimate the fair value of its stock-based awards to employees using the Black-Scholes option pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, the Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility. Because stock-based awards to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing models do not necessarily provide a reliable single measure of the fair value of stock-based awards to employees. The fair value of stock-based awards to employees was estimated assuming no expected dividends and the following weighted-average assumptions:

                                                                         DECEMBER 31,
                                                             ------------------------------------
                                                                2003         2002         2001
                                                             ----------   ----------   ----------
Risk-free interest rate....................................       3.250%       3.000%       4.669%
Dividend yield.............................................         0.0%         0.0%         0.0%
Expected life..............................................     5 years      5 years      5 years
Expected volatility........................................         143%         146%         155%
Weighted average remaining contractual life................  8.84 years   8.00 years   9.56 years
Weighted average fair value of options granted.............       $0.88        $0.61        $1.04

    INCOME TAXES--We account for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." This statement requires an asset and liability approach to accounting for income taxes based upon the future expected values of the related assets and liabilities. Deferred income taxes are provided for tax and financial reporting basis differences between assets and liabilities at tax rates expected to be in effect when the basis differences reverse. Valuation allowances are provided in situations where recoverability of deferred tax assets is not considered more likely than not.

FUTURE ACCOUNTING PRONOUNCEMENTS

    In January and December 2003, the FASB issued FASB Interpretation No. 46 (FIN 46) and No. 46, revised (FIN 46R), "Consolidation of Variable Interest Entities." These statements, which address accounting for entities commonly known as special-purpose or off-balance sheet, require consolidation of certain interests or arrangements by virtue of holding a controlling financial interest in such entities. Certain provisions of FIN 46R related to interests in special purpose entities were applicable for the period ended December 31, 2003. We must apply FIN 46R to our interests in all entities subject to the interpretation as of the first interim or annual period ending after March 15, 2004. Adoption of this new method of accounting for variable interest entities is not expected to have a material impact on our consolidated results of operations and financial position.

(3)  ACQUISITION OF PRICEINTERACTIVE, INC. AND DISCONTINUED OPERATIONS

    ACQUISITION--On February 27, 2001, we completed the acquisition of all of the outstanding capital stock and options to purchase common stock of PriceInteractive Inc., a leading provider of speech application services ("PriceInteractive"). The acquisition was accounted for using the purchase method of accounting in accordance with APB Opinion No. 16, "Business Combinations," and, accordingly, the results of operations for PriceInteractive have been included in our consolidated results since the acquisition date. The aggregate purchase price, which was comprised of cash of $45.3 million, approximately 9.3 million shares of common stock (including 2.1 million shares placed in escrow), approximately 1.0 million shares of restricted common stock and options to purchase approximately 1.0 million shares of common stock, was allocated to the tangible and intangible assets of PriceInteractive based upon the fair value of such assets acquired. Fair value of intangible assets was determined by an independent appraisal. The restricted common stock, issued in the acquisition, vested 50% on December 31, 2001 while the remaining 50% vested on January 1, 2003. In addition, we also recorded $1.8 million of deferred stock-based compensation relating to the options issued in connection with the acquisition, which was amortized over two to four years, the vesting periods of the options granted. Subsequent to the acquisition, we changed the name of the acquired entity to iBasis Speech Solutions, Inc.

    A summary of the total consideration and the allocation of the aggregate purchase price was as follows:

(IN THOUSANDS)
--------------
Purchase Price:
  Cash paid.................................................  $ 45,251
  Professional fees and other acquisition costs.............     6,259
  Fair value of common stock issued.........................    64,338
  Fair value of common stock options issued.................     3,367
                                                              --------
    Total purchase price....................................  $119,215
                                                              ========
Allocation of Purchase Price:
  Cash and cash equivalents.................................  $ 13,385
  Other current assets......................................     6,940
  Property and equipment....................................     9,203
  Developed technology and know-how.........................    15,448
  Installed customer base...................................     7,560
  Assembled workforce.......................................     1,424
  Goodwill..................................................    62,571
  Other assets..............................................        38
  Current liabilities.......................................    (8,801)
  Long term debt............................................   (12,984)
  In-process research and development.......................    24,431
                                                              --------
    Total allocation of purchase price......................  $119,215
                                                              ========

    The $24.4 million allocated to purchased in-process research and development ("in-process R&D") represented the appraised fair value of a project that did not have future alternative uses. This allocation represented the estimated fair value based on risk-adjusted cash flows related to the in-process research and development project. The development of the project had not yet reached technological feasibility and the research and development in process had no alternative uses. Accordingly, these costs were expensed as of the acquisition date.

    In-process research and development value was comprised of one primary research and development project. This project included the introduction of certain new technologies. At the acquisition date, this project was approximately 70% to 80% complete based on cost data and technological progress. The research and development investment in this project made by us from the date of acquisition through December 31, 2001 was $6.0 million.

    The value assigned to purchased in-process technology was determined by estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from the project and discounting the net cash flows to their present value. The revenue projection used to value the in-process research and development is based on the expected timing of new products, our estimate of the product life cycle and expected revenue contribution. The rates utilized to discount the net cash flows to their present value are based on our weighted average cost of capital. This discount rate was commensurate with our corporate maturity and the uncertainties in the economic estimates described above.

    As described in Note 2, as a result of the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") we discontinued amortizing all existing goodwill and indefinite lived intangible assets and did not record any related amortization expense after January 1, 2002. Had the previous provisions of SFAS 142 been applied, our net loss and loss per share would have been as follows:

                                                       YEAR ENDED DECEMBER 31,
                                                --------------------------------------
                                                   2003         2002          2001
                                                ----------   -----------   -----------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss:
  As reported.................................    $(9,687)    $(121,723)    $(190,689)
  Add: Goodwill amortization..................         --            --        23,908
                                                  -------     ---------     ---------
  Adjusted net loss...........................    $(9,687)    $(121,723)    $(166,781)
                                                  =======     =========     =========

Basic and fully-diluted net loss per share
  As reported.................................    $ (0.21)    $   (2.70)    $   (4.47)
  Effect of SFAS No. 142......................         --            --          0.56
                                                  -------     ---------     ---------
  Adjusted net loss per share.................    $ (0.21)    $   (2.70)    $   (3.91)
                                                  =======     =========     =========

    DISCONTINUED OPERATIONS--On July 15, 2002 we completed the sale of substantially all of the assets of our Speech Solutions Business for $18.5 million in cash of which $1.5 million of this amount was placed in escrow until December 31, 2003, and up to $8 million in earn-out payments that could be earned upon the achievement of certain revenue milestones of the Speech Solutions Business. We received no earn-out payments related to 2002. In the fourth quarter of 2003, we recognized additional consideration of $1.3 million for an earn-out payment based on the achievement of certain 2003 revenue-based milestones associated with our former Speech Solutions Business. The cash payment associated with the earn-out, net of a $0.3 million payment associated with the sale of our Speech Solutions Business, was $1.0 million and was received in February 2004. In the first quarter of 2003, we made a $0.7 million payment associated with the sale of our Speech Solutions Business. There will be no further earn-out payments due to us in the future.

    We have reported our Speech Solutions Business as a discontinued operation under the provisions of SFAS No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets." The Consolidated Financial Statements have been reclassified to segregate the net assets and operating results of this discontinued operation for all periods presented.

    The loss on the disposal of the discontinued operation of $58.9 million included the write-off of goodwill and other purchased intangibles of $57.3 million and the costs to sell the operation of $1.7 million. The amount of the loss has been adjusted for the additional revenue-based earn-out recognized in the fourth quarter of 2003 and will be further adjusted in the future to reflect the settlement of the $1.5 million held in escrow.

    Summary operating results of the discontinued operation for 2003, 2002 and 2001 were as follows:

                                                       YEARS ENDED DECEMBER 31,
                                                --------------------------------------
                                                  2003           2002           2001
                                                --------       --------       --------
                                                            (IN THOUSANDS)
Revenue..................................        $   --        $ 12,306       $ 23,590
Operating loss...........................            --          (5,906)       (49,263)
Pre-tax loss from discontinued
  operations.............................         1,251         (65,222)       (49,771)

    The operating losses for 2002 and 2001 include depreciation of $2.6 million and $3.6 million and amortization of intangibles of $3.3 million and $23.9 million, respectively. Also included in 2001 is a write-off of in-process research and development costs of $24.4 million in connection with the acquisition of PriceInteractive.

(4)  ACCRUED EXPENSES

    Accrued expenses at December 31, consist of the following:

                                                          2003        2002
                                                        ---------   ---------
                                                           (IN THOUSANDS)
Termination fees and circuit costs....................  $  10,155   $   8,604
Restructuring and other non-recurring costs...........        786         926
Interest..............................................      3,680       1,485
Acquisition related costs.............................      2,103       2,884
Professional services.................................        376         794
Payroll and related costs.............................        112         787
Equipment purchases...................................        564         323
Customer deposits.....................................        259         349
Accrued other.........................................        617       1,996
                                                        ---------   ---------
                                                        $  18,652   $  18,148
                                                        =========   =========

(5)  INCOME TAXES

    No provision for federal or state income taxes has been recorded, as we have incurred net operating losses for all periods presented and it is more likely than not that the tax benefit of such losses will not be realized. As of December 31, 2003, we had net operating loss carryforwards of approximately $298.3 million available to reduce future federal and state income taxes, if any. If not utilized, these carryforwards expire at various dates through 2022. If substantial changes in our ownership should occur, as defined by Section 382 of the Internal Revenue Code (the "Code"), there could be annual limitations on the amount of carryforwards which can be realized in future periods. The Company has completed several financings since its inception and believes that it may have incurred an ownership change as defined under the Code.

    The approximate income tax effects of temporary differences and carryforwards are as follows:

                                                            DECEMBER 31,
                                                        ---------------------
                                                          2003        2002
                                                        ---------   ---------
                                                           (IN THOUSANDS)
Net operating loss carryforwards......................  $  91,868   $ 103,535
Accruals..............................................      1,308      20,817
Depreciation..........................................      8,054       8,225
Accounts receivable...................................      1,240       4,509
Other.................................................      1,704        (356)
Valuation allowance...................................   (104,174)   (136,730)
                                                        ---------   ---------
                                                        $      --   $      --
                                                        =========   =========

    We have recorded a 100% valuation allowance against the net deferred tax asset as of December 31, 2003 and 2002, as we have determined that it is more likely than not that such assets will not be realized. The increase in the valuation allowance during the year primarily relates to the tax benefit associated with the increase in the net operating loss carryforward.

    The major components of our income tax expense (benefit) for the years ended December 31 are:

                                                2003        2002        2001
                                              ---------   ---------   ---------
                                                       (IN THOUSANDS)
Net operating loss carryforwards............  $ (11,667)  $  27,056   $  46,945
Deferred tax items..........................    (20,888)     (6,199)     37,879
Valuation Allowance.........................     32,555     (20,857)    (84,824)
                                              ---------   ---------   ---------
                                              $      --   $      --   $      --
                                              =========   =========   =========

(6)  LONG-TERM DEBT

    Long-term debt consists of the following as of December 31:

                                                              2003       2002
                                                            --------   --------
                                                              (IN THOUSANDS)
5 3/4% Convertible Subordinated Notes.....................  $38,180    $88,530
11 1/2% Senior Secured Notes..............................   25,175         --
Revolving line of credit..................................    2,300      2,300
Capital lease obligations.................................    2,271      8,109
                                                            -------    -------
                                                             67,926     98,939
Less: Current portion.....................................    2,097      5,349
                                                            -------    -------
                                                            $65,829    $93,590
                                                            =======    =======

    5 3/4% CONVERTIBLE SUBORDINATED NOTES--In March 2000, we issued
$150.0 million aggregate principal amount of Notes, resulting in net proceeds to the Company of approximately $144.8 million. The Notes bear interest at the annual rate of 5 3/4% with interest payable on each March 15th and September 15th. The Notes have no required principal payments prior to maturity on March 15, 2005 ("Maturity"). The Notes are unsecured and subordinated to our capital lease obligations. Prior to Maturity, the Notes are convertible into common stock at a conversion price of $86.14 per share, subject to adjustment upon certain events as defined in the Note agreement. The Company may redeem some or all of the Notes at the following redemption prices for the three 12-month periods beginning March 20, 2003, expressed as a percentage of principal amount: 102.3%, 101.15% and 100%, respectively. In each case, the Company will also pay accrued but unpaid interest up to, but excluding the redemption date. We do not have any current plans to redeem a portion, or all, of these Notes.

    Upon a repurchase event, as defined in the Note Agreement, the holder can require the Company to repurchase the Notes in cash, or at the Company's option upon satisfaction of certain conditions as defined in the Note Agreement, in common stock, at 105% of the principal amount of the Notes, plus accrued and unpaid interest.

    A repurchase event is defined as being either:

     i) the Company's common stock or other common stock into which the Notes are convertible is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States, or

     ii) a change in control event, as defined in the Note Agreement.

    As of December 31, 2003, we believe that a repurchase event has not occurred.

    GAINS ON EXCHANGES AND REPURCHASES OF 5 3/4% CONVERTIBLE SUBORDINATED NOTES--During 2003, we entered into agreements with principal holders of our 5 3/4% Convertible Subordinated Notes which resulted in the retirement of $50.4 million of such notes in exchange for new debt instruments at 50% of the face value of the retired Notes. Under the terms of the agreement, the holders of the retired Notes received $25.2 million of new, 11 1/2% Senior Secured Notes and warrants to purchase 4,915,416 shares of our Common Stock. Each warrant has an initial exercise price of $0.65 per share and is exercisable over a five-year term. The 11 1/2% Senior Secured Notes mature on January 15, 2005 and share in a second priority lien on our assets and are subordinated to our revolving line of credit with our bank.

    In accordance with SFAS No. 15, "Accounting by Debtors and Creditors Regarding Troubled Debt Restructuring," we recorded a gain on the exchange of debt of approximately $16.6 million during the year ended December 31, 2003. SFAS No. 15 requires that the gain on the exchange be recorded net of the accrual for future interest payments on the new 11.5% Senior Secured Notes, the fair value of the warrants issued, the reduction of the net book value of the deferred financing costs originally capitalized with the issuance of our 5.75% Convertible Subordinated Notes and any other fees or costs. The fair value of $1,375,000 of the detachable warrants was estimated utilizing a valuation method similar to the Black-Scholes model. Assumptions utilized within the pricing model included a) a useful life of 5 years; b) volatility of 46%; c) no dividends; and d) a discount rate of 3%. While our future cash flows relating to interest payments will not be affected by the exchange, our future Statement of Operations will show, as required, a reduction of interest expense due to the accrual of the future interest payments on the 11.5% Senior Secured Notes within the gain.

    The gain recognized in 2003 was calculated as follows:

                                                                   2003
                                                              --------------
                                                              (IN THOUSANDS)
Face value of surrendered 5 3/4% Convertible Subordinated
  Notes.....................................................     $ 50,350
Less: Face value of issued 11 1/2% Senior Secured Notes.....      (25,175)
  Future interest payments on 11.5% Senior Secured Notes....       (5,527)
  Fair value of warrants issued.............................       (1,375)
  Reduction of deferred debt financing costs................         (723)
  Professional fees.........................................         (935)
                                                                 --------
Gain........................................................     $ 16,615
                                                                 ========

    During 2002 and 2001, we repurchased (as opposed to "redeemed") a portion of our outstanding 5 3/4% Convertible Subordinated Notes and recorded gains. The gains were calculated as follows:

                                                            2002       2001
                                                          --------   --------
                                                            (IN THOUSANDS)
Carrying value of repurchased Notes.....................  $ 40,588   $ 20,882
Less: Cost of repurchase of Notes.......................   (13,993)    (5,863)
Write-off of deferred debt financing costs..............      (805)      (470)
                                                          --------   --------
Gain....................................................  $ 25,790   $ 14,549
                                                          ========   ========

    CAPITAL LEASE SETTLEMENT--In August 2002, we completed an agreement with our primary equipment vendor to reduce our capital lease obligations and related future cash commitments. Under the terms of the agreement, we paid our vendor $28.5 million to purchase the leased assets. In exchange the vendor eliminated $63.8 million in existing debt, future interest obligations and other fees ($50.8 million in principal, $9.0 million in interest assuming the vendor debt was held to maturity, and $4.0 million in tax obligations). The difference between the cash paid and the recorded outstanding obligation on that date was accounted for as a reduction in the carrying value of the underlying capital assets.

    REVOLVING LINE OF CREDIT AND TERM LOAN--In December 2003, we amended and extended our revolving line of credit with our bank. The new $15.0 million revolving line of credit replaced two secured lines of credit that totaled
$15.0 million. The revolving line of credit bears interest at the bank's prime rate plus 1%, matures on January 5, 2005 and is collateralized by substantially all of our assets. Borrowings under the revolving line of credit are on a formula basis and are limited to eligible accounts receivable. The revolving line of credit requires us to comply with various non-financial covenants and financial covenants, including minimum profitability. We were in compliance with all of these covenants as of December 31, 2003. As of December 31, 2003, we had $2.3 million in borrowings and unused borrowing capacity of $2.9 million, based on our borrowing formula, under the new revolving line of credit.

    In December 2002, we entered into two secured lines of credit agreements with a bank totaling $15.0 million. In conjunction with the initiation of these credit lines, we issued a warrant to the bank for the purchase of 337,500 shares of our common stock at an exercise price of $0.337 per share. At December 31, 2002, we had $2.3 million in borrowings under these credit lines. In
January 2004, the bank exercised its warrant in full, on a net issue basis, and received 272,876 shares of our common stock. As a result of the bank exercising its warrant on a net basis no cash was received by us.

    In October 2001, we entered into a $4.0 million term loan which was to mature in April 2003. The term loan was bearing interest at the bank's prime rate plus 1/2% and required equal monthly repayments of principal of $133,000 plus accrued interest until maturity. As collateral, we deposited cash with the bank of approximately $8.9 million. In December 2002, the term loan was paid-off and the related cash collateral was released.

    At December 31, 2003, we had outstanding letters of credit totaling $2.6 million.

    REPAYMENTS OF DEBT--Scheduled maturities of long-term debt as of December 31, 2003 are as follows:

                                                          CONVERTIBLE     SENIOR    REVOLVING
                                               CAPITAL    SUBORDINATED   SECURED     CREDIT
YEAR                                            LEASES       NOTES        NOTES       LINES      TOTAL
----                                           --------   ------------   --------   ---------   --------
                                                                    (IN THOUSANDS)
2004.........................................   $2,131      $    --      $    --     $   --     $ 2,131
2005.........................................      221       38,180       25,175      2,300      65,876
2006.........................................       --           --           --         --          --
2007.........................................       --           --           --         --          --
2008.........................................       --           --           --         --          --
Thereafter...................................       --           --           --         --          --
Total future minimum payments................    2,352       38,180       25,175      2,300      68,007
Less: Amounts representing interest..........       81           --           --         --          81
                                                ------      -------      -------     ------     -------
Present value of minimum repayments..........    2,271       38,180       25,175      2,300      67,926
Less: Current portion of long-term debt......    2,097           --           --         --       2,097
                                                ------      -------      -------     ------     -------
Long-term debt, net of current portion.......   $  174      $38,180      $25,175     $2,300     $65,829
                                                ======      =======      =======     ======     =======

(7)  STOCKHOLDERS' EQUITY

    (A) AUTHORIZED CAPITAL STOCK We have authorized for issuance 85,000,000 shares of common stock, $0.001 par value per share ("Common Stock") and 15,000,000 shares of preferred stock, $0.001 par value per share ("Preferred Stock").

    (B) REVERSE STOCK SPLIT At a Special Meeting of Shareholders held on February 18, 2004, shareholders voted to give the iBasis board of directors authority to effect a reverse split of our common stock. The affirmative vote by shareholders permits our board of directors to choose to effect a reverse stock split of our common stock at a ratio of between one-and-a-half for one (1.5:1) and five for one (5:1). Alternatively, the board may choose not to affect such a split.

    (C) TREASURY STOCK During 2002, we negotiated a settlement of the 2,070,225 shares of our Common Stock that we placed into escrow in connection th the acquisition of PriceInteractive, Inc. in 2001. As a part of this settlement, 1,135,113 shares were returned to us and have been accounted for on the accompanying balance sheet as treasury stock, stated at the fair value of the shares on the date of the settlement.

    (D) STOCK INCENTIVE PLAN Our 1997 Stock Incentive Plan (the "Plan") provides for the granting of restricted stock awards and incentive stock options ("ISOs") and nonqualified options to purchase shares of Common Stock to key employees, directors and consultants. Under the terms of the Plan, the exercise price of options granted shall be determined by the Board of Directors and for ISOs shall not be less than fair market value of our Common Stock on the date of grant. Options vest quarterly in equal installments over two to four years, provided that no options shall vest during the employees' first year of employment. The expiration date of each stock option shall be determined by the Board of Directors, but shall not exceed 10 years from the date of grant.

    As a result of a special meeting of our stockholders, held in February 2001, the maximum number of shares of Common Stock that could be purchased under the Plan increased from 5.7 million to 9.0 million. In addition, as a result of that meeting, we assumed the PriceInteractive Stock Option Plan and all of the outstanding options to purchase the common stock of PriceInteractive, Inc. and converted such assumed options into options to purchase 1,021,434 shares of our Common Stock.

    The following table summarizes the option activity for the years ended December 31, 2003, 2002 and 2001:

                                                                           EXERCISE        WEIGHTED
                                                          NUMBER OF       PRICE PER        AVERAGE
                                                            SHARES          SHARE       EXERCISE PRICE
                                                        --------------   ------------   --------------
                                                        (IN THOUSANDS)
Outstanding, January 1, 2001..........................       4,239       $0.03-$74.63        $8.76
  Granted.............................................       4,523          0.43-3.71         2.16
  Options assumed in connection with the acquisition
    of PriceInteractive, Inc..........................       1,021          0.85-5.89         2.52
  Exercised...........................................        (706)         0.41-7.00         3.52
  Forfeited...........................................      (1,309)        0.03-74.63         7.26
                                                            ------
Outstanding, December 31, 2001........................       7,768         0.43-74.63         5.04
  Granted.............................................         312          0.25-0.97         0.61
  Exercised...........................................        (149)         0.50-2.13         0.82
  Forfeited...........................................      (5,674)        0.37-74.63         6.06
                                                            ------
Outstanding, December 31, 2002........................       2,257         0.25-28.75         2.02
  Granted.............................................       4,710          0.38-1.54         1.02
  Exercised...........................................        (128)         0.86-1.57         1.39
  Forfeited...........................................        (507)        0.25-14.81         1.86
                                                            ------
Outstanding, December 31, 2003........................       6,332       $0.25-$28.75        $1.35
                                                            ======
Exercisable, December 31, 2003........................       2,216       $0.25-$28.75        $1.90
                                                            ======
Exercisable, December 31, 2002........................       1,160       $0.43-$28.75        $2.29
                                                            ======
Exercisable, December 31, 2001........................       1,694       $0.43-$74.63        $7.69
                                                            ======

    The following table summarizes information relating to currently outstanding and exercisable stock options as of December 31, 2003:

                                            OUTSTANDING                                 EXERCISABLE
                         --------------------------------------------------   -------------------------------
                                          WEIGHTED AVERAGE
       RANGE OF                              REMAINING          WEIGHTED                          WEIGHTED
       EXERCISE           OUTSTANDING     CONTRACTUAL LIFE      AVERAGE          OPTIONS          AVERAGE
        PRICES              OPTIONS          (IN YEARS)      EXERCISE PRICE    OUTSTANDING     EXERCISE PRICE
----------------------   --------------   ----------------   --------------   --------------   --------------
                         (IN THOUSANDS)                                       (IN THOUSANDS)
$0.25 - $0.69                  335              8.30             $ 0.50             128            $ 0.54
$0.72                          997              7.86             $ 0.72             916            $ 0.72
$0.88 - $1.10                2,882              9.27             $ 0.91             371            $ 1.00
$1.24 - $3.10                1,729              9.34             $ 1.35             462            $ 1.53
$3.71 - $5.00                  283              6.29             $ 4.46             247            $ 4.55
$11.00 - $13.50                 94              6.39             $13.45              82            $13.44
$14.81 - $28.75                 12              6.64             $16.63              10            $16.92
                             -----              ----             ------           -----            ------
                             6,332              8.84             $ 1.35           2,216            $ 1.90
                             =====              ====             ======           =====            ======

    At December 31, 2003, options to purchase 1,082,357 shares of Common Stock were available for future grants under the Plan.

    We apply the accounting provisions prescribed in APB No. 25 and related Interpretations. In 1999 we issued stock options with an exercise price less than the fair market value of the Common Stock as determined for accounting purposes. Deferred compensation related to these stock options of approximately $2.4 million was recorded and was amortized over four years, the vesting period of those options. In connection with the 2001 acquisition of PriceInteractive, Inc., we assumed vested options with exercise prices that were less than the fair market value of our Common Stock as determined for accounting purposes. As such, we recorded approximately $1.8 million of deferred compensation which was amortized over the remaining life of those options of up to four years. Deferred compensation was reduced in 2002 due to the settlement with the former shareholders of PriceInteractive and due to the forfeit of options by Company employees. As of December 31, 2003, all deferred compensation had been amortized.

    During 2001, we accelerated vesting on 92,500 to purchase common stock in relation to severance agreements with employees. Accordingly, the Company recorded non-cash compensation expense of approximately $0.2 million which is included in general and administrative expenses in the accompanying consolidated statement of operations for 2001.

    Total compensation cost recognized in the statements of operations as a result of stock-based employee compensation awards was $0.1 million, $1.0 million and $1.4 million for the years ended December 31, 2003, 2002, and 2001, respectively.

    (E) STOCK OPTION EXCHANGE PROGRAM In December 2002 we announced an offer to exchange outstanding employee stock options in return for new stock options to be granted by us. In exchange for existing options, each option holder received a commitment to receive new options to be issued exercisable for the same number of shares of common stock tendered by the option holder and accepted for exchange. A total of 1,786,950 options were accepted for exchange under the exchange offers and, accordingly, were canceled in 2002. The new option grants were granted in the second quarter of 2003 at $1.24 per share, more than six months and one day from the date on which each exchange offer terminated. The new options granted to our employees vest quarterly over a two-year period.

    (F) EMPLOYEE STOCK PURCHASE PLAN In 1999, our Board of Directors and stockholders approved the 1999 iBasis, Inc. Employee Stock Purchase Plan (the "ESPP"), which enables eligible employees to acquire shares of our Common Stock through payroll deductions. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. The offering periods under the ESPP start on January 1 and July 1 of each year and end on June 30 and December 31 of each year, unless otherwise determined by the Board of Directors. During each offering period, an eligible employee may select a rate of payroll deduction from 1% to 10% of compensation, up to an aggregate of $12,500 in any offering period. The purchase price for common stock purchased under the ESPP is 85% of the lesser of the fair market value of the shares on the first or last day of the offering period. We issued 364,531 and 131,607 shares under the ESPP during 2002 and 2001, respectively. No shares were issued under the ESPP in 2003 and, at December 31, 2003, all shares authorized under the ESPP had been issued.

    (G) WARRANTS As described in Note 6 in 2003, we issued 4,915,416 warrant shares in connection with the exchange of our 5 3/4% Convertible Subordinated Notes for new 11 1/2% Senior Secured Notes. Each warrant share is exercisable into our common stock on a one-to-one basis at an exercise price of $0.65 per warrant share and are exercisable over a five-year term. In December 2002, in conjunction with the initiation of our bank credit lines, we issued a warrant to the bank for the purchase of 337,500 shares of our common stock at an exercise price of $0.337 per share. In January 2004, the bank exercised its warrant in full, on a net issue basis, and received 272,876 shares of our common stock. As a result of the bank exercising its warrant on a net issue basis no cash was received by us.

    (H) SHARES ISSUABLE UPON CONVERSION OF THE 5 3/4% CONVERTIBLE SUBORDINATED NOTES At December 31, 2003, the outstanding balance of $38.2 million in 5 3/4% Convertible Subordinated Notes, issued in 2000, were convertible into 443,232 shares of our common stock at a conversion price of $86.14 per share.

    (I) RESERVED SHARES At December 31, 2003, we had 7,438,036 shares reserved for issuance under our Stock Incentive Plan and 5,252,916 shares reserved for exercise of stock warrants, which included 4,915,416 warrants relating to our 11 1/2% Senior Secured Notes and 337,500 warrants we had issued to our bank as well as 443,232 shares reserved for issuance upon conversion of the 5 3/4% Convertible Subordinated Notes. In January 2004, the bank exercised its warrant in full, on a net issue basis, and received 272,876 shares of our common stock.

(8)  COMMITMENTS AND CONTINGENCIES

    OPERATING LEASES--We lease our administrative and operating facilities and certain equipment under non-cancelable operating leases, which expire at various dates through 2009. The future approximate minimum lease payments under such operating leases consist of the following:

(IN THOUSANDS)
YEAR
----
2004........................................................  $ 3,394
2005........................................................    2,233
2006........................................................    1,709
2007........................................................    1,709
2008........................................................    1,454
Thereafter..................................................    1,846
                                                              -------
Total future minimum lease payments.........................  $12,345
                                                              =======

    Total rent expense included in the consolidated statements of operations was approximately $3,669,000, $3,918,000, and $4,384,000 for the years ended December 31, 2003, 2002, and 2001, respectively.

    LITIGATION--In addition to litigation that we have initiated or responded to in the ordinary course of business, we are currently party to the following potentially material legal proceedings:

    Beginning August 1, 2001, we were served with several class action complaints that were filed in the United States District Court for the Southern District of New York against us and several of our officers, directors, and former officers and directors, as well as against the investment banking firms that underwrote our November 11, 1999 initial public offering of common stock and our March 9, 2000 secondary offering of common stock. The complaints were filed on behalf of persons who purchased our common stock during different time periods, all beginning on or after November 10, 1999 and ending on or before December 6, 2000.

    The complaints are similar to each other and to hundreds of other complaints filed against other issuers and their underwriters, and allege violations of the Securities Act of 1933 and the Securities Exchange Act of 1934 primarily based on the assertion that there was undisclosed compensation received by our underwriters in connection with our public offerings. The plaintiffs have sought an as-yet undetermined amount of monetary damages in relation to these claims. On September 4, 2001, the cases against iBasis were consolidated. On October 9, 2002, the individual defendants were dismissed from the litigation by stipulation and without prejudice. We believe that iBasis and the individual defendants have meritorious defenses to the claims made in the complaints and should it ever become necessary we intend to contest the lawsuits vigorously. Nevertheless, in deciding to pursue settlement, we considered, among other factors, the substantial costs and the diversion of our management's attention and resources that would be required by litigation. We cannot assure you that the settlement which has been finalized will be accepted by the court, or that we will be fully covered by collateral or related claims from underwriters, and that we would be successful in resulting litigation. In addition, even though we have insurance and contractual protections that could cover some or all of the potential damages in these cases, or amounts that we might have to pay in settlement of these cases, an adverse resolution of one or more of these lawsuits could have a material adverse affect on our financial position and results of operations in the period in which the lawsuits are resolved. We are not presently able to estimate potential losses, if any, related to the lawsuits.

    We are also party to suits for collection, related commercial disputes, claims from foreign service partners and carriers over reconciliation of payments for Internet bandwith and/or access to the public switched telephone network, and claims from estates of bankrupt companies alleging that we received preferential payments from such companies prior to their bankruptcy filings. We intend to employ all available defenses in contesting claims against us. The results or failure of any suit may have a material adverse affect on our business.

(9)  SEGMENT AND GEOGRAPHIC INFORMATION

    SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, and geographic areas. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. Our chief operating decision-making group is composed of the chief executive officer, members of senior management and the Board of Directors. We have viewed our operations and we manage our business principally as one operating segment.

    The following table represents percentage revenue derived from individual countries:

                                                                       YEAR ENDED
                                                                      DECEMBER 31,
                                                             ------------------------------
                                                               2003       2002       2001
                                                             --------   --------   --------
United States..............................................     57%        55%        58%
United Kingdom.............................................     16         11         13
China......................................................      3         10         13
Other......................................................     24         24         16
                                                               ---        ---        ---
                                                               100%       100%       100%
                                                               ===        ===        ===

    We did not have a customer that accounted for 10% or more of accounts receivable at December 31, 2003. We had one customer account for 17% of accounts receivable at December 31, 2002.

    We had one customer, each year, account for 11%, 12%, and 14% of net revenue for the years ended December 31, 2003, 2002, and 2001, respectively.

    The net book value of long-lived tangible assets by geographic area was as follows:

GEOGRAPHIC LOCATION                                           2003       2002
-------------------                                         --------   --------
                                                              (IN THOUSANDS)
North America.............................................  $16,930    $31,855
Europe....................................................      141        209
Asia......................................................      104        293
                                                            -------    -------
                                                            $17,175    $32,357
                                                            =======    =======

(10)  VALUATION AND QUALIFYING ACCOUNTS

    The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the account receivable balance. We determine the allowance based on known troubled accounts, historical experience, and other currently available evidence. Activity in the allowance for doubtful accounts is as follows:

                                                                              RECOVERY
                              BALANCE AT                                    OF PREVIOUSLY
        YEAR ENDED           BEGINNING OF   CHARGED TO COSTS   WRITE-OFFS     RESERVED      BALANCE AT
       DECEMBER 31,              YEAR         AND EXPENSES     AND OTHER       BALANCE      END OF YEAR
---------------------------  ------------   ----------------   ----------   -------------   -----------
2001.......................     $2,179            9,161          (5,473)            --        $5,867
2002.......................     $5,867           10,026          (8,060)            --        $7,833
2003.......................     $7,833              800          (1,236)        (4,269)       $3,128

(11)  RESTRUCTURING COSTS

    2001 RESTRUCTURING--During 2001, we announced a restructuring plan to better align our organization with our corporate strategy and recorded a charge of approximately $51.8 million in accordance with the criteria set forth in EITF 94-3 and SEC Staff Accounting Bulletin 100. The restructuring included the write-off of property and equipment, the termination of certain contractual obligations and the reduction in our workforce resulting in employee benefit costs.

    The write-off of property and equipment related primarily to the abandonment and related costs of certain equipment in a limited number of our network data centers and internet central offices. As a result of adopting the Openwave platform for our former unified messaging business, certain equipment, which was previously deployed in our New York City and Cambridge, Massachusetts data centers, were no longer required. In addition, the write-down of equipment at internet central offices was related to our increasing focus within ours wholesale VoIP business on serving the largest international carriers (Tier
One). Large Tier One carriers tend to maintain greater geographic footprints and the ability to cost efficiently connect their networks to our network. As a result, the equipment located in some of our internet central offices was no longer required and has therefore been written down to its estimated net realizable value.

    The termination of contractual obligations represented the anticipated cost of negotiated settlements with providers of facility space and telecommunications circuits related to the network data centers and internet central offices which are no longer in operation.

    The employee severance costs related to a reduction in our workforce of 136 full time employees on a worldwide basis, 71 of which were in research and development, 39 of which were in sales and marketing and the remaining 26 in general and administrative functions. These cost reduction measures were completed by the end of the second quarter of 2002.

    The components of the 2001 Restructuring charge were as follows:

                                                              (IN THOUSANDS)
                                                              --------------
Write-off of property and equipment.........................     $42,629
Termination of contractual obligations......................       7,442
Employee severance costs....................................       1,763
                                                                 -------
Total.......................................................     $51,834
                                                                 =======

    2002 RESTRUCTURING--During 2002, we announced cost reduction measures and recorded a charge of approximately $5.5 million in the accompanying consolidated statement of operations:

    The write-off of fixed assets relates primarily to the closure and abandonment of our Miami and Singapore internet central offices. The costs include the write-off of leasehold improvements as well as a provision for termination costs for the facility space and telecommunication circuits. As we continued to focus on serving the largest international, Tier-One carriers who tend to maintain greater geographic footprints, we approved a plan to close the Miami and Singapore internet central offices and route traffic through our other central facilities. In addition, we wrote off certain assets which were considered to be impaired due to our plan to move to a new switchless architecture in our VoIP network.

    The employee severance costs relate to a reduction in our workforce as we terminated 44 employees on June 28, 2002. Of these 44 people, 19 were within research and development, 10 were from sales and marketing and 15 were from general and administrative departments. These cost reduction measures were completed in the first quarter of 2003.

    In addition, the 2002 restructuring expense was reduced by a change in estimated restructuring costs related to the 2001 restructuring and specifically related to a reduction in the estimated cost of terminating contractual lease obligations.

    The components of the 2002 Restructuring charge were as follows:

                                                              (IN THOUSANDS)
                                                              --------------
Write off of fixed assets and facilities costs..............      $2,427
Termination of contractual lease obligations................       2,794
Employee severance costs....................................         750
Less: Change in estimate of 2001 restructuring costs........        (435)
                                                                  ------
Total restructuring and other non-recurring costs...........      $5,536
                                                                  ======

    At December 31, 2003, accrued restructuring costs of approximately
$2.2 million consisted of costs accrued for the termination of certain contractual obligations. At December 31, 2003 and 2002, the current portion of accrued restructuring costs were $0.8 million and $0.9 million and the long-term portion of accrued restructuring costs were $1.4 million and $2.3 million, respectively. A summary of accrued restructuring costs for the 2001 and 2002 Restructuring charges are as follows:

                                                                  TERMINATION OF   EMPLOYEE
                                                   PROPERTY AND    CONTRACTUAL     SEVERANCE
2001 RESTRUCTURING CHARGE:                          EQUIPMENT      OBLIGATIONS       COSTS      TOTAL
--------------------------                         ------------   --------------   ---------   --------
Original charge..................................     $42,629         $7,442        $1,763     $51,834
Less: write-off of property and equipment........      42,258             --            --      42,258
Less: cash payments..............................                      4,232         1,460       5,692
                                                      -------         ------        ------     -------
Balance, December 31, 2001.......................         371          3,210           303       3,884
Less: cash payments..............................          --          2,640           303       2,943
Less: adjustments................................         371             64            --         435
                                                      -------         ------        ------     -------
Balance, December 31, 2002.......................          --            506            --         506
Less: cash payments..............................          --            325            --         325
                                                      -------         ------        ------     -------
Balance, December 31, 2003.......................     $    --         $  181        $   --     $   181
                                                      =======         ======        ======     =======

                                                                   TERMINATION OF   EMPLOYEE
                                                    PROPERTY AND    CONTRACTUAL     SEVERANCE
2002 RESTRUCTURING CHARGE:                           EQUIPMENT      OBLIGATIONS       COSTS      TOTAL
--------------------------                          ------------   --------------   ---------   --------
Original charge...................................     $2,427          $2,794         $750       $5,971
Less: write-off of property and equipment.........      2,427              --           --        2,427
Less: cash payments...............................                        131          725          856
                                                       ------          ------         ----       ------
Balance, December 31, 2002........................         --           2,663           25        2,688
Less: cash payments...............................         --             612           --          612
                                                       ------          ------         ----       ------
Balance, December 31, 2003........................     $   --          $2,051         $ 25       $2,076
                                                       ======          ======         ====       ======

(12)  OTHER LONG-TERM LIABILITES

    Other long-term liabilities at December 31, consist of the following:

                                                                2003       2002
                                                              --------   --------
                                                                (IN THOUSANDS)
Accrued interest on 11 1/2% Senior Secured Notes............   $1,303     $   --
Restructuring charges.......................................    1,446      2,268
                                                               ------     ------
Total.......................................................   $2,749     $2,268
                                                               ======     ======

(13)  SUBSIDIARY GUARANTORS

    In June 2004, we completed a refinancing of our outstanding debt obligations. As part of the refinancing, we completed an exchange offer (the "Exchange Offer"), pursuant to which $37.3 million of our outstanding 5 3/4% Convertible Subordinated Notes due in March 2005 ("Existing Notes"), representing approximately 98% of the total amount of Existing Notes outstanding, were tendered for the same principal amount of new 6 3/4% Convertible Subordinated Notes due in June 2009 ("New Subordinated Notes"). Approximately $0.9 million of the Existing Notes remain outstanding after the Exchange Offer. Simultaneously with the Exchange Offer, we prepaid all $25.2 million of our 11 1/2% Senior Secured Notes due in January 2005 ("Existing Senior Notes") plus accrued but unpaid interest and issued of warrants exercisable for an aggregate of 5,176,065 shares of our common stock at $1.85 per share (the "Warrants"). In conjunction with the refinancing, we issued
$29.0 million of new 8% Secured Convertible Notes ("New Secured Notes") due in June 2007, proceeds of which $25.2 million were used to prepay the Existing Senior Notes. The New Secured Notes are convertible into shares of common stock at $1.85 per share. Our New Secured Notes due in June 2007 are fully and unconditionally guaranteed, jointly and severally, by our wholly-owned subsidiaries, iBasis Global, Inc., iBasis Holdings, Inc. and iBasis Securities Corporation.

    The following tables contain condensed consolidating financial information for iBasis, Inc ("Parent Company") and iBasis Global, Inc., iBasis
Holdings, Inc., and iBasis Securities Corporation ("Subsidiary Guarantors"), on a combined basis, for the periods presented. Separate financial statements of the Subsidiary Guarantors are not presented as we believe they would be immaterial to investors.

                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 2003
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   PARENT     SUBSIDIARY
                                                   COMPANY    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                  ---------   ----------   ------------   ------------
ASSETS
Cash and cash equivalents.......................  $  15,520    $  1,750      $     --       $  17,270
Accounts receivable, net........................     21,247         520                        21,767
Prepaid expenses and other current assets.......      4,568         727                         5,295
Due from parent.................................                 13,121       (13,121)             --
                                                  ---------    --------      --------       ---------
Total current assets............................     41,335      16,118       (13,121)         44,332
Property and equipment, net.....................     16,931         244                        17,175
Deferred debt financing costs, net..............        326                                       326
Long-term investment in non- marketable
  security......................................      5,000                                     5,000
Other assets....................................        620          85                           705
Investment in subsidiary guarantors.............         51                       (51)             --
                                                  ---------    --------      --------       ---------
Total assets....................................  $  64,263    $ 16,447      $(13,172)      $  67,538
                                                  =========    ========      ========       =========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable................................  $  17,678    $  2,224      $     --       $  19,902
Accrued expenses................................     14,399       4,253                        18,652
Deferred revenue................................        417                                       417
Current portion of long-term debt...............      2,097                                     2,097
Due to subsidiary guarantors....................      2,991                    (2,991)             --
                                                  ---------    --------      --------       ---------
Total current liabilities.......................     37,582       6,477        (2,991)         41,068
Long-term debt, net of current portion..........     65,829                                    65,829
Other long-term liabilities.....................      2,749                                     2,749
Stockholders' equity (deficit):
Common stock, $0.001 par value, authorized
  85,000 shares; issued and outstanding 45,913
  shares........................................         46                                        46
Treasury stock; 1,135 shares at cost............       (341)                                     (341)
Additional paid-in capital......................    370,393      10,130       (10,130)        370,393
Capital stock of subsidiary guarantors..........                    100          (100)             --
Accumulated deficit.............................   (411,995)       (260)           49        (412,206)
                                                  ---------    --------      --------       ---------
Total stockholders' equity (deficit)............    (41,897)      9,970       (10,181)        (42,108)
                                                  ---------    --------      --------       ---------
Total liabilities and stockholders' equity
  (deficit).....................................  $  64,263    $ 16,447      $(13,172)      $  67,538
                                                  =========    ========      ========       =========

                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 2002
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   PARENT     SUBSIDIARY
                                                   COMPANY    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                  ---------   ----------   ------------   ------------
ASSETS
Cash and cash equivalents.......................  $  20,359    $11,958       $     --       $  32,317
Accounts receivable, net........................     19,977        877                         20,854
Prepaid expenses and other current assets.......      4,212      1,162                          5,374
Due from subsidiary guarantors..................      1,671                    (1,671)             --
                                                  ---------    -------       --------       ---------
Total current assets............................     46,219     13,997         (1,671)         58,545

Property and equipment, net.....................     31,855        502                         32,357
Deferred debt financing costs, net..............      1,382                                     1,382
Long-term investment in non- marketable
  security......................................      5,000                                     5,000
Other assets....................................      1,124        116                          1,240
Investment in subsidiary guarantors.............     10,181                   (10,181)             --
                                                  ---------    -------       --------       ---------
Total assets....................................  $  95,761    $14,615       $(11,852)      $  98,524
                                                  =========    =======       ========       =========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable................................  $  12,023    $ 1,119       $     --       $  13,142
Accrued expenses................................     15,828      2,320                         18,148
Current portion of long-term debt...............      5,349                                     5,349
Due to parent...................................                 1,671         (1,671)             --
                                                  ---------    -------       --------       ---------
Total current liabilities.......................     33,200      5,110         (1,671)         36,639

Long-term debt, net of current portion..........     93,590                                    93,590
Other long-term liabilities.....................      2,268                                     2,268

Stockholders' equity (deficit):
Common stock, $0.001 par value, authorized
  85,000 shares; issued and outstanding 45,785
  shares........................................         46                                        46
Treasury stock; 1,135 shares at cost............       (341)                                     (341)
Additional paid-in capital......................    368,927     10,130        (10,130)        368,927
Capital stock of subsidiary guarantors..........                   100           (100)             --
Deferred compensation...........................        (86)                                      (86)
Accumulated deficit.............................   (401,843)      (725)            49        (402,519)
                                                  ---------    -------       --------       ---------
Total stockholders' equity (deficit)............    (33,297)     9,505        (10,181)        (33,973)
                                                  ---------    -------       --------       ---------
Total liabilities and stockholders' equity
  (deficit).....................................  $  95,761    $14,615       $(11,852)      $  98,524
                                                  =========    =======       ========       =========

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2003
                                 (IN THOUSANDS)

                                                    PARENT    SUBSIDIARY
                                                   COMPANY    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                   --------   ----------   ------------   ------------
Net revenue......................................  $177,810    $28,645       $(28,296)      $178,159

Costs and expenses:
Data communications and telecommunications.......   139,046     22,380         (8,573)       152,853
Research and development.........................    11,654      1,733                        13,387
Selling and marketing............................     5,248      2,265                         7,513
General and administrative.......................    26,107      1,281        (19,723)         7,665
Depreciation and amortization....................    19,701        364                        20,065
Non-cash stock-based compensation................        86                                       86
                                                   --------    -------       --------       --------
Total costs and expenses.........................   201,842     28,023        (28,296)       201,569

(Loss) income from operations....................   (24,032)       622             --        (23,410)

Interest income..................................       159          2                           161
Interest expense.................................    (3,965)        (2)                       (3,967)
Gain on bond exchanges...........................    16,615                                   16,615
Other expenses, net..............................      (181)      (156)                         (337)
                                                   --------    -------       --------       --------

(Loss) income from continuing operations.........   (11,404)       466             --        (10,938)
Income from discontinued operations..............     1,251                                    1,251
                                                   --------    -------       --------       --------
Net (loss) income................................  $(10,153)   $   466       $     --       $ (9,687)
                                                   ========    =======       ========       ========

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2002
                                 (IN THOUSANDS)

                                                   PARENT     SUBSIDIARY
                                                   COMPANY    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                  ---------   ----------   ------------   ------------
Net revenue.....................................  $ 164,231    $ 17,453      $(16,742)      $ 164,942

Costs and expenses:
Data communications and telecommunications......    137,470      11,289        (5,912)        142,847
Research and development........................     16,376       1,405                        17,781
Selling and marketing...........................      9,404       1,875                        11,279
General and administrative......................     33,338       1,678       (10,830)         24,186
Depreciation and amortization...................     31,036         835                        31,871
Non-cash stock-based compensation...............        967                                       967
Loss on sale of messaging business..............      2,066                                     2,066
Restructuring costs.............................      5,536                                     5,536
                                                  ---------    --------      --------       ---------
Total costs and expenses........................    236,193      17,082       (16,742)        236,533

(Loss) income from operations...................    (71,962)        371            --         (71,591)
Interest income.................................      1,405         562          (677)          1,290
Interest expense................................    (11,708)       (577)          677         (11,608)
Gain on bond repurchases........................     25,790                                    25,790
Other expenses, net.............................       (330)        (52)                         (382)
                                                  ---------    --------      --------       ---------

(Loss) income from continuing operations........    (56,805)        304            --         (56,501)

Loss from discontinued operations...............    (65,222)                                $ (65,222)
                                                  ---------    --------      --------       ---------
Net (loss) income...............................  $(122,027)   $    304      $     --       $(121,723)
                                                  =========    ========      ========       =========

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                                   PARENT     SUBSIDIARY
                                                   COMPANY    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                  ---------   ----------   ------------   ------------
Net revenue.....................................  $ 109,893    $  9,804      $(9,517)       $ 110,180

Costs and expenses:
Data communications and telecommunications......     99,937       5,056       (2,673)         102,320
Research and development........................     23,278         661                        23,939
Selling and marketing...........................     18,443       1,880                        20,323
General and administrative......................     31,056       1,351       (6,844)          25,563
Depreciation and amortization...................     31,702         662                        32,364
Non-cash stock-based compensation...............      1,368                                     1,368
Restructuring costs.............................     51,834                                    51,834
                                                  ---------    --------      -------        ---------
Total costs and expenses........................    257,618       9,610       (9,517)         257,711

(Loss) income from operations...................   (147,725)        194           --         (147,531)

Interest income.................................      9,135       8,165       (8,131)           9,169
Interest expense................................    (16,518)     (8,131)       8,131          (16,518)
Gain on bond repurchases........................     14,549                                    14,549
Other expenses, net.............................       (565)        (22)                         (587)
                                                  ---------    --------      -------        ---------

(Loss) income from continuing operations........   (141,124)        206           --         (140,918)

Loss from discontinued operations...............    (49,771)                                  (49,771)
                                                  ---------    --------      -------        ---------
Net (loss) income...............................  $(190,895)   $    206      $    --        $(190,689)
                                                  =========    ========      =======        =========

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 2003
                                 (IN THOUSANDS)

                                                    PARENT    SUBSIDIARY
                                                   COMPANY    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                   --------   ----------   ------------   ------------
Cash flows from operating activities:
(Loss) income from continuing operations.........  $(11,404)   $    466      $     --       $(10,938)
Adjustments to reconcile net loss to net cash
  used in operating activities
  Gain on bond exchanges.........................   (16,615)                                 (16,615)
  Depreciation and amortization..................    19,701         364                       20,065
  Amortization of deferred debt financing
    costs........................................       333                                      333
  Amortization of deferred compensation..........        86                                       86
  Bad debt expense...............................       800                                      800
  Recovery of previously reserved receivable
    balance......................................    (4,269)                                  (4,269)
  Change in assets and liabilities
    Accounts receivable..........................     2,199         357                        2,556
    Prepaid expenses and other current assets....       895         435                        1,330
    Other assets.................................       504          31                          535
    Accounts payable.............................     5,655       1,105                        6,760
    Accrued expenses.............................    (6,650)      1,932                       (4,718)
    Deferred revenue.............................       417                                      417
    Other long-term liabilities..................       481                                      481
    Due from parent..............................               (14,792)                     (14,792)
    Due to subsidiary guarantors.................    14,792                                   14,792
                                                   --------    --------      --------       --------
Net cash provided by (used in) continuing
  operating activities...........................     6,925     (10,102)                      (3,177)
                                                   --------    --------      --------       --------

Cash flows from investing activities:
Purchases of property and equipment..............    (4,346)       (106)                      (4,452)
Payment associated with the sale of Speech
  Solutions Business.............................      (736)                                    (736)
                                                   --------    --------      --------       --------
Net cash used in investing activities............    (5,082)       (106)                      (5,188)
                                                   --------    --------      --------       --------

Cash flows from financing activities:
Bank borrowings..................................     9,200                                    9,200
Payments of bank borrowings......................    (9,200)                                  (9,200)
Payments of principal on capital lease
  obligations....................................    (5,838)                                  (5,838)
Professional fees paid for exchange of bonds.....      (935)                                    (935)
Proceeds from exercises of common stock
  options........................................        91                                       91
                                                   --------    --------      --------       --------
Net cash provided by financing activities........    (6,682)                                  (6,682)
                                                   --------    --------      --------       --------

Net increase (decrease) in cash and cash
  equivalents....................................    (4,839)    (10,208)                     (15,047)
                                                   --------    --------      --------       --------
Cash and cash equivalents, beginning of period...    20,359      11,958                       32,317
                                                   --------    --------      --------       --------
Cash and cash equivalents, end of period.........  $ 15,520    $  1,750      $     --       $ 17,270
                                                   ========    ========      ========       ========

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 2002
                                 (IN THOUSANDS)

                                                               PARENT     SUBSIDIARY
                                                               COMPANY    GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                                              ---------   -----------   ------------   ------------
Cash flows from operating activities:
(Loss) income from continuing operations....................  $(56,805)    $    304       $     --       $(56,501)
Adjustments to reconcile net loss to net cash used in
  operating activities
  Gain on bond repurchases..................................   (25,790)                                   (25,790)
  Restructuring costs.......................................     5,536                                      5,536
  Depreciation and amortization.............................    31,036          835                        31,871
  Loss on sale of messaging business........................     2,066                                      2,066
  Amortization of deferred debt Financing costs.............       672                                        672
  Amortization of deferred compensation.....................       967                                        967
  Bad debt expense..........................................     9,674          352                        10,026
  Change in assets and liabilities
    Accounts receivable.....................................    (6,175)        (255)                       (6,430)
    Prepaid expenses and other current assets...............     4,070         (463)                        3,607
    Other assets............................................       670                                        670
    Accounts payable........................................     2,006          477                         2,483
    Accrued expenses........................................   (15,904)       1,492                       (14,412)
    Other long-term liabilities.............................     2,268                                      2,268
    Due to parent...........................................   (78,735)                                   (78,735)
    Due from subsidiary guarantors..........................    78,735                                     78,735
                                                              --------     --------       --------       --------
Net cash provided by (used in) continuing operating
  activities................................................    33,026      (75,993)                      (42,967)
Net cash used in discontinued operations....................    (1,874)                                    (1,874)
                                                              --------     --------       --------       --------
Net cash provided by (used in) operating activities.........    31,152      (75,993)                      (44,841)
                                                              --------     --------       --------       --------

Cash flows from investing activities:
Purchases of property and equipment.........................    (3,692)        (940)                       (4,632)
Decrease in marketable securities...........................    25,614                                     25,614
Decrease in long-term marketable securities.................     8,411                                      8,411
Proceeds from sale of messaging business....................       168                                        168
Proceeds from sale of Speech Solutions Business.............    17,000                                     17,000
                                                              --------     --------       --------       --------
Net cash provided by investing activities...................    13,476       33,085                        46,561
                                                              --------     --------       --------       --------

Cash flows from financing activities:
Decrease in restricted cash.................................     8,867                                      8,867
Bank borrowings.............................................     2,300                                      2,300
Payments of principal on long-term debt.....................    (3,866)                                    (3,866)
Payments of principal on capital lease obligations..........   (38,918)                                   (38,918)
Repurchase of bonds.........................................   (13,992)                                   (13,992)
Proceeds from exercises of warrants and common stock
  options...................................................       122                                        122
Proceeds from employee stock purchase plan..................       285                                        285
                                                              --------     --------       --------       --------
Net cash used in financing activities.......................   (45,202)                                   (45,202)
                                                              --------     --------       --------       --------

Net decrease in cash and cash equivalents...................      (574)     (42,908)                      (43,482)
                                                              --------     --------       --------       --------
Cash and cash equivalents, beginning of period..............    20,933       54,866                        75,799
                                                              --------     --------       --------       --------
Cash and cash equivalents, end of period....................  $ 20,359     $ 11,958       $     --       $ 32,317
                                                              ========     ========       ========       ========

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                                               PARENT     SUBSIDIARY
                                                               COMPANY    GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                                              ---------   -----------   ------------   ------------
Cash flows from operating activities:
(Loss) income from continuing operations....................  $(141,124)   $     206     $      --      $(140,918)
Adjustments to reconcile net loss to net cash used in
  operating activities
  Gain on bond repurchases..................................    (14,549)                                  (14,549)
  Restructuring costs.......................................     51,834                                    51,834
  Depreciation and amortization.............................     31,702          662                       32,364
  Amortization of deferred debt Financing costs.............      1,026                                     1,026
  Amortization of deferred compensation.....................      1,214                                     1,214
  Non-cash compensation expense related to stock options....        154                                       154
  Bad debt expense..........................................      9,161                                     9,161
  Change in assets and liabilities
    Accounts receivable.....................................    (15,277)        (990)                     (16,267)
    Prepaid expenses and other current assets...............       (714)        (695)                      (1,409)
    Other assets............................................      3,036                                     3,036
    Accounts payable........................................      1,081          498                        1,579
    Accrued expenses........................................      3,682          734                        4,416
    Due to parent...........................................   (210,398)                                 (210,398)
    Due from subsidiary guarantors..........................    210,398                                   210,398
                                                              ---------    ---------     ---------      ---------
Net cash provided by (used in) continuing operating
  activities................................................    141,624     (209,983)                     (68,359)
Net cash used in discontinued operations....................    (13,252)                                  (13,252)
                                                              ---------    ---------     ---------      ---------
Net cash provided by (used in) operating activities.........    128,372     (209,983)                     (81,611)
                                                              ---------    ---------     ---------      ---------

Cash flows from investing activities:
Purchase of PriceInteractive, Inc. net of cash acquired.....    (38,118)                                  (38,118)
Purchases of property and equipment.........................    (33,974)      (1,093)                     (35,067)
Decrease in marketable securities...........................     58,122                                    58,122
                                                              ---------    ---------     ---------      ---------
Net cash (used in) provided by investing activities.........    (72,092)      57,029                      (15,063)
                                                              ---------    ---------     ---------      ---------

Cash flows from financing activities:
Increase in restricted cash.................................     (8,867)                                   (8,867)
Bank borrowings.............................................      4,000                                     4,000
Payments of principal on long-term debt.....................     (2,655)                                   (2,655)
Payments of principal on capital lease obligations..........    (23,760)                                  (23,760)
Repurchase of bonds.........................................     (5,862)                                   (5,862)
Proceeds from exercises of warrants and common and stock
  options...................................................        956                                       956
Proceeds from employee stock purchase plan..................        480                                       480
                                                              ---------    ---------     ---------      ---------
Net cash used in financing activities.......................    (35,708)                                  (35,708)
                                                              ---------    ---------     ---------      ---------

Net increase (decrease) in cash and cash equivalents........     20,572     (152,954)                    (132,382)
                                                              ---------    ---------     ---------      ---------
Cash and cash equivalents, beginning of period..............        361      207,820                      208,181
                                                              ---------    ---------     ---------      ---------
Cash and cash equivalents, end of period....................  $  20,933    $  54,866     $      --      $  75,799
                                                              =========    =========     =========      =========

(14)  SUMMARY OF QUARTERLY INFORMATION (UNAUDITED)

    Quarterly financial information for 2003 and 2002 is as follows:

                                             FIRST      SECOND     THIRD      FOURTH      TOTAL
2003                                        QUARTER    QUARTER    QUARTER    QUARTER      YEAR
----                                        --------   --------   --------   --------   ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenue...............................  $41,841    $ 39,119   $ 44,032   $53,167    $ 178,159
Total cost and operating expenses.........   49,254      47,312     48,796    56,207      201,569
Income (loss) from continuing
  operations..............................    4,032      (5,505)    (5,633)   (3,832)     (10,938)
Income from discontinued operations.......       --          --         --     1,251        1,251
                                            --------   --------   --------   --------   ---------
Net loss..................................  $ 4,032    $ (5,505)  $ (5,633)  $(2,581)   $  (9,687)
                                            ========   ========   ========   ========   =========
Basic and diluted net loss per share:
  Income (loss) from continuing
    operations............................  $  0.09    $  (0.12)  $  (0.13)  $ (0.09)   $   (0.24)
  Income from discontinued operations.....       --          --         --      0.03         0.03
                                            --------   --------   --------   --------   ---------
  Net loss................................  $  0.09    $  (0.12)  $  (0.13)  $ (0.06)   $   (0.21)
                                            ========   ========   ========   ========   =========

                                           FIRST        SECOND       THIRD         FOURTH         TOTAL
2002                                     QUARTER(1)   QUARTER(1)   QUARTER(1)   QUARTER(1)(2)    YEAR(1)
----                                     ----------   ----------   ----------   -------------   ---------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenue............................   $ 41,726     $ 41,923     $ 38,359      $ 42,934      $ 164,942
Total cost and operating expenses......     62,609       71,151       50,262        52,511        236,533
Loss from continuing operations........    (14,124)     (19,655)     (11,194)      (11,528)       (56,501)
Loss (income) from discontinued
  operations...........................     (3,839)     (61,531)        (531)          679        (65,222)
                                          --------     --------     --------      --------      ---------
Net loss...............................   $(17,963)    $(81,186)    $(11,725)     $(10,849)     $(121,723)
                                          ========     ========     ========      ========      =========
Basic and diluted net loss per share:
  Loss from continuing operations......   $  (0.30)    $  (0.44)    $  (0.25)     $  (0.26)     $   (1.25)
  Loss (income) from discontinued
    operations.........................      (0.10)       (1.36)       (0.01)         0.02          (1.45)
                                          --------     --------     --------      --------      ---------
  Net loss.............................   $  (0.40)    $  (1.80)    $  (0.26)     $  (0.24)     $   (2.70)
                                          ========     ========     ========      ========      =========

------------------------

(1) Amounts vary from those originally filed on Form 10-Q due to the reclassification of the operating results of the Company's Speech Solutions Business as a discontinued operation beginning in the second quarter 2002.

(2) The results for the fourth quarter 2002 include a restructuring charge of approximately $1.6 million.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT IS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION WHERE AN OFFER OR SOLICITATION IS NOT PERMITTED. NO SALE MADE PURSUANT TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS iBASIS SINCE THE DATE OF THIS PROSPECTUS.

                                  iBASIS, INC.

                        5,188,292 SHARES OF COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                                 NOVEMBER 9, 2004